UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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Hecla Mining Company

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130 YEARS

Hecla

MINING COMPANY

Largest U.S. Silver Producer

2021 Notice of Annual Meeting and Proxy

MESSAGE FROM YOUR BOARD OF DIRECTORS

Board of Directors

From left: Ted Crumley, George R. Johnson, Terry V. Rogers, Phillips S. Baker, Jr., George R. Nethercutt, Jr., Charles B. Stanley, Catherine “Cassie” J. Boggs, and Stephen F. Ralbovsky

Not pictured – Alice Wong

Hecla’s Board of Directors seeks not only to pursue, but also to deliver the highest standard of ethics and integrity in every aspect of the business – in order to be a positive influence wherever the Company operates.

Cover Photo:

Hecla celebrates its 130th year in 2021

Dear Fellow Shareholder:

First and foremost, we would like to express our sincere appreciation for your continued support as a Hecla shareholder. We would also like to take this opportunity to recognize and thank management and the employees of Hecla for maintaining the continuity of the business as they moved quickly to ensure Hecla fostered a safe environment in 2020. While 2020 was an unprecedented year given the global pandemic and market uncertainty, Hecla maintained its commitment to operate sustainably and to create shareholder value, as well as ending the year on a positive note.

Our Response to COVID-19

From the pandemic’s onset, the Board oversaw management’s strong COVID-19 response strategy, which focused on actions to keep employees safe, mines operating, and liquidity accessible. Hecla finished the year with a strong balance sheet and an engaged and committed workforce. While this pandemic is highly unusual, over the course of Hecla’s 130-year history, the Company has dealt with pandemics and had a plan in place that was implemented in February and early March. As the risks and government orders in response increased, Hecla focused on ensuring a safe environment for employees and supporting them as they balanced life challenges resulting from the pandemic. The Company has adjusted its ways of working to protect everyone’s safety and well-being, including allowing the majority of office-based employees to work remotely, suspending almost all travel, providing personal protective equipment, creating electronic health attestation forms, reducing person-to-person interactions, reinforcing hygiene and exposure guidelines with employees in line with guidance from local health officials, implementing limited site access, requiring social distancing, temperature testing, providing 14-day quarantine facilities, and wearing masks while at work. Fortunately, each of the communities where Hecla operates only had a small number of COVID-19 occurrences. Similarly, there were only a small number of cases within the workforce and their families. Given the needs arising from the pandemic, Hecla, through its charitable foundation, contributed a substantial amount of funds to food banks serving communities in which Hecla has operations.

Safety and Health

Hecla’s greatest resource is our people; their health and safety are the Company’s and the Board’s highest priority. Hecla’s goal is to continually improve health and safety performance, so that at the end of each shift Hecla’s workers go home safely – every day. Hecla has developed and sustained a culture of continuous improvement in safety performance which has led to a decrease in its all-injury frequency rate (“AIFR”) seven years in a row. Company-wide, Hecla’s all-injury frequency rate dropped 80% from 2014 to 2020. Hecla, through our charitable foundation, also contributed a significant amount of funds to the American Red Cross for Haines Disaster relief from flooding in Alaska.

Human Capital Management

As of December 31, 2020, Hecla employed nearly 1,600 employees world-wide. Women comprise 9.75% of Hecla’s workforce, and 19% of managerial positions are held by women. Creating greater gender diversity in a predominantly male industry is among the priorities of Hecla in the coming years. Management is working to increase the representation of women, local and indigenous people (where applicable) and other diverse people throughout Hecla’s workforce. As Hecla adopts more technology and automation (e.g., in the form of driverless trucks and equipment) it will need to recruit a more digitally savvy workforce.

Corporate Responsibility and Sustainability

The Board is committed to overseeing the integration of environmental, social responsibility, and governance principles throughout Hecla. Hecla is committed to sustainable operations founded on proactive engagement with the employees and the communities in which it operates. Corporate responsibility and sustainability are integral to Hecla’s business strategy, and Hecla continuously strives to reduce its environmental footprint. The Company has always focused on delivering strong financial results that respect communities and the environment. To improve its accountability, Hecla reports its performance against the Sustainability Accounting Standards Board metals and mining standards, and

2021 Proxy Statement    i

Message from Your Board of Directors

relevant aspects of the Task Force on Climate-Change Related Financial Disclosures. The Company has also prioritized the United Nations Sustainable Development Goals that most directly align with Hecla’s business, corporate strategy, and material sustainability issues.

Board Refreshment and Diversity

Shareholders continue to express a genuine and legitimate interest in finding effective ways to ensure that boards of directors are comprised of the right people, with the right skills and qualifications, to effectively represent their interests. Hecla remains committed to a Board composition that reflects an effective mix of business expertise, company knowledge, and diverse perspectives, and our goal is to strike the right balance between board refreshment and continuity. We have added four new directors to our Board in the past five years, two of whom are women.

To protect the well-being of our shareholders, service providers and employees, this year’s Annual Meeting of Shareholders will again be held in virtual meeting format only. We expect to resume in-person annual meetings sometime in the future.

Your participation and your votes as shareholders are important to the future of our Company. We encourage you to vote your shares in accordance with the Board’s recommendations. Details of the items to be voted upon are provided throughout this Proxy Statement.

Ted Crumley

Chairman

George R. Nethercutt, Jr.

Director

Charles B. Stanley

Director

Phillips S. Baker, Jr.

Chief Executive Officer, President and Director

Stephen F. Ralbovsky

Director

George R. Johnson

Director

Catherine J. Boggs

Director

Terry V. Rogers

Director

Alice Wong

Director

ii     www.hecla-mining.com

PROXY STATEMENT

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2021

2021 Proxy Statement    iii

Delinquent Section 16(a) Reports	101
Shareholder proposals at the 2022 Annual Meeting of Shareholders	101
Shareholder proposals to be included in next year’s Proxy Statement	102
Security Ownership of Certain Beneficial Owners and Management	102
Other Business	104

APPENDIX A - HECLA MINING COMPANY KEY EMPLOYEE DEFERRED COMPENSATION PLAN	A-1

APPENDIX B - RECONCILIATION OF NON-GAAP MEASURES TO GAAP	B-1

iv     www.hecla-mining.com

NOTICE OF 2021 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

Date and Time

Wednesday, May 19, 2021,

at 10:00 a.m., PDT

Virtual Annual Meeting

Shareholders may only

participate online by logging in at:

www.virtualshareholdermeeting.com/HL2021

Who Can Vote

The Board of Directors (“Board”) has fixed the close of business on March 22, 2021, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof (“Record Date”). A list of the shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose related to the meeting, between 7:00 a.m. and 4:30 p.m. PDT at Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815, for ten days prior to the meeting and on the day of the meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/HL2021 during the Annual Meeting.

Voting Deadline

Proxies voted by mail, telephone, or Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2021.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting to be held on May 19, 2021. This Proxy Statement and our 2020 Annual Report are available at www.hecla-mining.com.

Due to the ongoing public health impact of the COVID-19 pandemic and to support the health and well-being of our employees, service providers and shareholders, NOTICE IS HEREBY GIVEN that this year’s Annual Meeting of Shareholders (“Annual Meeting”) of Hecla Mining Company (“we,” “our,” “us,” “Hecla,” or the “Company”) will be held on Wednesday, May 19, 2021, at 10:00 a.m., Pacific Daylight Time (“PDT”), in virtual meeting format only. If you plan to participate in the virtual meeting, please see the instructions on page 13 of the Proxy Statement under Instructions for the Virtual Annual Meeting. Shareholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for shareholders to attend. We may return to an in-person Annual Meeting in 2022, but have not yet reached a final determination.

Proposals		Board Vote Recommendation	Page Reference For More Information

Proposal 1–	Election of Class II Directors	FOR each Director Nominee	37

Proposal 2–	Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2021	FOR	45

Proposal 3–	Approval, on an Advisory Basis, of our Executive Compensation	FOR	48

Proposal 4–	Approval of Amendment to the Hecla Mining Company Key Employee Deferred Compensation Plan	FOR	95

Shareholders will also transact such other business as may be brought properly before the meeting and any and all adjournments or postponements thereof.

Please read these materials so that you will know which items of business we intend to cover during the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or online as to how you would like your shares voted. This will allow your shares to be voted as you instruct even if you cannot participate in the meeting. Instructions on how to vote your shares by telephone or online are on the proxy card enclosed with the Proxy Statement.

Please see General Information About the Meeting, starting on page 13 for important information about the proxy materials, voting, and our procedures for our virtual annual meeting, among other topics.

We are mailing our “Notice of Internet Availability of Proxy Materials” to shareholders on or about April 5, 2021, containing instructions on how to access our Proxy Statement and 2020 Annual Report (“Proxy Materials”) online. We are also mailing a full set of our Proxy Materials to shareholders who previously requested paper copies of the materials. Our Proxy Materials can also be viewed on our website at www.hecla-mining.com under “Investors – Annual Meeting,” or at www.proxyvote.com.

By Order of the Board of Directors

Michael B. White

Corporate Secretary

April 5, 2021

2021 Proxy Statement    v

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2020 performance, please review our Annual Report on Form 10-K.

Performance Highlights

Safety
Achieved the lowest AIFR in Company history; 24% reduction from 2019.
Mitigated the impacts of COVID-19 through early response and implementation of operational plans and procedures to protect our workforce, operations and communities while maintaining liquidity.

Production and Reserves
Achieved 2020 silver production of 13.5 million ounces, up 7% from last year, and gold production of 208,962 ounces.
Produced the most silver at our Greens Creek Mine since obtaining 100% ownership of it in 2008.
Third highest silver and gold reserves in the Company’s 130-year history despite the COVID-19 pandemic.

Financial Flexibility
Recorded 2020 sales of $691.9 million, the highest in the Company’s history, despite our Lucky Friday Mine not reaching full production until the fourth quarter of 2020.
Cash flow from operations of $180.8 million, and free cash flow of $89.8 million[1] which is the fourth highest in Hecla’s history.

Refinanced

our previously outstanding 2021 Senior Notes with issuance of our Senior Notes for total principal of $475 million due in 2028, and Notes issued to Investissement Québec for total principal of CAD$48.2 million due in 2025.

Maintained consistent level of debt with an increase of $6 million, from $517 million to $523 million
Year-end cash position of $130 million, an increase of $67 million from 2019, with the credit facility undrawn.

[1]

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities (GAAP) less additions to properties, plants, equipment and mineral interests (GAAP). A reconciliation of free cash flow to the most comparable GAAP measure for the year ended December 31, 2020 is included in Appendix B of this Proxy Statement.

2021 Proxy Statement    1

Proxy Statement Summary

Compensation Actions Taken in 2020 and 2021

Below is a brief summary of actions taken and determinations made by the Compensation Committee (“committee”) in 2020 and 2021. The compensation of our named executive officers (“NEOs”) for 2020 is more fully described in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, starting on page 50 and in the compensation tables starting on page 79.

Changes in Chief Executive Officer (“CEO”) Compensation. In June 2020, the committee reviewed the Company’s peer and survey data on CEO compensation. As further described below in the CD&A, the committee reduced Mr. Baker’s target total direct compensation to the approximate median of our peer group. Mr. Baker’s performance-based shares and long-term incentive plan units were also reduced, resulting in a total reduction in Mr. Baker’s compensation of approximately 20% from 2019. Mr. Baker’s compensation adjustments were as follows: (i) the number of long-term incentive units granted to Mr. Baker were reduced from 10,000 units to 8,000 units (beginning with the 2020-2022 long-term incentive plan period); and (ii) the target value of performance-based shares granted to Mr. Baker was reduced from $500,000 to $400,000.

2018—2020 Performance-based Shares. In January 2021, the performance-based shares granted to our NEOs’ in June 2018 for the TSR performance period of January 1, 2018 through December 31, 2020 vested with a value of $0.

2020 Short-term Incentive Plan (“STIP”). In considering STIP payments, the committee considered the following accomplishments in 2020: due to the COVID-19 pandemic and the uncertainties in the market, we imposed fiscal and operational discipline, in the form of reduced capital and exploration and general and administrative spending, in order to allow increased cash flow and improve our financial condition. Notwithstanding the impediments we encountered due to COVID-19, we accomplished higher production, better earnings, reduced debt, more cash flow, and stronger share price performance. Most importantly, we achieved these results with a 24% reduction in our AIFR from 2019.

The committee determined STIP performance to be 158% of target comprised of three parts: quantitative measures at 83% (50% target, 100% maximum), qualitative factors at 35% (25% target, 50% maximum) and discretionary factors at 40% (25% target, 50% maximum). The quantitative performance was as follows:

2020 STIP Quantitative Measure Results	Target	Actual	Target Performance Value	Actual Performance Value

Production (Silver equivalent ounces)	43.0 mm ozs.	43.3 mm ozs.[2]	20%	23%

Adjusted EBITDA Less Capital[3]	$70.0 mm	$124.4 mm	20%	40%

AIFR	1.45 (10% reduction from 2019 rate)	1.22 (24% reduction from 2019 rate)	10%	20%

Total Quantitative			50%	83%

Qualitative objectives for NEOs are comprised of over a hundred initiatives related to most aspects of Hecla’s business, including, but not limited to, tasks related to (i) safety and health, (ii) environmental, (iii) technology and innovation, (iv) continuous improvement, (v) operations, (vi) finance/accounting/IT, (vii) employee development, (viii) mine life extension, exploration and reserve growth, (ix) investor relations, (x) government and community affairs, and (xi) legal. The committee assigned a performance factor of 35% to qualitative performance, based on the following:

•	successfully ramping up the Lucky Friday Mine to full production while reintegrating former striking union members with the crossover and replacement workers and testing a new mining method;
•	maintained consistent level of debt with an increase of $6 million, from $517 million to $523 million;
•	year-end cash position of $130 million, an increase of $67 million from 2019, with the credit facility undrawn;
•	our Casa Berardi Mine generated free cash flow exceeding $30 million, while establishing lower costs and higher productivity to achieve significantly improved long-term plans;
•	established a new relationship with Investissement Québec with a $32 million long-term loan;

[2]	The STIP uses fixed budgeted prices, while actual prices for financial reporting are used in our year-end reporting.
[3]

The non-GAAP measurement of Adjusted EBITDA less capital is calculated as the GAAP measure of net income/loss plus/less the following items: interest expense, income tax benefit, depreciation, depletion and amortization expense, interest and other income/expense, acquisition costs, loss on investments, unrealized loss (gain) on derivatives contracts, provision of environmental matters, provisional price (gains) losses, foreign exchange loss (gain), stock-based compensation, suspension costs, loss (gain) on disposition of properties, plants, equipment and mineral interests, and capital expenditures at our operating mines. A reconciliation of EBITDA less capital to the most comparable GAAP measure of net loss for the year ended December 31, 2020, is included in Appendix B of this Proxy Statement.

2     www.hecla-mining.com

Proxy Statement Summary

•	achieved significant tax refunds from most jurisdictions where Hecla has operations;
•	improved resilience to cyber-risks;
•	all US managers received discrimination training, new employees have a meaningful onboarding process, and a new leadership training program was developed and implemented;
•	funded and strengthened our pensions;
•	drilling programs in Nevada and Mexico were implemented earlier than planned;
•	ESG reporting was increased;
•	improved development opportunities for female employees;
•	resolved a number of outstanding litigation matters; and
•	completed a collaboration agreement with the First Nations at our Casa Berardi Mine.

The discretionary component considers Hecla’s overall performance including unanticipated challenges. The committee assigned a performance factor of 40% to discretionary, based on the following:

•	Proactively prepared for the pandemic, including by protecting the supply chain, fortifying the balance sheet, and procuring PPE for employees. Pandemic responses included:
•	avoiding operational disruptions due to COVID-19 with proactive steps taken before a pandemic was declared and with protocols that kept operations nearly COVID-19 free;
•	working with state governments in Idaho, Nevada, and Alaska to help make mining deemed an essential industry;
•	strengthened Hecla’s culture despite remote working with consistent company- and office-wide communication;
•	developed programs to support the communities where we operate; and
•	US operations drew on their strong relationships with the Mine Safety and Health Administration (“MSHA”) field offices and worked together to maintain a safe COVID-19 protocol during mine inspections;
•	best safety record in Hecla’s history that significantly exceeded the quantitative goal;
•	achieved the highest revenue, third highest reserves, and fourth highest cash flow in the Company’s history;
•	annual and two-year TSR was one of the best performers compared to peers;
•	achieved strong employee retention and job satisfaction;
•	increased the charitable foundation’s long-term viability;
•	increased exploration activity immediately generating strong results; and
•	developed a “Take it Home” safety contest that was adopted by the National Mining Association.

See NEO Year-end 2020 Performance on page 62. All payouts of the STIP awards were paid in cash. The STIP is more fully described in the CD&A, starting on page 59.

2018-2020 LTIP. The 2018-2020 LTIP had a maximum potential unit value of $375. The committee assessed performance under the 2018-2020 LTIP as follows:

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit

Silver Reserve Growth	30.0 silver oz. added (millions)	21.3 silver oz. added (millions)	71%	$20.75

Production Growth	86.0 silver equivalent oz. (millions)	84.5 silver equivalent oz. (millions)	98%	$21.25

Mine Site Operating Cash Flow Less Capital[4]	$350.0 Cash Flow (millions)	$205.1 Cash Flow (millions)	59%	$ 0

Total Shareholder Return (“TSR”)	8th Hecla ranking vs. peers	7th Hecla ranking vs. peers	100%	$25.00

Total Earned Per Unit				$67.00

As further described in the CD&A, during this three-year period, performance in reserve growth and production growth exceeded threshold, but were below target levels. Performance in cash flow generation was below the threshold level, and TSR was at the target. As a result, with a range in potential value per unit of $0 to $375, in February 2021, the committee determined the total 2018-2020 LTIP payout was $67.00 per unit. The committee further approved payout of the LTIP awards to be in cash. The 2018-2020 LTIP is more fully described below in the CD&A, starting on page 64.

[4]

Mine site operating cash flow less capital is a non-GAAP measure calculated as mine site cash provided by operating activities (GAAP) less mine site additions to properties, plants, equipment and mineral interests (GAAP). A reconciliation of mine site operating cash flow to the most comparable GAAP measure for the year ended December 31, 2020 is included in Appendix B of this Proxy Statement.

2021 Proxy Statement    3

Proxy Statement Summary

CEO and Other NEO Pay

Phillips S. Baker, Jr., President and Chief Executive Officer
Mr. Baker works with, and is accountable to, the Board in designing and executing the Company’s strategic plan. He bears chief responsibility for ensuring the Company achieves its short- and long-term operational and strategic objectives. Mr. Baker recognized the risk posed by COVID-19 during January 2020 and was instrumental in preparing the Company for the potential operational impacts, including human capital, cash flow, supply chain, and relations with the state and local governments where we operate. The Compensation Committee awarded Mr. Baker 190% of his targeted short-term incentive award, due to his advanced recognition of the COVID-19 risks, his strategic leadership in preparing for the restrictions and overall strong performance of the Company.

2020 Achievements

•	Early recognition of the risks posed by COVID-19, and led the Company in proactively preparing for the pandemic;
•	Highest revenue in the Company’s history, third highest reserves, and fourth highest free cash flow;
•	TSR among the best of peers at 165% for two years and 90% for one year; and
•	Achieved a 24% reduction in AIFR.

Compensation (determined in accordance with SEC rules)

	Base Salary	Short-term Incentive	Long-term Incentive	Restricted Stock Units	Performance- Based Shares(1)	Year-over-Year Change		Total Direct Compensation
2020	$635,000	$1,206,500	$763,800	$400,000	$81,848	▲	18.2%	$3,087,148
2019	$635,000	$444,500	$1,131,450	$399,999	—	▼	22.0%	$2,610,949
2018	$635,000	$317,500	$1,527,125	$499,999	$370,860	▼	14.9%	$3,350,484
(1)

The amounts in this column reflect the aggregate grant date fair value of the performance-based shares for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period. Because share performance against the peer group did not meet the threshold for the three-year period 2018-2020, the shares of stock underlying performance-based shares were not issued to our NEOs (i.e., there was zero payout). See 2018-2020 PSU Results on page 68.

2020 Pay Mix

Share Ownership – Mr. Baker exceeds the Company’s minimum equity ownership as of December 31, 2020

Level Required	Share/Equity Holdings		Average Share Price for calendar year 2020	Total Value
6 x Base Salary (=$3,810,000)	5,424,863	*	$4.0506	$21,973,950
*	Does not include unvested performance-based units. Includes shares of our common stock deferred under our Key Employee Deferred Compensation Plan.

4     www.hecla-mining.com

Proxy Statement Summary

Lindsay A. Hall, Senior Vice President and Chief Financial Officer
Mr. Hall has over 42 years experience in finance in the mining and energy industries. He managed the Company’s financial reporting, internal controls, treasury, and information technology until his resignation in February 2021. He was also responsible for monitoring and maintaining the Company’s financial strength, ensuring adequate liquidity, achieving return on investment targets, and overall risk management. Mr. Hall’s 2020 compensation was based in part on specific objectives.

2020 Achievements

•	Managed efforts to assure adequate cash availability during the COVID-19 lockdowns;
•	Led the effort to maintain a consistent level of debt with an increase of $6 million, from $517 million to $523 million;
•	Achieved an increase in cash of $67 million from 2019 with the credit facility undrawn at year-end;
•	Negotiated a settlement with a concentrate shipping company regarding a $4 million contractual dispute; and
•	Prepared the finance and accounting departments for the transition to his successor due to his retirement in 2021.

Compensation (determined in accordance with SEC rules)

	Base Salary	Short-term Incentive	Long-term Incentive	Restricted Stock Units	Performance- Based Shares(1)	Year-over-Year Change		Total Direct Compensation
2020	$380,000	$646,000	$335,000	$225,000	$30,693	▲	21.6%	$1,616,693
2019	$380,000	$228,000	$496,250	$225,000	—	▼	12.3%	$1,329,250
2018	$380,000	$190,000	$543,817	$300,000	$101,987	▲	1.3%	$1,515,804
(1)

The amounts in this column reflect the aggregate grant date fair value of the performance-based shares for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period. Because share performance against the peer group did not meet the threshold for the three-year period 2018-2020, the shares of stock underlying performance-based shares were not issued to our NEOs (i.e., there was zero payout). See 2018-2020 PSU Results on page 68.

2020 Pay Mix

Share Ownership – Mr. Hall exceeds the Company’s minimum equity ownership as of December 31, 2020

Level Required	Share/Equity Holdings		Average Share Price for calendar year 2020	Total Value
2x Base Salary (=$760,000)	976,501	*	$4.0506	$3,955,415
*	Does not include unvested performance-based units.

2021 Proxy Statement    5

Proxy Statement Summary

Lauren M. Roberts, Senior Vice President and Chief Operating Officer
Mr. Roberts has over 32 years experience in the mining industry. He contributes to the establishment of the Company’s operational, financial, and sustainability objectives. Mr. Robert’s STIP in 2020 was based in part on performance against the corporate metrics and in part on his 2020 individual achievements.

2020 Achievements

•	Oversaw the strongest safety performance in the Company’s history;
•	Developed site specific quarantine procedures to prevent the COVID-19 virus from materially affecting our mines;
•	Led the process of ramping up the Lucky Friday Mine back to full operation;
•	Delivered an increase in silver production; and
•	Implemented a Casa Berardi Mine cost savings and productivity program.

Compensation (determined in accordance with SEC rules)

	Base Salary	Short-term Incentive	Long-term Incentive	Restricted Stock Units	Performance- Based Shares(1)	Year-over-Year Change			Total Direct Compensation
2020	$380,000	$703,000	$126,563	$225,000	$30,693	▲	78.7%		$1,465,256
2019(2)	$380,000	$159,600	$55,183	$225,000	—		NA	*	$819,783
(1)

The amounts in this column reflect the aggregate grant date fair value of the performance-based shares for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period. Because share performance against the peer group did not meet the threshold for the three-year period 2018-2020, the shares of stock underlying performance-based shares were not issued to our NEOs (i.e., there was zero payout). See 2018-2020 PSU Results on page 68.

(2)	Mr. Roberts joined the Company in August 2019.

2020 Pay Mix

Share Ownership – Mr. Roberts exceeds the Company’s minimum equity ownership as of December 31, 2020

Level Required	Share/Equity Holdings		Average Share Price for calendar year 2020	Total Value
2x Base Salary (=$760,000)	393,555	*	$4.0506	$1,594,134
*	Does not include unvested performance-based units. Includes shares of our common stock deferred under our Key Employee Deferred Compensation Plan.

6     www.hecla-mining.com

Proxy Statement Summary

Robert D. Brown, Vice President – Corporate Development
Mr. Brown has over 27 years experience in the mining industry. As Hecla’s Vice President of Corporate Development, he is primarily responsible for the business matters of the Company with respect to mergers, acquisitions, divestitures, strategic transactions, and other business matters. Mr. Brown’s compensation was based in part on specific objectives, and his STIP in 2020 was based in part on his individual contribution to the Company.

2020 Achievements

•	Helped to highlight value in Hecla’s non-operating property portfolio by leading strategic reviews of Heva Hosco and Rock Creek/Montanore;
•	Developed analysis of Hecla and the silver industry with respect to jurisdictional risk, market, deposits, and peers and helped to implement findings in our marketing and strategic plan;
•	Secured processing of Fire Creek bulk sample at third-party facility; and
•	Completed and expanded due diligence of third-party projects despite COVID-19 restrictions.

Compensation (determined in accordance with SEC rules)

	Base Salary	Short-term Incentive	Long-term Incentive	Restricted Stock Units	Performance- Based Shares(1)	Year-over-Year Change		Total Direct Compensation
2020	$264,000	$203,280	$201,000	$160,000	$21,485	▲	5.7%	$849,765
2019	$264,000	$92,400	$297,750	$150,000	—	▼	23.3%	$804,150
2018	$264,000	$118,800	$385,800	$199,999	$80,534	▼	0.2%	$1,048,953
(1)

The amounts in this column reflect the aggregate grant date fair value of the performance-based shares for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period. Because share performance against the peer group did not meet the threshold for the three-year period 2018-2020, the shares of stock underlying performance-based shares were not issued to our NEOs (i.e., there was zero payout). See 2018-2020 PSU Results on page 68.

2020 Pay Mix

Share Ownership – Mr. Brown exceeds the Company’s minimum equity ownership as of December 31, 2020

Level Required	Share/Equity Holdings		Average Share Price for calendar year 2020	Total Value
2x Base Salary (=$528,000)	306,885	*	$4.0506	$1,243,068
*	Does not include unvested performance-based units.

2021 Proxy Statement    7

Proxy Statement Summary

David C. Sienko, Vice President – General Counsel
Mr. Sienko has 27 years experience in practicing law. As Hecla’s General Counsel, he is primarily responsible for all legal and compliance matters faced by the Company, including with respect to securities, mergers, acquisitions and divestitures and other strategic transactions, corporate governance, disclosures, and litigation matters. Mr. Sienko’s 2020 compensation was based in part on specific objectives and his STIP in 2020 was based in part on his contribution in leading the Company through legal and regulatory matters.

2020 Achievements

•

Led the Company’s efforts to successfully resolve key litigation and regulatory matters including a class action claim related to the Klondex acquisition, and a lawsuit challenging the Montanore mining claims;

•	Successfully resolved various other tax and insurance disputes;
•	Supported the Board and managed or supported the Company’s corporate governance, regulatory compliance, and disclosure programs; and
•	Supported various business units during the review of key contracts related to supply chain and sales of products.

Compensation (determined in accordance with SEC rules)

	Base Salary	Short- term Incentive	Long-term Incentive	Restricted Stock Units	Performance- Based Shares(1)	Year- over- Year Change		Total Direct Compensation
2020	$256,875	$231,875	$201,000	$150,000	$20,462	▲	3.7%	$868,337
2019	$250,000	$140,000	$297,750	$150,000	—	▼	18.3%	$837,750
2018	$250,000	$150,000	$385,800	$175,000	$64,901	▲	1.9%	$1,025,701
(1)

The amounts in this column reflect the aggregate grant date fair value of the performance-based shares for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period. Because share performance against the peer group did not meet the threshold for the three-year period 2018-2020, the shares of stock underlying performance-based shares were not issued to our NEOs (i.e., there was zero payout). See 2018-2020 PSU Results on page 68.

2020 Pay Mix

Share Ownership – Mr. Sienko exceeds the Company’s minimum equity ownership as of December 31, 2020

Level Required	Share/Equity Holdings		Average Share Price for calendar year 2020	Total Value
2x Base Salary (=$530,000)	754,165	*	$4.0506	$3,054,821
*	Does not include unvested performance-based units.

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Proxy Statement Summary

Corporate Governance Highlights

We are committed to corporate governance standards and executive compensation practices that create long-term value for our shareholders and positive influences on the governance of the Company, which includes the following highlights:

Executive Compensation

Stock Ownership Guidelines	We have stock ownership guidelines for our executive officers and our directors.

Annual Say-on-Pay Vote	Our shareholders have the opportunity annually to cast an advisory vote on our executive compensation.

At-Risk, Performance-Based Compensation	79.5% of the CEO’s and 68.3% of the other NEOs’ pay is at-risk. Over 66.5% of total compensation for the CEO is performance-based and 55.9% of total compensation for the other NEOs is performance-based.

Stock Awards	We grant restricted stock units to retain our senior executives and align their interests with the long-term interests of our shareholders. The restricted stock units vest annually in equal amounts over a three-year period, and are generally forfeited if the recipient resigns, retires, or is otherwise terminated, unless they meet certain age and years of service conditions. Our 2010 Stock Incentive Plan provides for a double-trigger vesting on equity awards.

Performance-based Shares	We grant performance-based shares that have value based on how our TSR ranks within our selected peer group and have no value if the share performance does not exceed the 50th percentile in the peer group. For the last two years the performance-based shares have had no value.

Change in Control Agreements	Our change in control agreements contain double-trigger payments and contain no excise tax gross-up provision.

Insider Trading Policy	Our Insider Trading Policy prohibits all directors, executive officers, and certain other employees from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results, or at any other time during the year while in possession of material non-public information about the Company.

Anti-hedging and Anti-pledging policies	Our Insider Trading Policy provides that directors and officers are prohibited from hedging or pledging any securities of the Company.

Clawback Policy	Each of the Company’s incentive plans (Short-term Incentive Plan, Long-term Incentive Plan, Key Employee Deferred Compensation Plan, and 2010 Stock Incentive Plan) have clawback provisions.

Shareholder Rights

Director Resignation Policy	Directors who receive more “Against” votes than “For” votes must tender their resignation to the Board for consideration.

No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).

Majority Voting for Director Elections	Directors are elected by a majority of votes cast, which increases Board accountability to shareholders.

2021 Proxy Statement    9

Proxy Statement Summary

Board Structure

Governance Policies	Our Corporate Governance Guidelines provide shareholders with information regarding the best practice principles of our corporate governance program and Board framework.

Board Refreshment and Tenure	We added two new directors in 2016, one new director in 2017, and one new director in 2021, thereby reducing the average tenure of the Board.

Independence	Eight of nine directors are independent, including all Audit, Compensation, and Governance Committee members.

Independent Chairman of the Board	The positions of CEO and Chairman of the Board are held by separate persons.

Regular Executive Sessions of Independent Directors	Executive sessions of independent directors are included on the agenda for every regularly scheduled Board meeting.

Committee Governance	With the exception of our Executive Committee, our Board committees have written charters that clearly establish their respective roles and responsibilities and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board. The charters for our Audit and Compensation Committees were amended in February 2020, and our Governance and Social Responsibility Committee (sometimes referred to herein as the “Governance Committee”) (f/k/a Corporate Governance and Directors Nominating Committee) amended its charter in March 2021.

Director Retirement	Directors will not be nominated for re-election after their 75th birthday.

Annual Performance Evaluations	The Governance Committee oversees an annual performance evaluation of our Board, while the committees perform their own self-evaluations on an annual basis and discuss the evaluations with the Board.

Access to Management and Experts	Our Board and committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our Company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.

Succession Planning	The Compensation Committee and our full Board review potential successors to our CEO and other senior executives annually to develop our future leaders and ensure we can sustain business continuity, if any of these key employees were to leave our Company.

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Proxy Statement Summary

Class II Director Nominees to Serve Until the 2024 Annual Meeting

Our Board is currently composed of nine members divided into three classes, with each class serving a term of three years. The following table summarizes important information about each director nominee standing for re-election to the Board for a three-year term expiring in 2024. Our director, George R. Nethercutt, Jr., has reached the mandatory retirement age and will not be standing for re-election at the Annual Meeting. The size of the Board is expected to be reduced to eight at the Annual Meeting. See page 37 for more information on the director nominees.

Class II Director Nominees	Experience and Qualifications

Stephen F. Ralbovsky (age 67) Director since 2016 Founder and Principal of Wolf Sky Consulting LLC Committees served on: Audit (Chair) Governance and Social Responsibility	• Audit Committee financial expert • Corporate Governance • Finance • Industry experience • International business • Industry association participation	• Senior leadership • Legal and compliance • Reputation in the industry • Risk management • Strategic planning, business development, and business operations

Catherine “Cassie” J. Boggs (age 66) Director since 2017 Former General Counsel at Resource Capital Funds Committees served on: Governance and Social Responsibility (Chair) Audit Compensation	• Corporate Governance • Finance • Industry experience • International business • Industry association participation • Senior leadership	• Legal and compliance • Reputation in the industry • Risk management • Strategic planning, business development, and business operations

Shareholder Engagement

We view our relationship with our shareholders as a critical part of our corporate governance and social responsibility profile. Among other things, proactive engagement with our shareholders helps us to understand expectations for our performance, maintain transparency, and shape corporate governance and compensation policies. In November and December 2020, we contacted 30 of our top shareholders, representing approximately 55% of our aggregate outstanding shares of common stock, and engaged with all who responded to our invitation to discuss executive compensation and environmental, social responsibility and governance (“ESG”) matters. This led to focused discussions between senior executives (excluding our CEO) and the shareholders who accepted our invitation, which gave us valuable feedback on key issues and specific elements of our programs. Shareholder feedback is reported to and discussed with our Board and relevant committees.

October through November: • Conduct fall shareholder outreach program • Participate in shareholder conferences • Engage with investors and proxy advisory firms on proxy disclosures	December through February: • Report to the Board or respective committee on shareholder outreach results • Prepare Proxy Statement and Annual Report	April through June: • Review proxy advisory firm reports • Hold Annual Shareholders Meeting • Publish Social Responsibility Report

In 2020, we increased our focus and efforts on incorporating additional ESG factors into our long-term business strategy and incentive compensation programs and communicated our ESG practices and performance with investors and other stakeholders. In 2020, management conducted approximately 15 presentations for analysts and investors, held approximately 140 one-on-one and group meetings with investors, and hosted 4 quarterly conference calls with investors and analysts allowing for questions and answers with management. In addition, the Company responded to questions from investors and analysts by telephone and email throughout the year.

2021 Proxy Statement    11

Proxy Statement Summary

We believe this combined approach has resulted in constructive feedback and input from shareholders and we intend to continue these efforts. See Shareholder Outreach in 2020 on page 23 for further discussion of our shareholder outreach.

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GENERAL INFORMATION ABOUT THE MEETING

Notice and Access

This year we are furnishing our Proxy Materials to our shareholders primarily via “Notice and Access” delivery pursuant to Securities and Exchange Commission (“SEC”) rules. On April 5, 2021, we mailed to our shareholders (other than those who previously requested a printed set) a “Notice Regarding the Availability of Proxy Materials” (the “Notice”) containing instructions on how to access the Proxy Materials via the Internet. Utilizing this method of proxy delivery expedites receipt of Proxy Materials by our shareholders, reduces the cost of producing and mailing the full set of Proxy Materials and helps us contribute to sustainable practices.

If you receive a Notice by mail, you will not receive a printed copy of the Proxy Materials in the mail. Instead, the Notice instructs you on how to access the Proxy Materials and vote over the Internet. If you received a Notice by mail and would like to receive paper copies of our Proxy Materials in the mail, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our Proxy Materials by email.

Our Proxy Materials can be viewed online on our website at www.hecla-mining.com by selecting “Investors” and then “Annual Meeting,” or under our profile on the SEC EDGAR website at www.sec.gov/edgar.shtml.

Record Date, Shares Outstanding and Quorum

If you were a holder of Hecla common stock either as a “shareholder of record” or as the “beneficial owner” of shares held in street name as of the Record Date, you may vote your shares at the Annual Meeting by following the instructions on page 15 under Methods of Voting. As of the Record Date, 535,333,953 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting.

Instructions for the Virtual Annual Meeting

For health and safety reasons due to the COVID-19 pandemic, this year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. We may return to an in-person Annual Meeting in 2022, but have not yet reached a final determination.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/HL2021 and enter the 16-digit control number included on your Notice of the Proxy Materials, on your proxy card, or on the instructions that accompanied your Proxy Materials. You may log into the meeting platform beginning at 9:45 a.m. PDT on May 19, 2021. The meeting will begin promptly at 10:00 a.m. PDT on May 19, 2021.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 8:30 a.m. PDT on May 17, 2021 and until 11:59 p.m. PDT on May 18, 2021, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/HL2021, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to other matters that are not pertinent to the

2021 Proxy Statement    13

General Information About The Meeting

meeting may not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints can be sent to our Company email address at hmc-info@hecla-mining.com. We will answer your questions as soon as practical after the meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Broker Non-Votes

A “broker non-vote” occurs when a broker or other nominee who holds shares in street name for a client returns a proxy but provides no instruction as to how shares should be voted on a particular “non-routine” matter. The Dodd-Frank Act and stock exchange rules prevent brokers from casting votes on “non-routine” matters.

Votes Required for the Proposals

Under New York Stock Exchange (“NYSE”) rules, if your shares are held in street name and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 2 (Ratification of Appointment of BDO USA, LLP) is a “routine” matter. Proposal 1 (Election of Directors), Proposal 3 (Approval of our Named Executive Officer Compensation), and Proposal 4 (Approval of Amendment to the Hecla Mining Company Key Employee Deferred Compensation Plan) are “non-routine” matters. Accordingly, if you do not direct your broker how to vote for Proposals 1, 3 or 4, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 – Election of Class II Directors. Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “for,” “against” or “abstain” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. A properly executed proxy card marked “AGAINST” with respect to the election of directors will have an effect on the outcome of the vote. If the votes cast “against” an incumbent director exceed the number of votes cast “for” the director, the director will not be elected, will remain on the board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See Majority Voting for Directors and Director Resignation Policy on page 32 for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the nominees for election as directors.

Proposal 2 – Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2021. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2021 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.

Proposal 3 – Approval, on an Advisory Basis, of our Executive Compensation. For more information on approval of our executive compensation see “Proposal 3 – Approval, on an Advisory Basis, of our Executive Compensation” beginning on page 48. The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 3 must exceed the number voted “against” Proposal 3 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect

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General Information About The Meeting

on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

Proposal 4 – Approval of Amendment to the Hecla Mining Company Key Employee Deferred Compensation Plan. Approval of this proposal will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 4 must exceed the number voted “against” Proposal 4 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve an amendment to our Hecla Mining Company Key Employee Deferred Compensation Plan.

Discretionary voting by proxies on other matters. Aside from the proposals discussed above, no other proposals have been timely submitted in accordance with our Bylaws, and we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr., and Michael B. White to vote on such matters at their discretion.

Proxies

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The persons you appoint to vote your shares are also called proxies. We have designated Phillips S. Baker, Jr., our President and CEO, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting. When you sign the proxy card, you appoint each of Messrs. Baker and White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card.

Proxies Submitted but not Voted

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted they will be voted FOR (i) the election of all nominees for Director as set forth under Election of Class II Directors; (ii) ratification of the appointment of the independent registered public accountants; (iii) approval, on an advisory basis, of our executive compensation; and (iv) approval of an amendment to our Hecla Mining Company Key Employee Deferred Compensation Plan.

Methods of Voting

If your shares are held in your name, you have the right to vote your shares at the virtual Annual Meeting by following the instructions listed below. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote your shares at the virtual Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the virtual Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without participating in the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

•	Mark, sign, and date your proxy card; and
•	Return your proxy card in the enclosed postage-paid envelope.

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General Information About The Meeting

To vote by proxy over the Internet:

•	Have your proxy card or Notice available;
•	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);
•	Follow the instructions provided; and
•	Do not mail your proxy card.

To vote by proxy by telephone:

•	Have your proxy card available;
•	Call the toll-free number listed on your proxy card (1-800-690-6903);
•	Follow the recorded instructions; and
•	Do not mail your proxy card.

To vote during the Annual Meeting:

•	Shares may be voted at the meeting by completing a ballot online during the meeting at www.virtualshareholdermeeting.com/HL2021.

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan (“401(k) Plan”) and hold shares of our common stock in your 401(k) Plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your 401(k) Plan shares. You are entitled to direct Vanguard how to vote your 401(k) Plan shares. If you do not provide voting instructions to Vanguard by 10:00 a.m., Eastern Daylight Time, on May 17, 2021, the Hecla shares in your 401(k) Plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the 401(k) Plan.

Revoking a Proxy

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

•	By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices:

Hecla Mining Company

Attn: Corporate Secretary

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, ID 83815-9408

•	By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or
•	Voting online during the meeting if you are a “shareholder of record” or a “beneficial owner.”

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the 401(k) Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting your 401(k) Plan shares. If you hold your Hecla shares outside of the 401(k) Plan, you may vote those shares separately.

Costs of Solicitation

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing, and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow Sodali LLC, 470 West Ave., Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $9,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

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General Information About The Meeting

Results of the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website at www.hecla-mining.com under “Investors,” and then selecting “Financial Reports & Filings,” or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla-mining.com.

Householding of Proxy Materials

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution, or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, American Stock Transfer & Trust Company, either by written request or by telephone at the address and telephone number listed below. By contacting American Stock Transfer & Trust Company, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, New York 11219

Telephone: 1-800-937-5449

Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission

We want to communicate with you in the way that is most convenient for you. Our Proxy Materials are available on our website at www.hecla-mining.com. Instead of receiving paper copies of next year’s Proxy Materials by mail, you can elect to receive an email message that will provide a link to those documents online. By opting to access your Proxy Materials online, you will:

•	Gain faster access to your Proxy Materials;
•	Save us the cost of producing and mailing documents to you; and
•	Help preserve environmental resources.

If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at www.hecla-mining.com under “Investors,” and then selecting “Electronic Proxy Request.” If your shares are held in street name, please contact your broker, and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we will not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports, and news releases by email. You may sign up for this service by visiting our website at www.hecla-mining.com under “Investors” and selecting “Receive Email Alerts.”

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General Information About The Meeting

Annual Report

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2020, and other information, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2020, without cost, by written or oral request to:

Hecla Mining Company

Attention: Investor Relations

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

Telephone: 208-769-4100

You can also access our SEC filings, including our Annual Reports on Form 10-K, and all amendments thereto, on the SEC website at www.sec.gov/edgar.shtml or on our website at www.hecla-mining.com under “Investors,” and then selecting “Financial Reports & Filings.”

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CORPORATE RESPONSIBILITY

Hecla’s Commitment to Environmental, Social Responsibility and Governance (“ESG”)

Responsible mining means being transparent, managing risks that could impact our operations, people, the environment and our communities. This includes integrating into our business strategies, the ESG performance factors that are most important to our stakeholders and business. We benchmark against the Sustainability Accounting Standards Board (“SASB”) metals and mining standards and relevant aspects of the Task Force on Climate-Related Financial Disclosures. We have also prioritized the United Nations Foundation Sustainable Development Goals that most directly align with our business, corporate strategy, and material sustainability issues.

On our website, you can find Hecla’s ESG reporting and data and view our SASB-compliant 2019 Sustainability Report. Our 2020 Sustainability Report will be available on our website in the second quarter of 2021. Governance is discussed in the next section of this Proxy Statement, so this section primarily focuses on the 2020 highlights around the areas of environment, human capital management, safety, and community engagement.

ESG Oversight

Two committees of the Board provide ESG oversight. The Health, Safety, Environmental and Technical Committee of Hecla’s Board is tasked with overseeing ESG risks, strategic plans, and progress on issues that may potentially adversely impact Hecla’s operations, activities, plans, strategies, or reputation. The focus is primarily internal matters and the technical requirements on ESG matters. The Governance and Social Responsibility Committee is tasked with reviewing and making recommendations to the Board for ESG matters. The focus is primarily on policy and external matters. Each committee will rely on the activities of the other.

At the executive level, the Senior Vice President and Chief Operating Officer, and the Vice President of External Affairs reports directly to the Chief Executive Officer and are responsible for implementing the Company’s ESG programs. At our operations, the Vice President – General Managers ensure continuous improvement toward sustainability goals.

Environment

Mining operations can directly or indirectly impact the environment, including climate, water, land, and air. At each of our sites, we seek to reduce our environmental impact and set reduction targets for freshwater and energy use.

Climate Change

Hecla is aware of and seeks to manage any potential physical and transition risks or opportunities from climate change. In 2021, we also will be establishing targets against the goal of being net carbon neutral by 2030. You can find more information on this and other ESG topics on our website at www.hecla-mining.com, and selecting “Responsible Mining.”

Risk Management

Hecla conducts on at least a triennial basis, structured high-level risk assessments (“HLRAs”) which include climate change considerations and appropriate materiality re-assessments. We then develop site specific management action plans that are assigned to each site management team for resolution. Each key risk identified in the HLRA response action plan is designated an appropriate performance metric by which progress can be measured.

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Corporate Responsibility

Environmental Highlights

Climate Change:

•	36% increase in silver ounces produced per ton of Scope 1 and 2 greenhouse gas emissions over the last 3 years.

Total Energy Intensity:

•	Achieved more than our multi-year 5% energy reduction goal.

Integrated Environment Working Groups:

•	Each of our sites has a Tailings, Waste and Water working group that considers, among other aspects, climate changes that could affect site operations which are then integrated into design of mine facility infrastructure.

Renewable Energy:

•	In 2020, 95% of our electricity was line power. Of that, 76% was from renewable energy sources (hydropower).

Toward Sustainable Mining Program (TSM):

•	Our Casa Berardi Mine accomplished its goal of achieving or exceeding a Level A rating for elements of Canada’s TSM program, which includes energy and GHG emissions management, tailings management, biodiversity conservation management, and mine closure framework.

Closure:

•	Hecla completed reclamation of the 300-acre Troy Tailings Storage Facility and the State of Montana released nearly $8.0 million in financial assurances back to the Company as a result of meeting or exceeding regulatory requirements. Hecla partnered with local suppliers, contractors, and regional indigenous peoples to harvest seed and plant over 200,000 shrubs and trees to recreate a self-sustaining native plant community and wildlife habitat.

Safety and Health

Hecla’s commitment to continuous improvement in health and safety is part of our corporate culture. Our goal is to continually identify hazards and mitigate risks at our operations in order to achieve zero occupational injuries and illnesses.

Safety and Health Highlights

Lowest Injury Rate in Company History:

Zero Fatalities:

•	In 2020, we had zero employee or contractor fatalities.

Decrease in Non-compliance Violations:

•	We had 202 total non-compliance violations in 2020, representing a 37% reduction since 2018.

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Corporate Responsibility

Human Capital Management

Hecla’s human capital management is dedicated to continuously investing in the technology, training, systems, and programs that help protect and support our people. We also seek to have our workforce mirror the local demographic diversity including woman, ethnicities, and local indigenous people.

At the executive level, the Vice President of Human Resources reports directly to the Chief Executive Officer and is responsible for implementing the Company’s human capital management program. The position is an executive-level position to reflect the priority we place on utilizing our human capital resources to meet our business strategy. At the local level, each operating site has a human resource professional whose primary role is to manage the Company’s human capital management program at their respective site.

Human Capital Management Highlights

Gender Diversity:

•	9.75% of our workforce is women and women hold 19% of managerial positions.

Hiring Local:

•	80% of our workforce is local to our operations.

Hiring First Nations:

•	The number of First Nations hired from the Abitibiwinni (Pikogan) community by Hecla Quebec has more than quadrupled since 2018 from six to an average of 25 who worked at our Casa Berardi Mine in 2020.

Protecting Human Rights:

•	In 2020, our Board approved and published a human rights policy statement codifying our commitment to seeking to conduct our business in a manner that is consistent with the United Nations Universal Declaration of Human Rights and the United Nations Guiding Principles on Business and Human Rights.

COVID-19 Protocols:

•	Even before the pandemic was determined, we aggressively updated our health and safety protocols throughout the Company. In addition, at our Greens Creek Mine, all employees are quarantined before being allowed to go to the mine. Testing occurs before the quarantine, first day of quarantine, and the final test before being allowed on site. With vaccinations, testing will continue, but vaccinated employees will not need to be quarantined.

Community Engagement

Responsible mining means integrating with the community to support the economic and social framework of these host communities.

Community Engagement Highlights

Supplier Code of Conduct:

The Company has a Supplier Code of Conduct that sets out the minimum standards of conduct expected from all suppliers wishing to do business with, or on behalf of, Hecla and its subsidiaries.

First Nations Cooperation Agreement:

•	Hecla Quebec and the Council of the Abitibiwinni First Nation (“CAFN”) signed a Cooperation Agreement that ensures employment and business opportunities for CAFN and creates a mechanism that allows the First Nation community to benefit financially from the long-term success of Casa Berardi Mine projects.

Helping Communities During COVID-19:

•	Hecla partnered with local business organizations near our operations and provided more than $150,000 worth of vouchers for Hecla employees to purchase goods and services at local businesses. In addition to donating money, PPE, and food to local food banks and first responders, our employees volunteered to support those in need in their local community.

Engaging with Stakeholders:

•	As an example of engaging with our stakeholders, feedback from the Casa Berardi Mine Liaison Committee resulted in Hecla Quebec incorporating ESG factors into its long-term business strategy and incentive compensation programs, and increased communicating ESG practices and performance to stakeholders. In addition, a community advisory committee was reestablished at our Greens Creek Mine using remote meeting methods due to COVID-19.

Building a Skilled Workforce:

•	In 2020, our Greens Creek Mine renewed a partnership with the University of Alaska Southeast (UAS) Center for Mine Training with a gift of $315,000 for scholarship assistance over the next three years. This makes over $1.2 million invested by the Company in this program over the past nine years.

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CORPORATE GOVERNANCE AND RELATED MATTERS

We believe that good corporate governance practices reflect our values and support our strategic and financial objectives and performance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, Code of Conduct, Whistleblower Policy, and committee charters, which can all be found at www.hecla-mining.com under “Investors” and then selecting “Corporate Governance.”

Hecla’s Board Commitment to Shareholder Engagement

Why and how we engage. Our Board and management team recognize the benefits of regular engagement with our shareholders in order to remain attuned to their different perspectives on matters affecting Hecla. Dialogue and engagement efforts allow our Board and management the opportunity to:

•	discuss developments in our business and provide transparency and insight about our strategy and performance; and
•	assess issues that may affect our business, corporate responsibility, and governance practices.

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Shareholder Outreach in 2020

Over the last several years we have undertaken significant shareholder outreach efforts in order to elicit and understand the concerns of our shareholders. In November and December 2020, we sought engagement with 30 of our largest shareholders. Of the 30 invitations we sent, only 3 large shareholders responded, as well as two proxy advisory firms. All others responded they did not need to meet with the Hecla outreach team to discuss any compensation or ESG matters. Also, in 2020, we conducted meetings and conference calls with investors and analysts and participated in invitation only investment conferences. In 2020, management conducted approximately 15 presentations, held approximately 140 one-on-one and group meetings with investors, and hosted 4 quarterly conference calls with investors and analysts allowing for questions and answers with management. In addition, we responded to questions from investors and analysts by telephone and email throughout the year.

Say-on-Pay

In 2020, our Say-on-Pay proposal received 72% support. The one recurring compensation topic raised during shareholder outreach was our policy of targeting total direct compensation (base salary, short- and long-term incentives) for our NEOs between the median and the 75th percentile of both the peer group and survey data. In June 2020, the Compensation Committee reviewed our pay policy, and amended it by targeting base salaries below the median of our peer group, but targeting incentives above the peer median. The total direct compensation of our NEOs’ is now targeted at approximately the 50th percentile. The process of setting targeted compensation includes consideration of each NEO’s skills, experience, knowledge, and reputation in the industry, as well as Company needs. Because base salaries are targeted below the median level, NEOs must accomplish strategic goals in order to achieve median or above median total direct compensation. Due to this change in our pay policy, the CEO’s total direct compensation was reduced by 20%.

Corporate Governance

In addition to seeking input on our compensation practices, our shareholder outreach program seeks to identify not only corporate governance matters that are of concern primarily to our shareholders, but also to the major proxy advisory firms.

In our 2020 and 2021 shareholder outreach, we discussed three of our corporate governance features that may have an anti-takeover effect on the Company with certain institutional shareholders and proxy advisory firms with whom we met. The shareholders and proxy advisory firms unanimously told us that due to the repeated failure of these proposals, and the desire to improve the format and readability of our proxy statement and the resources involved in printing and mailing a lengthier proxy statement, they would not object if we did not include these proposals at our 2020 and 2021 Annual Meetings. See Prior Proxy Proposals to Amend our Certificate of Incorporation and Bylaws on the next page for further discussion.

Other corporate governance topics discussed in our outreach program have included board diversity and refreshment. In response, we added two new directors in 2016, one new director in 2017, and one new director in 2021, thereby reducing the average tenure of the Board. We also have one director, who will not stand for re-election at the May 2021 Annual Meeting due to mandatory retirement, and several other directors who are within one to two years of retirement age, and will not be standing for re-election at the end of their respective terms, thus allowing us to refresh the Board further within the next few years.

ESG Matters

Another topic of discussion with our shareholders and proxy advisory firms was on ESG matters, and specifically how we managed through the COVID-19 pandemic. In early 2020, we were considered an essential business at the beginning of the pandemic in Nevada, Alaska and Idaho, and launched a proactive response to the escalating COVID-19 pandemic, while temporarily suspending operations at our Casa Berardi Mine, and at our San Sebastian Mine due to government mandated closures. Both of those sites returned to full operations within a few weeks to a month. To mitigate the impact of COVID-19, we took precautionary measures, including implementing very detailed corporate and site-specific plans in early 2020. Our plans included being flexible and quickly adapting to enhanced cleaning practices, implementing temperature testing, and quarantining protocols. We also commenced remote work protocols for those employees who wished to work remotely and could effectively do so. We took those actions to secure the safety of our employees, our vendors, and the communities in which our team members live and work, and to adhere to the Center for Disease Control recommendations.

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Corporate Governance and Related Matters

Prior Proxy Proposals to Amend our Certificate of Incorporation and Bylaws

In each of 2014, 2016, 2017, 2018 and 2019, we included a proposal in our proxy statement to approve amendments that would allow, in certain circumstances, shareholders to call special meetings of shareholders. In each of 2016, 2017, 2018 and 2019, we included another proposal in our proxy statement to approve amendments to certain provisions contained in our charter in order to lower the supermajority voting provisions contained in those documents. In 2018, we included an advisory proposal to our shareholders to declassify our Board, which received majority support; and, in 2019, we included a proposal to approve charter amendments relating to the declassification of the Board.

With one exception, we placed each of these proposals on the annual meeting agenda in the years listed above, and the Board recommended that our shareholders approve the proposals. The one exception was the non-binding advisory proposal recommending the Board take action to declassify the Board, presented in 2018, which a shareholder submitted under SEC Rule 14a-8. We included that shareholder proposal in the proxy statement for the 2018 annual meeting, and the Board expressly did not oppose that proposal. The Board, acting on its own, submitted a similar declassification proposal at the 2019 annual meeting and recommended that our shareholders approve the proposal.

The proposals described above (with the exception of the 2018 advisory proposal submitted by a shareholder) fell well short of the required vote for approval by our shareholders each time we submitted them for votes at our annual meetings, notwithstanding the recommendations of the Board and the fact that we retained a proxy solicitor to assist in the solicitation of votes in each of the years when these proposals were submitted. Below is a table that shows the actual voting results, the votes that were required for each proposal to be approved, and the shortfall in votes of each proposal in each year it was submitted. In each case, the proposal needed the approval of 80% of our outstanding shares of common stock.

Proposal to Approve Amendments to our Certificate of Incorporation and Bylaws to Remove Certain 80% Supermajority Voting Provisions

Year	Shares Outstanding	Required “FOR” Votes	Actual “FOR” Votes Received	Against Votes Received	Shortfall	% of Outstanding Shares Voted “FOR”

2016	380,842,223	304,673,778	177,200,861	5,764,548	76,168,445	47

2017	395,826,290	316,661,032	214,732,478	8,976,539	79,165,258	54

2018	400,301,617	320,241,294	223,400,328	5,405,453	80,060,323	55

2019	482,987,752	386,390,202	257,063,199	11,886,930	96,597,550	53

Proposal to Approve Amendments to our Certificate of Incorporation and Bylaws to Permit Shareholders to Call for Special Meetings

Year	Shares Outstanding	Required “FOR” Votes	Actual “FOR” Votes Received	Against Votes Received	Shortfall	% of Outstanding Shares Voted “FOR”

2014	342,834,942	274,267,954	140,753,754	4,946,591	68,566,988	41

2016	380,842,223	304,673,778	179,810,956	4,235,483	76,168,445	47

2017	395,826,290	316,661,032	219,201,950	4,713,205	79,165,258	55

2018	400,301,617	320,241,294	225,919,629	3,316,503	80,060,323	56

2019	482,987,752	386,390,202	260,305,285	8,984,083	96,597,550	54

Proposal to Approve Amendments to our Certificate of Incorporation and Bylaws to Declassify our Board of Directors

Year	Shares Outstanding	Required “FOR” Votes	Actual “FOR” Votes Received	Against Votes Received	Shortfall	% of Outstanding Shares Voted “FOR”
2019	482,987,752	386,390,202	260,593,846	8,654,293	96,597,550	54

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In 2019, after consulting with several large shareholders and two proxy advisory firms, the Board determined not to submit any of those proposals for shareholder votes at the 2020 Annual Meeting. In making its decision, the Board considered the repeated failure of our shareholders to approve these proposals and the specific voting results set forth above, as well as our efforts to improve the format and readability of our proxy statement and the resources involved in printing and mailing a lengthier proxy statement. In 2020, we consulted several of our large shareholders and two proxy advisory firms on the same matter, and the Board determined not to submit any of those proposals for shareholder votes at the 2021 Annual Meeting as well. The Board will continue to assess evolving best practices in corporate governance matters, including the subjects of these prior proposals. In future years, we may again include one or more of these proposals on the agenda for an annual meeting.

In addition to continually assessing evolving best practices, the Board will continue to give appropriate consideration to any formal shareholder proposals and other feedback that we receive from shareholders. Furthermore, we intend to continue our shareholder outreach efforts so that we can understand and appropriately react to the viewpoints of our shareholders on corporate governance and other matters.

The Board’s Role and Activities in 2020

Our Board acts as the ultimate decision-making body of the Company on certain fundamental matters and advises and oversees senior management on other matters. In carrying out its responsibilities, the Board reviews and assesses Hecla’s long-term strategy. During 2020, there were five meetings of the Board. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings, and the meetings of the committees on which they serve. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2020. In 2020, each director attended 100% of the meetings of the Board and 95% of the meetings of the committees of which they are a member.

Role of Board in Risk Oversight

Our Board is responsible for ensuring that the risk management processes designed and implemented by management are functioning appropriately, and that necessary steps are taken to foster a culture of risk-adjusted decision-making within Hecla. Throughout the year, our Board receives reports on strategic plans and risks facing each of our operations and the Company as a whole. Our management is accountable for day-to-day risk management efforts. Employees who lead various risk areas report periodically to Board committees and occasionally to our full Board.

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Corporate Governance and Related Matters

The following are the key risk oversight and management responsibilities of our Board, its committees and management:

Board of Directors
Monitors (including through committee reports) and assesses risk exposure:
• Operational • Strategic	• Legal and regulatory • Reputational	• Financing, including borrowing, liquidity, capital allocation and hedging

Management	Audit Committee

•  Business units identify and manage business risks

•  Risk management updates provided through business reports from management are presented at meetings of the Board and its committees throughout the year

•  Financial statement integrity and reporting

•  Monitors internal controls

•  Oversees audit work

•  Monitors compliance with securities and financial regulations

•  Major financing and other business risk exposures

•  Information security, technology, privacy, and data protection

Governance and Social Responsibility Committee (“Governance Committee”)

•  Monitors governance structure, policies, and processes

•  Monitors legal and policy matters with potential significant reputational impact

•  Monitors environmental, climate, health, safety, sustainability, social (including, but not limited to community relations, indigenous peoples relations, and diversity and inclusion), and public policy trends, issues, guidance, concerns and risks and other corporate responsibility matters (collectively “ESG”)

•  Shareholder concerns

Compensation Committee

•  Oversees executive compensation policies and practices

•  Assesses the Company’s compensation arrangements to determine if their provisions and operations create undesired or unintentional risks of a material nature

•  Approves compensation levels and programs for the executive officers, including the CEO

Health, Safety, Environmental and Technical Committee

•  Oversees operational and other technical risks, reserves, environmental, health and safety compliance, as well as risks relating to public policy initiatives

•  Monitors the implementation and effectiveness of health, safety, environmental and sustainability policies and systems

•  Oversees strategy and efforts to protect and improve the quality of the environment, including climate change and sustainability policies and programs

•  Monitors efforts to create a culture of continuous improvement related to health, safety, environmental and sustainability practices

Following consideration of the information presented by management, the Board provides feedback and makes recommendations, as needed, which is designed to help minimize the Company’s risk exposure. To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chair will raise such risks at the next scheduled meeting of the Board, or sooner if merited.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function.

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Director Independence

Our Corporate Governance Guidelines provide, among other things, that the Board will have a majority of directors who meet the criteria for independence as defined in the NYSE rules. In determining independence each year, the Governance Committee affirmatively determines whether directors have any “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the Governance Committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. The Governance Committee also reviews the frequency or regularity of services or transactions between the Company and directors, whether the services or transactions are being carried out at arm’s length in the ordinary course of business and whether the services or transactions are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable services or transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Pursuant to our Corporate Governance Guidelines, the Governance Committee undertook its annual review of director independence in February 2021. During this review, the Governance Committee considered transactions and relationships between each director or any member of his or her immediate family and Hecla, our subsidiaries, and affiliates, including relationships, if any, reported on page 100 under Certain Relationships and Related Transactions. The Governance Committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based upon this assessment, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth by the NYSE:

Ted Crumley	Stephen F. Ralbovsky
Catherine J. Boggs	Terry V. Rogers
George R. Johnson	Charles B. Stanley
George R. Nethercutt, Jr.	Alice Wong

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Board Tenure, Age and Retirement

The average tenure of our directors is approximately 11 years, which reflects a balance of company experience and new perspectives. The average age of our directors is 67. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 75th birthday. Mr. Nethercutt has reached the mandatory age of retirement and will not stand for re-election at the Annual Meeting.

Directors	Tenure	Backgrounds
61 – 65 ••••	0 – 5 ••••	1/9 Asian
66 – 70 ••	6 – 10	1/9 American Indian and Alaska Native
71 – 75 ••	11 – 15 ••	2/9 Women
76 – 80 •	16 – 25 •••	9/9 Diverse Backgrounds

Average Age: 67	Average Tenure: 11 yrs.	Accounting, Geology, Legal, Engineering, Finance, Mining, Senior Leadership, International Business and ESG

Board Leadership and Executive Sessions

Currently, the positions of CEO and Chairman of the Board (“Chairman”) are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Chairman to serve as a sounding board and advisor to the CEO, and to lead the activities of the Board. The Board has also determined that having a non-management director serve

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Corporate Governance and Related Matters

as Chairman is in the best interest of shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company, and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

If the individual elected as Chairman is the CEO, the independent directors will elect an Independent Lead Director for a one-year term. This would help ensure continued robust independent leadership of the Board.

Currently, our Chairman, Mr. Ted Crumley, chairs meetings of the Board, as well as the executive sessions with independent members of the Board. His duties include:

•	chairing annual meetings of shareholders;
•	overseeing the preparation of agendas for Board meetings;
•	preparing for executive sessions of the Board and providing feedback to the CEO;
•	staying current on developments to determine when it may be appropriate to alert the Board to significant pending developments; and
•	serving as a liaison between independent directors and the CEO with respect to sensitive issues.

Executive sessions of independent directors are included on the agenda for every regularly scheduled Board meeting, and during 2020 executive sessions were held at each regularly scheduled Board meeting. The executive sessions are chaired by the Chairman. Our independent directors meet in executive sessions without management present unless the independent directors request their attendance. For the foregoing reasons, we have determined that our leadership structure is appropriate in the context of our specific circumstances.

Director Orientation and Continuing Education

New directors undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, financial position, key members of management and corporate governance. Directors also are encouraged to enroll in director education programs. Directors have contact with leaders throughout the organization and visit our mine sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day operations. These activities collectively help to ensure that new directors become, and existing directors remain, knowledgeable about the most important issues affecting our Company and our business.

Board and Committee Self-Evaluation Process

Our Board recognizes that a thorough, constructive evaluation process enhances our Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Board and each committee of the Board conducts a self-evaluation of its performance and effectiveness. The Governance Committee oversees the annual self-evaluation process on behalf of the Board. Our Board and committee evaluations cover the following topics:

•	Board and committee composition, including skills, background and experience;
•	Review of key areas of focus for the Board and committees, and effectiveness in overseeing those responsibilities;
•	Satisfaction of director performance, including that of the Board chair;
•	Board and committee information needs, and quality of materials presented;
•	Areas where the Board should increase its focus;
•	Satisfaction with the Board and committee schedules, agendas, time allocated for topics and encouragement of open communication and discussion;
•	Access to management, experts and internal and external resources;
•	Oversight of financial reporting process and internal control procedures;
•	Ethics and compliance;
•	Company’s strategic direction and annual operating plan;
•	Succession planning;
•	Selection and evaluation process of Board candidates; and
•	Understanding risks.

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Evaluation Process

1	Corporate Governance Review	2	Annual Board and Committee Evaluations	3	Summary of Evaluations	4	Board and Committee Review
Our self-evaluation process is conducted on an anonymous basis, using our board portal. We have found by using an anonymous evaluation process, the Board and committee members have a level of comfort in being able to critique the Board and/or the committees.		The Board and each committee conduct annual self-evaluations through the use of electronic questionnaires that cover the topics discussed above.		Hecla’s Corporate Secretary uses our board portal to generate a summarized report of our directors’ anonymous responses to the electronic questionnaires, and submits the report to the appropriate chair of each committee of the Board for review before the next quarterly Board and/or committee meeting.		Using the summaries of the self-evaluations as guides, our chair of the Governance Committee reviews the results of the Board evaluation and each committee chair reviews the results of each committee evaluation. The self-evaluations and summaries are shared and discussed with the full Board and each committee. The objective is to allow the Board and each committee to share their perspectives and consider any necessary adjustments in response to the collective feedback from the self-evaluations.

Committees of the Board and Committee Assignments

The Board has five standing committees: Audit; Compensation; Governance and Social Responsibility; Health, Safety, Environmental and Technical; and Executive. Information regarding these committees is provided below. Except for the Executive Committee, all committees are composed entirely of independent directors. The members of each committee are identified below, along with the number of meetings held in 2020. All committee members attended 95% of all meetings of the committees on which they were a member.

Executive Committee Members	Functions of the Committee	Meetings in 2020
Phillips S. Baker, Jr., Chair Ted Crumley Terry V. Rogers

•  empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws and Delaware law, which are specifically reserved to the whole Board

		None

Audit Committee Members(1),(2),(3)	Functions of the Committee	Meetings in 2020
Stephen F. Ralbovsky, Chair George R. Johnson Charles B. Stanley Catherine J. Boggs Alice Wong(4)	• assist the Board in fulfilling its oversight responsibilities • review the integrity of our financial statements • review the independent auditor’s qualifications and independence • review the performance of our internal auditor and the independent auditor • review our compliance with laws and regulations, including disclosure controls and procedures • review financial risks • please refer to Report of the Audit Committee on page 46	6

Compensation Committee Members(2)	Functions of the Committee	Meetings in 2020
Terry V. Rogers, Chair Ted Crumley George R. Nethercutt, Jr. Catherine J. Boggs	• approve the design of our compensation program • approve compensation levels and programs for the executive officers, including the CEO • administer our stock-based plans • please refer to the CD&A on page 50	5

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Governance and Social Responsibility Committee Members(2)	Functions of the Committee	Meetings in 2020
Catherine J. Boggs, Chair George R. Nethercutt, Jr. Stephen F. Ralbovsky George R. Johnson

•  periodically review our Corporate Governance Guidelines, Code of Conduct, and other corporate procedures to ensure compliance with laws and regulations

•  review any director candidates, including those nominated or recommended by shareholders

•  identify individuals qualified to become directors consistent with criteria approved by the Board

•  recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board

•  review the appropriateness of the size of the Board relative to its various responsibilities

•  recommend committee assignments and committee chairpersons for the standing committees for consideration by the Board

•  recommend policies, programs, practices, metrics, performance indicators and progress concerning ESG matters to the Board

•  recommend to the Board any action on ESG and related matters that may be required or considered advisable

4

Health, Safety, Environmental and Technical Committee Members	Functions of the Committee	Meetings in 2020
George R. Johnson, Chair Terry V. Rogers Charles B. Stanley George R. Nethercutt, Jr. Alice Wong(4)

•  review operational and exploration performance

•  review operational, reserve, and other technical risks

•  review and monitor health, safety, and environmental policies

•  review the implementation and effectiveness of compliance systems

•  review the effectiveness of health, safety and environmental policies, systems and monitoring processes

•  review audit results and updates from management with respect to health, safety, and environmental performance

•  review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company

•  review the technical activities of the Company

•  make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition, or divestiture of mineral properties and/or operations

4

(1)

The Board has determined that each of the members of the Audit Committee is financially literate and Messrs. Ralbovsky and Stanley each qualify as an audit committee “financial expert” as defined by SEC rules.

(2)	Each member of the Audit, Compensation, and Governance Committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules.
(3)	No members on the Audit Committee serve on the audit committee of any other public companies.
(4)	Ms. Wong was appointed to the Board and each of the Audit and Health, Safety, Environmental and Technical committees on February 26, 2021.

Diversity

The Company’s Corporate Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board

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seeks to include diversity in professional experience, skills, industry background, race, national origin, and gender, as well as the ability of members (and candidates for membership on the Board) to devote sufficient time to performing their duties in an effective manner.

Director Communications

Shareholders or other interested parties wishing to communicate with the Chairman or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Chairman of the Board, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. Please refer to our website at www.hecla-mining.com under the tab entitled “Investors” and then select the tab entitled “Corporate Governance” for any changes in this process.

Succession Planning

The Compensation Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed our CEO and to report annually to the Board on the status of the succession plan. The committee also addresses issues related to the preparedness for the possibility of an emergency situation involving senior management and an assessment of the long-term growth and development of the senior management team.

The CEO and Vice President of Human Resources communicate with the committee regularly regarding succession planning. The committee reviews recommended candidates for senior management positions as part of the process to identify and gauge the availability of qualified candidates for those positions and receives reports concerning development plans that are utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

In conjunction with our succession reviews, management also reviews potential successors for the top management roles across Hecla.

Our Corporate Governance Guidelines provide that in the event of the death, resignation, removal or incapacitation of the President and CEO, the Chairman will act as the President and CEO until a successor is duly elected. In addition, our Corporate Governance Guidelines and Bylaws provide that in the event of the death, resignation, removal or incapacitation of our current Chairman, the President and CEO will act as Chairman until his successor is duly elected.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available on our website at www.hecla-mining.com under the tab entitled “Investors” and then selecting the tab entitled “Corporate Governance.” These include:

•	Corporate Governance Guidelines;
•	Whistleblower Policy;
•	Charters of the Audit, Compensation, Governance and Social Responsibility, and Health, Safety, Environmental and Technical Committees of the Board;
•	Code of Ethics for our Chief Executive Officer and Senior Financial Officers;
•	Code of Conduct;
•	Certificate of Incorporation; and
•	Bylaws.

The information on our website is not incorporated by reference into this Proxy Statement.

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

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Corporate Governance and Related Matters

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Conduct in accordance with SEC and NYSE corporate governance standards. The Corporate Governance Guidelines were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders.

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our communities and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Conduct to promote the conduct of our business in a consistently legal and ethical manner. Our Code of Conduct covers many topics, including conflicts of interest, confidentiality, fair dealing, proper use of the Company’s assets, and compliance with laws, rules and regulations. In addition to the Code of Conduct for directors, officers and employees, our CEO and Chief Financial Officer are also bound by a Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The Governance Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Conduct, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Conduct. Our employees may submit any concerns regarding apparent violations of the Code of Conduct to their supervisor, our General Counsel, the Chair of the Governance Committee, or through our anonymous telephone hotline.

Majority Voting for Directors and Director Resignation Policy

In February 2017, the Governance Committee recommended and the Board approved amendments to the Corporate Governance Guidelines to include a director resignation policy. The policy provides that any director who is not elected by a majority of votes cast shall tender his or her resignation to the committee. The committee will recommend to the Board whether to accept or reject the resignation offer, or whether another action should be taken. In determining whether to recommend that the Board accept any resignation offer, the committee will consider all factors believed relevant by it. The Board will act on the committee’s recommendation within 90 days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the committee and any additional information and factors that the Board finds relevant. If the Board accepts a director’s resignation offer pursuant to this process, the committee will recommend to the Board and the Board will thereafter determine whether to fill such vacancy or reduce the size of the Board. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the committee or the Board with respect to his or her own resignation offer. If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal.

Whistleblower Policy

We have a Whistleblower Policy adopted by our Audit Committee that encourages our employees to report to appropriate Company representatives, without fear of retaliation, certain accounting information relating to possible fraud. Our employees may submit any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to the Audit Committee, our General Counsel, or through our anonymous telephone hotline. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with shareholders.

Board of Directors Selection Process

Our Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. On February 26, 2021, the Board increased the size of the Board from eight members to nine members due to the appointment of a new Class I director (Ms. Alice Wong).

32     www.hecla-mining.com

Corporate Governance and Related Matters

Identifying and Evaluating Nominees for Director

Director Selection Process

1	Candidate Recommendations	2	Governance Committee	3	Board of Directors	4	Shareholders
From shareholders, management, directors, and search firms		• Evaluates the Board’s needs and screens and interviews candidates • Reviews qualifications and expertise, tenure, regulatory requirements, and diversity • Recommends nominees		Discusses, analyzes independence, and selects nominees for election		Vote on nominees at annual meeting

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The committee is responsible for ensuring that the composition of the Board accurately addresses the needs of our business. In the event vacancies are anticipated, or arise, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders, or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election.

While the committee and our Board prioritize maintaining a board that is comprised of directors with a diverse set of skills, backgrounds, experiences, and perspectives, they also recognize the importance of balancing these qualifications with the overall tenure of directors in their long-term approach to board refreshment. The fresh viewpoints and philosophies newer directors bring, coupled with the valuable experience and institutional knowledge the longer-tenured directors possess, benefits the Board and its overall contribution to the Company.

The Board has appointed four highly qualified directors since 2016 who bring insight to areas such as mining, international business, acquisitions, operations, legal, risk management, geology, engineering, finance, and tax. To supplement our newer directors, our longer-tenured directors have extensive knowledge of our operations and have the perspective of overseeing our business activities through economic cycles and across differing competitive environments.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Recent additions to the Board provide new perspectives and diversity, while directors who have served for a number of years bring experience, continuity, institutional knowledge, and insight into the Company’s business and industry. Directors with relevant business and leadership experience provide the Board a useful perspective on business strategy and significant risks and an understanding of the challenges facing the business. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who (i) continue to satisfy the committee’s criteria for membership on the Board, (ii) the committee believes continue to make important contributions to the Board, and (iii) consent to continue their service on the Board. Directors should also be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

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Corporate Governance and Related Matters

The committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole and contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance, and business experience. Summarized below is a description of why each core competency is important for service on Hecla’s Board.

Director Qualifications and Experience
Audit Committee Financial Expert			∎			∎		∎

Board Service on Public Companies

We value individuals who understand public company reporting responsibilities and have experience with the issues commonly faced by public companies. Five of our directors have served on boards of other public companies.

	∎			∎	∎		∎	∎

CEO and Company Administration

These skills are important to gain a practical understanding of organizations and drivers of individual growth and development. Seven of our directors have had some experience in the administration of a multijurisdictional company. Two of our directors have experience as a chief executive officer.

	∎							∎
Corporate Governance Experience with governance principals and policies. All our directors have had experience in corporate governance.	∎	∎	∎	∎	∎	∎	∎	∎	∎

Environmental and Social Responsibility

Experience with environmental and social responsibility initiatives, including sustainability, diversity, and inclusion. Six of our directors have experience in environmental and social responsibility.

	∎	∎		∎			∎	∎	∎

Finance

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. It is important to have experience in capital markets, corporate finance, accounting, and financial reporting and several of our director’s satisfy the “accounting or related financial management experience” criteria set forth in the NYSE listing standards. Three of our directors satisfy the “audit committee financial expert” criteria set forth in regulations of the SEC. Eight of our directors have financial knowledge.

	∎	∎	∎	∎		∎	∎	∎	∎

Geology, Mining and Engineering

It is important that some of our directors have experience in open-pit and underground mines, as well as knowing the science and technology of extracting minerals, exploration, geology, metallurgy, and geotechnical engineering experience. Two of our directors have experience managing mining operations. Three of our directors has experience in geology, mining, and/or engineering.

				∎			∎	∎

Industry Experience

Having experience in our industry or a similar industry contributes to a deeper understanding of our business strategy, operations, key performance indicators and competitive environment. All our directors have experience in mining or a similar industry.

	∎	∎	∎	∎	∎	∎	∎	∎	∎

Industry Association Participation

Experience in organizations that support companies and employers in the mining industry and protect their rights. Three of our directors have chaired an industry organization. Seven of our directors have a long and highly regarded reputation in the industry.

	∎	∎		∎		∎	∎	∎	∎

International Business

With operations in Mexico and Canada and prospects for further expansion, international experience helps us understand opportunities and challenges. All our directors have had international business experience.

	∎	∎	∎	∎	∎	∎	∎	∎	∎

Senior Leadership

Experience serving as CEO or a senior business executive, as well as hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management and leadership development, provides a practical understanding of how organizations like Hecla function. Eight of our directors have senior business leadership experience.

	∎	∎	∎	∎		∎	∎	∎	∎

Legal and Compliance

Hecla is subject to a broad array of government regulations. Mining is impacted by changes in law or regulation in areas such as safety, environmental and disclosure. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies. Four of our directors have formal legal education and understand the legal risks and obligations of the Company.

	∎	∎			∎	∎
Reputation in the Industry	∎	∎		∎		∎	∎	∎	∎

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Corporate Governance and Related Matters

Director Qualifications and Experience

Risk Management

In light of the Board’s role in risk oversight, we seek directors who can contribute to the identification, assessment and prioritization of risks facing the Company. All our directors have experience with our business to understand key areas of risk.

	∎	∎	∎	∎	∎	∎	∎	∎	∎

Strategic Planning, Business Development, Business Operations

Experience defining and driving strategic direction and growth and managing the operations of a business or large organization. All our directors have experience in setting and managing the strategic direction of a business.

	∎	∎	∎	∎	∎	∎	∎	∎	∎
(1)	Mr. Nethercutt will be retiring at the Annual Meeting.

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the Governance Committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Shareholder Nominees

The Governance Committee will consider persons recommended by shareholders as nominees for election as directors. Our Bylaws provide any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth on page 101. Shareholders who wish to submit a proposed nominee to the committee should send written notice to the Governance Committee Chairman, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, within the time period set forth on page 102. The notification should set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; the name and address of the shareholder or beneficial owner making the nomination or on whose behalf the nomination is being made; and the class and number of shares of stock of the Company owned beneficially and of record by such shareholder or beneficial owner. The committee will consider shareholder nominees on the same terms as nominees selected by the committee.

Regardless of how a candidate is brought to the committee, qualified candidates are subjected to one or more interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

Director Qualifications, Evaluation, and Nomination

The Governance Committee believes nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States or any state thereof, including investigations for fraud or financial misconduct.

In connection with the director nominees who are up for re-election at the Annual Meeting, the committee also considered the nominees’ roles in: (i) overseeing the Company’s efforts in complying with its SEC disclosure

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Corporate Governance and Related Matters

requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the development of the strategic plan of the Company; and (iv) working with management to implement the Company’s strategic goals and plans. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. Our Bylaws and Corporate Governance Guidelines provide that directors will not be nominated for re-election after their 75th birthday.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas, including corporate governance, executive management, legal, accounting, finance, mining, exploration, and board service. The committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

36     www.hecla-mining.com

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

In accordance with our Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at different times. There are three Class II directors whose terms will expire at the 2021 Annual Meeting: Stephen F. Ralbovsky, Catherine “Cassie” J. Boggs, and George R. Nethercutt, Jr. Mr. Nethercutt has reached the mandatory retirement age and will not stand for re-election.

At a meeting held by the Governance and Social Responsibility Committee in February 2021, the committee determined the directors whose terms are expiring – Mr. Ralbovsky and Ms. Boggs – were qualified candidates to stand for re-election at the Annual Meeting, and the Board designated each as nominees for re-election as directors of the Company, each for a three-year term expiring in 2024.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Stephen F. Ralbovsky and Catherine “Cassie” J. Boggs. If any nominee becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Biographical Information

Set forth below is biographical information for each of the director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each director nominee should serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in executive leadership and management, legal, accounting, finance, and company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business.

Current Class II Nominees for Election to the Board – Term Ending at the 2021 Annual Meeting

If elected, the nominees will each serve for a three-year term ending in 2024. The nominees are as follows:

Stephen F. Ralbovsky
Founder and Principal of Wolf Sky Consulting LLC
Age: 67 Director since: 2016 Other Directorships: None	Hecla Committees: • Audit (Chair) • Governance and Social Responsibility

Mr. Ralbovsky has been the Founder and Principal of Wolf Sky Consulting LLC since June 2014. Prior to that, he was a partner with PricewaterhouseCoopers LLP from February 1987 until his retirement in June 2014, where he concentrated his practice on public companies operating in the mining industry. He is a part-time Professor of Practice at the University of Arizona’s James E. Rogers College of Law. Mr. Ralbovsky is also a member of several organizations, including AICPA, Arizona Society of CPAs, National Mining Association, and Society for Mining, Metallurgy and Exploration.

Board Qualification and Skills: Mr. Ralbovsky is a CPA and has over 39 years experience in taxation, auditing, and accounting, where he was specifically heavily involved in the mining industry with an emphasis in global mining tax and royalty policy. He has held leadership positions, including U.S. Mining Leader, U.S. Mining Tax Leader, Global Mining Tax Leader and Tax Partner while employed with PricewaterhouseCoopers LLP.

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Proposal 1 — Election of Class II Directors

Catherine “Cassie” J. Boggs
Former General Counsel at Resource Capital Funds
Age: 66 Director since: 2017 Other Directorships: Funzeleo	Hecla Committees: • Governance and Social Responsibility (Chair) • Audit • Compensation

Ms. Boggs served as the General Counsel at Resource Capital Funds from January 2011 until her retirement in February 2019. Since November 2019, she has been serving as an Intermittent Expert in mining with the US Department of Commerce’s Commercial Law Development Program. She has been a board member of Funzeleo since January 2016, as well as serving as President of the Rocky Mountain Mineral Law Foundation from July 2012 to July 2013, and a board member of the Rocky Mountain Mineral Law Foundation from July 2011 to July 2015. She has served as an Adjunct Professor at the University of Denver, Sturm College of Law since January 2021.

Board Qualification and Skills: Ms. Boggs has over 38 years experience as an attorney in the mining and natural resources sectors, in both domestic and international mining. She has extensive experience in leadership in the mining industry, having worked for Barrick Gold Company, serving in a variety of leadership roles, including serving as the CEO of Tethyan Copper Company, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold. She also has experience in due diligence, country and political risk assessments, and the structuring and implementation of risk mitigation strategies.

Required Vote

Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “for,” “against” or “abstain” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. If the votes cast “against” an incumbent director exceeds the number of votes cast “for” the director, the director will not be elected, will remain on the Board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See Majority Voting for Directors and Director Resignation Policy on page 32 for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the nominees for election as directors.

The Board recommends that shareholders vote “FOR” the election of Stephen F. Ralbovsky and Catherine “Cassie” J. Boggs.

38     www.hecla-mining.com

Proposal 1 — Election of Class II Directors

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are appointed or elected.

Continuing Class III Members of the Board – Term Ending at the 2022 Annual Meeting

Ted Crumley
Former Executive Vice President and Chief Financial Officer OfficeMax Incorporated
Age: 76 Director since: 1995 Board Chairman since: 2006 Other Directorships: None	Hecla Committees: • Executive • Compensation

Mr. Crumley served as the Executive Vice President and Chief Financial Officer of OfficeMax Incorporated from January 2005 until his retirement in December 2005. He was also Senior Vice President of OfficeMax Incorporated from November 2004 to January 2005; and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation from 1994 to 2004.

Board Qualification and Skills: Mr. Crumley has substantial financial experience gained from a long career with OfficeMax Incorporated and Boise Cascade Corporation, where he served as Executive Vice President and Chief Financial Officer. He has over 30 years’ experience in management, finance, and accounting in the natural resources industry. He served in numerous senior leadership positions, including Executive Vice President and Chief Financial Officer of OfficeMax Incorporated and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation. With over 26 years of service on Hecla’s Board, Mr. Crumley understands all aspects of our business.

Terry V. Rogers, C. Dir., H.R.C.C.C.
Former Senior Vice President and Chief Operating Officer Cameco Corporation
Age: 74 Director since: 2007 Other Directorships: None	Hecla Committees: • Compensation (Chair) • Health, Safety, Environmental and Technical • Executive

Mr. Rogers served as Senior Vice President and Chief Operating Officer of Cameco Corporation from February 2003 until his retirement in June 2007. He was the former President of Kumtor Operating Company from 1999 to 2003 and served on the Board of Directors of Centerra Gold Inc., and its predecessor company, Cameco Gold, from February 2003 to May 2018.

Board Qualification and Skills: Mr. Rogers has over 30 years experience in the mining industry, including open-cast, open-pit and underground operations in coal, gold, and uranium mines around the world. He acquired his financial experience from his senior leadership/executive officer experience with Cameco Corporation and prior companies. He served in numerous senior leadership positions, including Senior Vice President and Chief Operating Officer of Cameco Corporation, and former President of Kumtor Operating Company. He also served over 15 years on the board of Centerra Gold Inc., where he served as chairman of the human resources and compensation committee, and as a member of the audit committee. He obtained a Chartered Director (C. Dir.) designation from The Directors College in 2011, as well as a Human Resources and Compensation Committee Certified (H.R.C.C.C.) designation from the Directors College in 2013.

2021 Proxy Statement    39

Proposal 1 — Election of Class II Directors

Charles B. Stanley
Managing Member of Cutthroat Energy, LLC
Age: 62 Director since: 2007 Other Directorships: None	Hecla Committees: • Health, Safety, Environmental and Technical • Audit

Mr. Stanley has been the Managing Member of Cutthroat Energy, LLC, since April 2019. Prior to that, Mr. Stanley was Chief Executive Officer, President and Director of QEP Resources, Inc. from May 2010 until his retirement in January 2019, and Chairman of QEP’s Board of Directors from May 2012 until his retirement in January 2019. He also served as Chairman, Chief Executive Officer, President and Director of QEP Midstream Partners LP from May 2013 to December 2014.

Board Qualification and Skills: Mr. Stanley has over 35 years experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources. He gained his extensive financial experience from a long career with QEP Resources, Inc. and prior companies. In addition to his former position at QEP Resources, Inc., Mr. Stanley served in numerous other senior leadership positions, including Chief Executive Officer and President of QEP Midstream Partners, LP, and Chief Operating Officer of Questar Corporation. He served on the board of QEP Resources, Inc. for 8 years and as Chairman of the board from May 2012 until his retirement in January 2019. Prior to serving on QEP’s board, Mr. Stanley served on the board of Questar Corporation for eight years, and has served on the boards of various oil and gas industry trade organizations.

Continuing Class I Members of the Board – Term Ending at the 2023 Annual Meeting

Phillips S. Baker, Jr.
President and Chief Executive Officer
Age: 61 Director since: 2001 Other Directorships: None	Hecla Committees: • Executive (Chair)

Mr. Baker has been our Chief Executive Officer since May 2003 and has served as our President since November 2001. Mr. Baker has served as Chairman of the Board for the National Mining Association since October 2017, and has been a Board member since September 2010. He served as a Director of QEP Resources, Inc. from May 2010 to March 2021. He also served as Vice Chairman of the Board for the National Mining Association from October 2015 to October 2017. He has also served as a Board member of the National Mining Hall of Fame and Museum since February 2012.

Board Qualification and Skills: Mr. Baker has substantial financial experience gained in his roles of President, Chief Executive Officer, and previously as Chief Financial Officer of the Company. He has served as Hecla’s President for 19 years and as Chief Executive Officer for 17 years, and has 25 years of executive and management experience in the mining industry. In addition to serving on the Board of Hecla, he served on the Board of QEP Resources, Inc. for 10 years, as well as serving as the chair of the audit committee and as a member of the governance committee for QEP Resources, Inc.

George R. Johnson
Former Senior Vice President of Operations with B2Gold Corporation
Age: 72 Director since: 2016 Other Directorships: B2Gold Corporation	Hecla Committees: • Health, Safety, Environmental and Technical (Chair) • Audit • Governance and Social Responsibility

Mr. Johnson served as Senior Vice President of Operations of B2Gold Corporation from August 2009 until his retirement in April 2015. He has served on the Board of Directors of B2Gold Corporation since March 2016.

Board Qualification and Skills: Mr. Johnson has over 45 years of foreign and domestic experience in underground and open-pit mine construction and operations management as a mining engineer.

40     www.hecla-mining.com

Proposal 1 — Election of Class II Directors

Alice Wong, ICD.D
Senior Vice President and Chief Corporate Officer Cameco Corporation
Age: 61 Director since: 2021 Other Directorships: SaskEnergy Incorporated	Hecla Committees: • Audit • Health, Safety, Environmental and Technical

Ms. Wong has served as Senior Vice President and Chief Corporate Officer of Cameco Corporation since 2011. She was Cameco’s Vice President of Safety, Health, Environment, Quality and Regulatory Relations from 2008 to 2011, and Vice President of Investor, Corporate and Government Relations from 2005 to 2008. She has been a Board member of SaskEnergy Incorporated since December 2016, as well as a member of the Mining Association of Canada since June 2016, Canadian Nuclear Association since January 2013, and Saskatchewan Mining Association since January 2013. In 2012, Ms. Wong was named as one of SaskBusinesses 2012 Women of Influence. She is a former mentee in Catalyst’s Women on Board Mentoring Program. In 2018, she was named a Diversity 50 Board Ready Candidate by the Canadian Board Diversity Council and an Alumni of Influence by the University of Saskatchewan’s College of Arts and Science.

Board Qualification and Skills: Ms. Wong has been with Cameco for more than 30 years in increasingly senior leadership roles and has gained a wealth of experience from her diverse responsibilities. In her current role as Senior Vice President and Chief Corporate Officer, she provides executive oversight for human resources, safety, health, environment, quality, regulatory relations, business technology services, supply chain management, internal audit, and corporate ethics. She obtained her Corporate Directors Designation (ICD.D) from the ICD Rotman Director’s Education Program.

2021 Proxy Statement    41

COMPENSATION OF NON-MANAGEMENT DIRECTORS

The Compensation Committee of the Board is responsible for recommending to the independent members of the Board the form and amount of compensation for our non-management directors. The independent members of the Board consider the committee’s recommendation and make the final determination of non-management director compensation.

Compensation for non-management directors is designed to reflect current market trends and developments with respect to compensation of Board members. It consists of a combination of cash retainers and equity awards.

Compensation Consultant and Peer Group Benchmarking

The Compensation Committee periodically engages an independent compensation consultant to benchmark director compensation against a peer group, which is the same group of companies the committee uses to benchmark executive compensation (see page 52 for a list of these companies). In 2020, the committee did not retain an independent compensation consultant to review director compensation. The committee reviewed our non-management director compensation, but no changes were made in 2020.

Components of Non-Management Director Compensation

Compensation Element	Current Value

Annual Board Retainer	$98,000

Annual Board Chairman Retainer	$120,000

Annual Committee Chairman Retainer for:

• Health, Safety, Environmental & Technical Committee	$12,000

• Audit Committee	$12,000

• Compensation Committee	$12,000

• Governance Committee	$8,000

• Executive Committee	$0

Annual Equity	$120,000

Annual cash retainers are paid in quarterly installments. Other than annual cash retainers and equity, no other attendance fees are paid to the non-management directors.

Equity Compensation

We maintain the Hecla Mining Company Stock Plan for Nonemployee Directors (“Director Stock Plan” or “plan”). The plan is currently scheduled to terminate on May 15, 2027 and is subject to termination by the Board at any time. Pursuant to the plan, before September 30 of each year, each non-management director is credited with a number of shares determined by dividing the annual equity retainer payable to each non-management director for service on the Board for the following year by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year (the “Stock Retainer”). A minimum of 25% of the annual Stock Retainer under the Director Stock Plan is contributed to a grantor trust established by the Company. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the Stock Retainer will be transferred to the non-management director as soon as practicable.

Non-management directors joining the Board after September 30 of any year will be credited with a pro rata grant of shares when they join the Board. A minimum of 25% of their Stock Retainer for that year will be contributed to the trust. Each director may elect, within 30 days after becoming a participant in the Director Stock Plan, to have a greater percentage contributed to the grantor trust for that year. The remaining portion will be transferred to these directors as soon as practicable after they become members of the Board.

42     www.hecla-mining.com

Compensation of Non-Management Directors

The shares held in the grantor trust are subject to the claims of our creditors until delivered under the terms of the Director Stock Plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change in control of the Company (as defined in the Director Stock Plan); or (v) a time elected by the director, except that shares must be held in the trust for at least two years prior to delivery. As of December 31, 2020, there were 2,476,644 shares remaining available for issuance under the Director Stock Plan.

The following chart summarizes the annual cash and equity compensation for our non-management directors during 2020.

Non-Management Director Compensation for 2020

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)

Catherine J. Boggs	106,000	211,831	0	317,831

Ted Crumley, Chairman	218,000	211,831	0	429,831

George R. Johnson	110,000	211,831	7,500	329,331

George R. Nethercutt, Jr.	98,000	211,831	0	309,831

Stephen F. Ralbovsky	110,000	211,831	0	321,831

Terry V. Rogers	110,000	211,831	3,750	325,581

Charles B. Stanley	98,000	211,831	0	309,831
(1)

The amounts shown in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The stock awards column represents the aggregate grant date fair value of the stock granted to each non-management director under the Director Stock Plan in 2020 as computed in accordance with ASC Topic 718. For each director, the number of common shares granted was determined by dividing $120,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year ($2.147) ($120,000 ÷ 2.147 = 55,892). On July 9, 2020, each non-management director received 55,892 shares of our common stock under the terms of the Director Stock Plan. Based on our closing stock price on the NYSE on the date of grant of July 9, 2020 ($3.79), the grant date fair value for each grant of 55,892 shares was $211,831. (This amount does not reflect the actual amount that may be realized by each director).

(2)	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program. See Political Contributions and Engagement on page .

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Hecla Charitable Foundation matches contributions made to qualifying nonprofit organizations. Beyond these items, no other compensation was paid to any non-management director.

2021 Proxy Statement    43

Compensation of Non-Management Directors

Non-Management Director Stock Ownership

The following table summarizes the non-management directors stock ownership as of December 31, 2020. See Stock Ownership Guidelines on page 70 for further discussion. As of December 31, 2020, all non-management directors met the guidelines.

Non-Management Director Stock Ownership as of December 31, 2020

Director	Annual Retainer ($)	X Annual Retainer	Total Value of Shares to be Held ($)	Shares Held Directly (#)	Shares Held in Grantor Trust(1) (#)	Total Shares (#)	Total Value of Shares Held by Director ($4.0506)(2) ($)	Meets Guidelines

Boggs	98,000	3x	294,000	82,459	98,640	181,099	733,560	Yes

Crumley	218,000	3x	654,000	126,536	220,431	346,967	1,405,425	Yes

Johnson	98,000	3x	294,000	17,273	148,092	165,365	669,827	Yes

Nethercutt	98,000	3x	294,000	31,686	162,080	193,766	784,869	Yes

Ralbovsky	98,000	3x	294,000	17,273	148,092	165,365	669,827	Yes

Rogers	98,000	3x	294,000	93,103	144,611	237,714	962,884	Yes

Stanley	98,000	3x	294,000	100,536	189,478	290,014	1,174,731	Yes
(1)	As of December 31, 2020, the total amount of shares held in trust pursuant to the terms of the Stock Plan for Nonemployee Directors by each of the above-named directors.
(2)	The value of shares held is determined by using the average closing price of the Company’s common stock for the calendar year on the NYSE, which for 2020 was $4.0506.

Additional information regarding shares held by the non-management directors is included in the Security Ownership of Certain Beneficial Owners and Management table on page 102.

44     www.hecla-mining.com

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation, and termination, if necessary, of the independent registered public accounting firm retained to audit our financial statements. The committee appointed BDO USA, LLP (“BDO”) as the independent registered public accounting firm for Hecla for the calendar year ending December 31, 2021. BDO has been retained in that capacity since 2001. The committee is aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, the committee:

•	reviews all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;
•	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;
•	conducts regular private meetings separately with each of BDO and our management;
•	interviews and approves the selection of BDO’s new lead engagement partner with each rotation;
•	at least annually obtains and reviews a report from BDO describing all relationships between the independent auditor and Hecla; and
•	reviews data relating to audit quality and performance, including the most recent Public Company Accounting Oversight Board (“PCAOB”) reports on BDO and its peer firms.

The members of the committee believe that the continued retention of BDO to serve as our independent registered public accounting firm is in the best interests of Hecla and our shareholders.

Although ratification is not required, the Board and the committee are submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm, and as a matter of good governance practice. In the event our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the committee to consider the appointment of a different firm. Even if the appointment is ratified, the committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and its shareholders.

Representatives of BDO will be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Required Vote

Under the Sarbanes-Oxley Act of 2002, the committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to ratify the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2021 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.

The Audit Committee and Board recommend shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.

2021 Proxy Statement    45

PROPOSAL 2 — Ratification of the Appointment of BDO USA, LLP as Our Independent Registered Public Accounting Firm for 2021

Pre-Approval Process

The committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The committee charter authorizes the committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The committee has delegated its pre-approval authority to the Chair of the committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services until the next regularly-scheduled meeting of the committee, provided that in such case the Chair shall provide a report to the committee at its next regularly-scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority. On a periodic basis, management reports to the committee the actual spending for projects and services compared to the approved amounts.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the years ended December 31, 2019 and December 31, 2020, and fees for other services rendered by BDO during those periods.

	2020	2019

Audit Fees(1)	$1,041,500	$960,160

Audit Related Fees(2)	93,000	88,000

Tax Fees(3)	10,000	48,000

All Other Fees	—	—

Total	$1,144,500	$1,096,160
(1)

Relates to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and fees related to the registration of securities with the SEC, including the $475 million debt refinancing in February 2020.

(2)	Consisted principally of fees for audits of financial statements of employee benefit plans.
(3)

Consisted of fees for tax assistance in preparation of the Scientific Research & Experimental Development Tax Credits Application of Hecla Quebec (one of our subsidiaries), submitted to Revenue Canada (2020 – fiscal year 2020, 2019 – fiscal years 2018 and 2019).

Report of the Audit Committee

The committee acts under a written charter. You may obtain a copy of the charter in the “Investors” section of www.hecla-mining.com under “Corporate Governance.”

In the performance of its oversight responsibilities, the committee (1) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the fiscal year ended December 31, 2020; (2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB Audit Standard No. 1301, Communications with Audit Committees; (3) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the committee regarding independence; and (4) discussed with the Company’s independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence. During 2020, the committee worked with management, our internal auditor, and our independent auditor to address Sarbanes-Oxley Section 404 internal control requirements. The committee met six times in 2020.

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations, and contractual obligations. The committee, together with the Board of Directors, is responsible for oversight of the Company’s management of risks. As part of its responsibilities for oversight of the Company’s management of risks, the committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

46     www.hecla-mining.com

PROPOSAL 2 — Ratification of the Appointment of BDO USA, LLP as Our Independent Registered Public Accounting Firm for 2021

The committee has discussed with both Hecla’s internal auditor and independent registered public accounting firm the overall scope of the plans for their respective audits. The committee regularly meets with a representative of the firm hired to serve as Hecla’s internal auditor and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of Hecla’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm. Based on the review and discussion and the representations made by management and the Company’s independent registered public accounting firm, the committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and filed with the SEC.

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates this Audit Committee Report by reference therein.

Respectfully submitted by

The Audit Committee of the

Board of Directors

Stephen F. Ralbovsky, Chair

Catherine J. Boggs

George R. Johnson

Charles B. Stanley

2021 Proxy Statement    47

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION

Our Board seeks your vote to approve, on an advisory basis, the compensation paid to our NEOs for 2020 as set forth under the heading Compensation Discussion and Analysis (“CD&A”) on page 50 and in the accompanying compensation tables starting on page 79, and related material. The Board believes that the Company’s current executive compensation program is right for the Company and our shareholders. The Company’s executive compensation program is designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company in order to maintain and increase shareholder value. The Company seeks to provide executive compensation that is competitive with that provided by companies in our peer group within the mining industry. The Company also seeks to provide both short- and long-term financial incentives to our executives that reward them for good performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term shareholder value.

Underlying these incentives is a strong philosophy of “pay-for-performance” that forms the foundation of decisions regarding the compensation of our NEOs. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our NEOs with the interests of our shareholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company through market challenges over the long-term.

The primary methods we use to align the interests of our NEOs with our shareholders and to achieve “pay-for-performance” include:

•	Placing a vast majority (79.5%) of the CEO’s total compensation at-risk;
•	Targeting total direct compensation of our NEOs’ at approximately the 50th percentile;
•	Striking the right balance between short- and long-term results; and
•

Selecting appropriate performance metrics, including market-based measures such as TSR, annual financial and operational goals such as production and EBITDA, and individual performance goals that drive our long-term business strategy.

Some highlights of our executive compensation program and recent Compensation Committee actions include the following:

✓

the performance-based shares awarded to our CEO and NEOs in 2018 vested on December 31, 2020 with a value of $0 for the second year in a row, due to the failure of the Company’s 3-year TSR to be above the 50th percentile of its peer group;

✓	reduced NEO total direct compensation to the median of our peer group;
✓

an LTIP that closely aligns payout with share performance by using a TSR positive or negative multiplier of performance depending on relative share performance, while capping payouts at target if absolute return is negative;

✓	reduced the targeted value of the CEO’s 2020 performance-based units from $500,000 to $400,000; and
✓	reduced the CEO’s Long-term Incentive Plan units from 10,000 to 8,000.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this Proxy Statement, particularly the section titled Compensation Discussion and Analysis, which contains detailed information about our executive compensation program. We currently hold our “Say-on-Pay” advisory vote every year.

The Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

We are asking shareholders to approve the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, described in the Compensation Discussion and Analysis, Summary Compensation Table for 2020, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2021 Annual Shareholders’ Meeting, is hereby APPROVED.”

48     www.hecla-mining.com

PROPOSAL 3 — Approval, on an Advisory Basis, of Our Executive Compensation

Required Vote

The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 3 must exceed the number voted “against” Proposal 3 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

The Board recommends that you vote “FOR” approval of the compensation of our NEOs.

2021 Proxy Statement    49

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate, and retain highly qualified and experienced executives, reward performance and provide incentives based on our performance, with an overall emphasis on maximizing our long-term shareholder value. Our executive compensation program consists of several components, including base salary, short- and long-term performance awards (paid in cash or equity), equity awards, a deferred compensation plan and retirement benefits. This Compensation Discussion and Analysis (“CD&A”) provides information regarding our compensation objectives, the relationship between the components of our compensation program and our objectives and factors considered by the committee in establishing compensation levels for our NEOs. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Principal Position

Phillips S. Baker, Jr.	61	President and CEO

Lindsay A. Hall*	65	Senior Vice President and Chief Financial Officer

Lauren M. Roberts	55	Senior Vice President and Chief Operating Officer

Robert D. Brown	52	Vice President – Corporate Development

David C. Sienko	52	Vice President and General Counsel
*	Resigned in February 2021.

Executive Summary

Hecla is the largest primary silver producer in the U.S. – and the oldest NYSE-listed precious metals mining company in North America. Its operating silver mines are located in Alaska (Greens Creek) and Idaho (Lucky Friday), and is a gold producer with operating mines in Quebec, Canada (Casa Berardi) and Nevada (Fire Creek). We also produce lead and zinc. In addition to our diversified silver and gold operations and cash-flow generating assets, we have a number of exploration properties and pre-development projects in world-class silver and gold mining districts throughout North America.

In summary, 2020 was a very strong year for Hecla, notwithstanding the difficulties we faced in dealing with COVID-19. During January 2020, we recognized the potential risk COVID-19 could have for our business and we took proactive measures to protect the health of our employees, the reliability of our supply chain, and our finances. The early planning and robust focus during the first quarter were instrumental in allowing us to maintain uninterrupted operations at our Greens Creek Mine. At the Lucky Friday Mine, we began ramping up to full production and rebuilding the relationship with the workforce and the community. Both our Casa Berardi and San Sebastian mines encountered brief government mandated shutdowns, but we worked to mitigate the effect on the employees and the Company. We ramped down our San Sebastian operation and are preparing our Nevada operations for a ramp down in 2021. While we did not achieve all of our goals in 2020, in many cases largely due to the difficulties imposed by COVID-19, the overall result was strong and a significant improvement over the past few years. Our balance sheet was significantly strengthened at the end of the year, employee retention and job satisfaction were very strong, and we reduced our AIFR to the lowest level in our history (2020 had an overall 24% reduction in the AIFR across all our operating mines, and from 2014 to 2020, we achieved a total AIFR reduction of 80%).

50     www.hecla-mining.com

Compensation Discussion and Analysis

Key Operating and Significant Financial Results

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2020, 2019 and 2018.

	As of and for the Year Ended December 31,
Key Results	2020	2019	2018

Silver (ounces) produced	13,542,957	12,605,234	10,369,503

Gold (ounces) produced	208,962	272,873	262,103

Lead (tons) produced	34,127	24,210	20,091

Zinc (tons) produced	63,112	58,857	56,023

Silver-equivalent ounces produced[5]	40,673,180	47,203,721	43,638,249

Gold-equivalent ounces produced[5]	471,413	549,287	540,174

Sales of products (in thousands)[5]	$691,873	$673,266	$567,137

Net loss (in thousands)	$(16,790)	$(99,557)	$(26,563)

Basic loss per common share	$(0.03)	$(0.20)	$(0.06)

EBITDA (in thousands)[6]	$196,940	$129,264	$148,585

Cash from operating activities (in millions)	$180.8	$120.9	$94.2

Cash and cash equivalents (in millions)	$129.8	$62.5	$27.4

Our overall operating and financial results are more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 18, 2021. During the 2020 STIP period, some of our achievements are as follows:

•	best safety record in Hecla’s history that significantly exceeded the quantitative goal;
•	avoided operational disruptions due to COVID-19, with proactive steps taken before a pandemic was declared and with protocols that kept operations nearly COVID-19 free;
•	highest revenue in the Company’s history, third highest reserves and fourth highest free cash flow;
•	annual and two-year TSR was one of the best performers compared to peers;
•	maintained consistent level of debt with an increase of $6 million, from $517 million to $523 million;
•	year-end cash position of $130 million, an increase of $67 million from 2019, with the credit facility undrawn;
•	successfully ramping up the Lucky Friday Mine to full production while reintegrating former striking union members with the crossover and replacement workers and testing a new mining method;
•	our Casa Berardi Mine generated free cash flow exceeding $30 million while establishing lower costs and higher productivity to achieve significantly improved long-term plans;
•	established a new relationship with Investissement Québec with a $32 million long-term loan;
•	achieved significant tax refunds from most jurisdictions Hecla has operations;
•	improved resilience to cyber-risks;
•	all US managers received discrimination training, new employees have a meaningful onboarding process, and a new leadership training program was developed and implemented;
•	funded and strengthened our pensions;
•	drilling programs in Nevada and Mexico were implemented earlier than planned;
•	ESG reporting was increased;
•	improved development opportunities for female employees;
•	resolved a number of outstanding litigation matters;
•	added a new diverse director; and
•	completed a collaboration agreement with the First Nations at our Casa Berardi Mine.

Benchmarking and Competitive Analyses

To attract, motivate and retain key executives, our goal is to provide competitive compensation. We have adopted a pay-for-performance philosophy that incentivizes performance by targeting base salaries below the median of our peer group, but targeting incentives above the peer median. The total direct compensation of our NEOs is

[5]	Silver and gold equivalent production includes silver, gold, lead and zinc production converted to silver and gold ounces using average prices for each year.
[6]

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a measurement that is not in accordance with GAAP. EBITDA is used by management, and we believe is useful to investors, for evaluating our operational performance. A reconciliation of this non-GAAP measure to net (loss), the most comparable GAAP measure, can be found in Appendix B under Reconciliation of Net (Loss) (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP).

2021 Proxy Statement    51

Compensation Discussion and Analysis

targeted at approximately the 50th percentile. The process of setting targeted compensation includes consideration of an NEO’s skills, experience, knowledge, and reputation in the industry, as well as Company needs.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group reflects this with only two U.S. companies among our peer group. In addition, our co-headquarters is in Vancouver, British Columbia, where some of our NEOs work. The committee reviews and determines the composition of our peer group on an annual basis. In May 2020, the committee removed from the peer group Detour Gold because it was acquired by Kirkland Lake Gold, and added Oceana Gold, Torex Gold, Pretium Resources and Novagold, as these companies are either similar to Hecla in total revenue, total assets and/or market capitalization.

In 2020, our peer group was made up of the following 15 companies, whose aggregate profile was comparable to Hecla in terms of size, industry, and competition for executive talent.

Company	Annual Revenue(1) ($millions US)	Market Cap(1) ($millions US)	Total Assets(1) ($millions US)	Corporate Location	TSR Peer(2)

IAMGOLD Corporation	1,065	1,775	3,862	Canada	●

Centerra Gold Inc.	1,375	2,353	2,702	Canada	●

Pan American Silver Corporation	1,351	4,979	3,462	Canada	●

Novagold	0	2,964	246	Canada

Coeur Mining Inc.	712	1,968	1,379	United States	●

Torex Gold	641	1,353	1,230	Canada	●

B2Gold Corp.	1,156	4,216	2,683	Canada	●

Alamos Gold Inc.	683	2,368	3,397	Canada	●

SSR Mining	607	4,225	1,750	Canada	●

Royal Gold, Inc.	423	8,020	2,555	United States

Eldorado Gold	618	1,405	4,649	Canada	●

New Gold Inc.	631	602	2,159	Canada	●

First Majestic Silver Corp.	364	2,729	1,028	Canada	●

Pretium Resources	485	2,089	1,573	Canada	●

Oceana Gold	651	1,382	2,072	Canada	●

Median	641	2,353	2,159

Hecla Mining Company	673	1,814	2,637	United States
(1)	In $US millions for and as of year-end 2019.
(2)	These companies are also part of the Company’s TSR peer group.

The peer group is composed entirely of publicly held companies, most of which are engaged in the business of mining precious metals, with revenue, market capitalization and total assets within a reasonable range of Hecla’s. We believe these peer companies are appropriate because they are in the same industry, compete with us for executive talent, have executives in positions similar to ours, and are considered by the committee to be in an acceptable range of revenue, market capitalization and/or total assets compared to Hecla.

During our shareholder outreach, many of our largest shareholders have informed us that, compared to peer groups selected by proxy advisory firms, they consider the peer group chosen by us to be the most relevant and appropriate for compensation and performance benchmarking purposes. The peer group selected last year by Glass-Lewis included 11 of our 13 selected peers. The peer group selected by Institutional Shareholder Services (“ISS”) included only one of our 13 selected peers. The rest of the peer group selected by ISS contained U.S.-based companies in the industrial and specialty chemicals, plastics, coatings, nickel and cobalt-based alloys, steel products and other industries – companies and industries whose market fundamentals are materially different from that of the precious metals mining industry. We understand that ISS’s internal policies prohibit its selection of Canadian companies (which account for 11 of our peers) and require that Hecla be compared to

52     www.hecla-mining.com

Compensation Discussion and Analysis

companies having only similar revenue instead of similar market capitalization or total assets. We believe that a fair compensation peer group, in terms of both industry profile and size, should not be selected for Hecla without including Canadian mining companies.

The committee reviewed an analysis of executive compensation levels at the 25th, 50th, and 75th percentiles of the peer group and the survey data for positions comparable to those held by each of our NEOs. The committee also compared the target total cash compensation (base salary plus target short-term incentive) and target total direct compensation (base salary plus target short-term incentive plus the value of long-term target incentives) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data or survey data applicable to each NEO’s position, we generally target each NEO’s total target direct compensation at the median level and deliver compensation above or below these levels when warranted by performance.

In 2020, total direct compensation (base salary, short- and long-term incentives) for our NEOs was targeted at the approximate median percentile of the peer group.

In 2020, the committee also approved a separate peer group to be used specifically with regard to TSR, which consisted of the following companies/funds:

IAMGOLD Corporation Pan American Silver Corporation First Majestic Silver Eldorado Gold Fresnillo Pretium Resources GDX Vectors Gold Miner ETF	Alamos Gold B2Gold Corp. Centerra Gold Equinox Gold Hochschild Mining Torex Gold GDXJ Vectors Junior Gold Miners ETF	SSR Mining Coeur Mining New Gold Inc. Endeavour Silver Oceana Gold GLD Gold Share SLV Silver Trust

The Compensation Committee Process and the Role of Management and Compensation Consultants

Role of the Committee. The committee, consisting entirely of independent members (Rogers, Crumley, Nethercutt and Boggs), has primary responsibility for executive compensation decisions. The committee carries out its responsibilities under a charter approved by the Board. The committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which is decided by the full Board). In 2020, the committee did not receive assistance from an independent executive compensation consultant. The committee assessed the Company’s compensation arrangements to determine if their provisions and operation created undesired or unintentional risks of a material nature. The committee found that our compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole.

Role of Independent Compensation Consultant. In past years, the committee has used Mercer to perform executive compensation services solely on behalf of the committee. Since our shareholder outreach confirmed no concerns by shareholders and proxy advisory firms, the committee decided not to use a compensation consultant, but instead have the Company’s human resources department review executive compensation. In 2020, the human resources department performed the following services:

•

evaluated the competitiveness of the total direct compensation package provided to Hecla’s executive officers; and specifically, compared Hecla’s current executive officer compensation with compensation provided to executives in similar roles in comparable organizations;

•

reviewed updated information regarding Hecla’s executive compensation program and the positions to be benchmarked, including organization charts, position descriptions, current total compensation and other relevant data;

•	reviewed last year’s peer group to determine if the included companies continue to be appropriate and if any additional companies should be considered for inclusion;
•

collected and analyzed compensation data from the most recent proxy filings of the peer group and summarized the market pay data and compared Hecla’s executive compensation levels to the peer group proxies;

•	analyzed the year-over-year change in compensation levels for Hecla compared to each market data source;
•	analyzed Hecla’s long-term incentive and equity practices compared to peers;
•	prepared a report to the committee summarizing the methodology used and findings; and
•	assisted the committee in meeting its obligation to issue a Compensation Committee Report recommending inclusion of the CD&A in the Proxy Statement.

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Compensation Discussion and Analysis

In June 2020, Hecla’s human resources department performed a competitive analysis and presented its findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short- and long-term incentives and total target compensation, as well as the mix of compensation among these pay elements. The committee compared this information to the executives’ compensation by similarity of position. The committee also reviewed the Company’s performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with Hecla, current compensation arrangements and long-term potential.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each NEO (other than the CEO). As part of our annual review process, the CEO reviews the performance of the other NEOs and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target short-term incentive awards, stock-based grants, and long-term performance unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and Vice President – Human Resources also make recommendations to the committee regarding the Company’s short-term quantitative and qualitative goals, and long-term goals for the NEOs (other than the CEO), as well as recommendations regarding the participation in the Company’s stock-based compensation plans and amendments to the plans, as necessary.

Compensation Philosophy and Objectives

Management and the Board recognize that the mining industry is cyclical, influenced by market factors, and can include wide swings in the prices for precious metals, which are beyond our management’s control, which can significantly influence our profitability and share price. Further, we operate in a competitive and challenging industry, and the supply of mining executives is very limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

We expect top-level performance from our executive management team even during downturns in our industry and during periods of Company expansion. Accordingly, the criteria that the committee has established for our performance-based awards have sometimes been very challenging to achieve. Nevertheless, even in years for which we have incurred a net loss, we have often performed better than most of our industry peers in key respects (e.g., reserves and resources). The committee considers this and other factors in evaluating discretionary awards.

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. Our compensation programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance – through the short- and long-term incentive programs, as well as share performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

•	have compensation that is primarily at-risk and based on strategic objectives and tactical activities; and
•	acquire, retain, and motivate talented executives.

The committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for achieving both short- and long-term quantitative and qualitative goals, while equity incentives align the interests of our executives with those of our shareholders. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of his or her overall compensation.

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Compensation Discussion and Analysis

We also maintain (or avoid) the following pay practices that we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of shareholders:

We DO Have these Practices

✓	Incentive award metrics that are generally objective and tied to Company performance
✓	79.5% of CEO and 68.3% of NEO pay is at-risk
✓	Over 66.5% of total compensation for the CEO is performance-based
✓	55.9% of total compensation for NEOs other than the CEO is performance-based
✓	100% of the CEO’s short-term incentive compensation is tied solely to Company performance
✓	Rigorous stock ownership requirements for our NEOs and directors
✓	Compensation recoupment “clawback” policy
✓	Double-trigger change in control severance benefits for NEOs
✓	Double-trigger change in control vesting acceleration in 2010 Stock Incentive Plan
✓	Time-based equity awards that generally vest over a three-year period to promote retention
✓	Equity awards that are performance-based depend on relative share performance (as well as certain time-based service requirements)
✓	Anti-hedging and anti-pledging policies
✓	Our NEOs, including our CEO, generally must remain employed with the Company through the payment date of their short- and long-term awards, or the awards are forfeited

We DO NOT Have these Practices

×	Repricing of stock options
×	Perquisites
×	Excise tax gross-ups

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Compensation Discussion and Analysis

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2020, our executive compensation program consisted of the following elements:

Pay Element	Metrics / Objective

Base Salary	Objective: Provide a fixed level of cash compensation for performing day-to-day responsibilities. Key Feature: Designed to be at or below median so more pay is at-risk. Terms: Paid semi-monthly.

Incentive Pay

Short-term Incentive Plan

Objective: Focus executives on achieving the Company’s short-term goals, and the performance steps necessary to achieve longer-term objectives.

Key Features: The Company’s short-term incentive pool is targeted at a fixed percentage of all salaried employees’ targeted short-term incentive, but the actual bonus pool is based on achievement of Company goals. Some goals are quantitative, such as EBITDA, production, and AIFR, while others are qualitative that reflect strategic objectives and tactical activities. Weighting of the corporate performance is targeted at 50% quantitative corporate performance goals, 25% qualitative/other goals (although many qualitative goals also have quantitative aspects), and 25% that is determined at the discretion of the committee. Executive incentive pay is based on a combination of corporate and individual performance.

Terms: Determined by the committee and paid in a single payment following the performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving a STIP award must be employed with the Company at the time of payment, except for a termination due to death or disability, or their award is forfeited.

Long-term Incentive Plan

Objective: Focus executives on longer-term value creation as determined by the specific targets of the plan.

Key Features: Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as increasing reserves and production, generating cash flow and shareholder returns.

Terms: Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving a LTIP award must be employed with the Company at the time of payment, or their award is forfeited, except in the cases of death, disability, or in some cases retirement. At the time of an employee’s retirement, in order to receive any LTIP award that otherwise becomes payable, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.

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Compensation Discussion and Analysis

Pay Element	Metrics / Objective

Equity

Restricted Stock Units

Objectives: Align management’s interests with those of shareholders and provide incentive for NEOs to remain with the Company for the long term.

Key Features: Restricted stock unit awards are denominated in shares and delivered in stock with a vesting schedule of three years for NEOs.

Terms: Restricted stock units are granted between May and August of each year. If a NEO leaves the Company for any reason, other than death, disability, or in some cases retirement, before the vesting date, he or she will forfeit his or her restricted stock units. Also, if a NEO retires before their restricted stock units have vested, he or she must meet certain requirements in order for his or her restricted stock units to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested restricted stock units, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68.

Performance- based Shares

Objectives: Provide incentive for NEOs to remain with the Company for the long term and to align the NEO’s interests with those of shareholders.

Key Features: Performance-based shares realize more value the higher the TSR ranks within the selected peer group and have no value if the share performance falls below the 50th percentile among the peer group.

Terms: Performance-based shares are granted to the NEOs in the second quarter of each year and are based on a three-year TSR. If a NEO leaves the Company for any reason, other than death, disability, or in some cases retirement, before the vesting date, he or she will forfeit his or her performance-based shares. Also, if a NEO retires before their performance-based shares have vested, he or she must meet certain requirements in order for his or her performance-based shares to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested performance-based shares, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68.

Key Employee Deferred Compensation Plan

Objective: Increased exposure to the Company to the extent deferred compensation is tied to the value of Hecla stock, while also providing a tax deferral opportunity and encouraging financial planning.

Key Features: Allows for the voluntary deferral of base salary, short-term incentive pay, long-term incentive pay and equity award payouts.

Terms: Generally, employee must make election in the previous year to defer in the coming year.

Benefits

Objectives: Attract and retain highly qualified executives.

Key Features: Participation in retirement plans, partial company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.

Terms: Same terms for all U.S. based executives. Non-U.S. executives receive similar benefits.

Total Compensation Mix

Our executive compensation program – composed primarily of base salary, short- and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

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Compensation Discussion and Analysis

The mix of compensation for our CEO and other NEOs, which we believe is similar to our peer group, is shown below.

CEO Mix of Target Pay

Other NEO Mix of Target Pay

2020 Target Compensation Structure. The following table lists total 2020 target compensation for the NEOs.

NEO	Base Salary ($)	Short-term Incentive Target Award ($)	Long-term Incentive Plan Target Award ($)	Equity(1) ($)	Total ($)

Baker	635,000	635,000	800,000	800,000	2,870,000

Hall	380,000	380,000	400,000	375,000	1,535,000

Roberts	380,000	380,000	400,000	375,000	1,535,000

Brown	264,000	184,800	300,000	265,000	1,013,800

Sienko	265,000	185,500	300,000	250,000	1,000,500
(1)	Consists of the target values for restricted stock units and performance-based shares as follows:

NEO	Restricted Stock Units ($)	Performance- based Shares ($)	Total Equity Award Value ($)

Baker	400,000	400,000	800,000

Hall	225,000	150,000	375,000

Roberts	225,000	150,000	375,000

Brown	160,000	105,000	265,000

Sienko	150,000	100,000	250,000

Individual base salaries and short-term incentive targets for the NEOs are based on the scope of each NEO’s responsibilities, individual performance, and market data. At the beginning of each year, we also define the key strategic objectives each NEO is expected to achieve during that year, which are evaluated and approved by the committee.

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Compensation Discussion and Analysis

Overview of our Compensation Decisions and Results for 2020

Summary

Compensation of the NEOs is primarily comprised of base salaries, short-term incentive, long-term incentive, restricted stock units and performance-based shares. In 2020:

•	Base salaries of our NEOs were unchanged, except for our Vice President – General Counsel, who received a 6% increase;
•

The assessment of short-term corporate performance was 158% of target with quantitative factors contributing 83% (target of 50%), qualitative factors contributing 35% (target of 25%) and discretionary factors contributing 40% (target of 25%);

•

The 2018-2020 LTIP payout was $67.00 per unit resulting from the performance of the long-term value drivers: reserve growth (71% of target); production growth (98% of target); and TSR (100% of target). The other metric, cash flow, resulted in no payout; and

•

Because share performance against the compensation peer group did not meet the threshold for the three-year period 2018-2020, the performance-based shares awarded in 2018 were not issued to our NEOs (i.e., there was zero payout for the second year in a row).

Base Salary

Design. The committee targets base salaries between the 25th to 50th percentile Hecla’s peer group for our NEOs. An individual NEO’s base salary may be set above or below this range for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of our CEO (other than for himself). The committee does not use any type of quantitative formula to determine the base salary level of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as previously described. Typically, the committee makes annual salary adjustments in the middle of each year for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2020, the committee reviewed an analysis prepared by the Vice President – Human Resources. The CEO and other NEO base salaries were not adjusted in 2020, except for Mr. Sienko, whose base salary was increased by 6% based on the factors described above.

The following table shows annual base salaries for all NEOs from July 1, 2019 through December 31, 2020:

Base Salary for NEOs July 1, 2019 through December 31, 2020

NEO	7/1/19 thru 6/30/2020 Salary ($)	7/1/2020 thru 12/31/2020 Salary ($)

Baker	635,000	635,000

Hall	380,000	380,000

Roberts	380,000	380,000

Brown	264,000	264,000

Sienko	250,000	265,000

Incentive Plans

Short-term Incentive Plan (“STIP”)

Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the STIP. Early in the year, the committee approves a company-wide, short-term incentive pool that is available for payment to salaried employees, including the NEOs, the amount of which is based in part on Company performance during the prior year.

Target Opportunities. Each NEO has a target STIP award expressed as a percentage of base salary. The target award is determined based on the following: market assessments and the committee’s market positioning policy; the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of each short-term performance period (usually end of March or beginning of April) and can range from 0% to 200% of the target awards, based on the

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Compensation Discussion and Analysis

committee’s assessment of our actual performance and the achievement of an individual NEO’s goals. Having a limit on our STIP awards reduces the likelihood of windfalls to executives and encourages financial discipline. It is also competitive with typical peer group practice.

For 2020, target STIP award opportunities for the NEOs were as follows:

NEO	Target Short-term Incentive (% of base salary)

Phillips S. Baker, Jr.	100%

Lindsay A. Hall	100%

Lauren M. Roberts	100%

Robert D. Brown	70%

David C. Sienko	70%

Performance Measures and Components. Our management develops proposed targets for each Company performance measure based on a variety of factors, including historical corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and adjusts them, as it deems appropriate. The committee believes that linking short-term incentive awards to pre-established goals creates a performance-based compensation strategy consistent with shareholder interests. The committee also believes that incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

The STIP includes the following components and relative weights:

•	quantitative corporate performance factors (measured from January to December) comprising 50% of the targeted award;
•	qualitative goals (measured from February 2020 to February 2021) comprising 25% of the targeted award; and
•	a discretionary factor (measured from February 2020 to February 2021) as determined by the committee comprising 25% of the targeted award.

Each component can achieve two times the target (200%) with respect to the component, with the maximum total payout limited to two times the total target award level (200%).

Quantitative Corporate Performance Factors. For 2020, the quantitative corporate performance factors under the STIP were divided into three factors (including weighting): production (20%), Adjusted EBITDA less capital (20%), and all injury frequency rate (“AIFR”) reduction (10%).

The production factor converts gold, lead, and zinc to silver equivalent at ratios of 87.5 oz. silver to 1 oz. gold, 18.8 lb. lead, and 16.0 lb. of zinc. Our production target was 43.0 million silver equivalent ounces. Maximum payout would be attained if production achieved 45.5 million equivalent ounces. The threshold for minimum payout was slightly below budgeted production of 41.0 million equivalent ounces. Actual equivalent production was 43.3 million ounces. The production goals resulted in a 23% value.

2020 Production Metrics

2020 Production in Silver Equivalent Ounces (includes all metals)

		% Performance Value

45.5 mm	Maximum	40%

43.0 mm	Target	20%

<41.0 mm		0%

The Adjusted EBITDA less capital7 target was $70 million. Maximum payout was achieved if Adjusted EBITDA less capital was $90 million. There was no payout if Adjusted EBITDA less capital was less than $50 million. Actual

[7]

The non-GAAP measurement of Adjusted EBITDA less capital is calculated as the GAAP measure of net loss plus/less the following items: interest expense, income tax benefit, depreciation, depletion and amortization expense, interest and other income/expense, acquisition costs, loss on investments, unrealized loss (gain) on derivatives contracts, provision for environmental matters, provisional price losses (gains), foreign exchange loss (gain), stock-based compensation, suspension costs, loss (gain) on disposition of properties, plants, equipment and mineral interests, and capital expenditures at our operating mines. A reconciliation of Adjusted EBITDA less capital to the most comparable GAAP measure of net loss for the year ended December 31, 2020, is included in Appendix B of this Proxy Statement.

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Compensation Discussion and Analysis

adjusted EBITDA less capital was $124 million, which exceeded the maximum. The Adjusted EBITDA less capital metric resulted in a 40% value.

2020 Adjusted EBITDA Less Capital Metrics

		% Performance Value

$90 mm	Maximum	40%

$70 mm	Target	20%

<$50 mm		0%

The AIFR target was a 5% reduction from the 2019 AIFR. Maximum payout was achieved if our AIFR reduction was 10%. The threshold payout level is a 0% reduction, below which no payout is earned. The actual 2020 AIFR was 1.22, which was a reduction of 24% from the 2019 rate, and resulted in a 20% value for that metric.

AIFR Metric

		Factor Value

10%	Maximum	20%

5%	Target	10%

<0%		0%

2020 STIP Quantitative Measure Results

	Maximum	Target	Minimum	Actual		Performance Value

Production Silver equivalent ounces	45.5 mm ozs.	43.0 mm ozs.	41.0 mm ozs.	43.3 mm ozs.	(1)	23%

Adjusted EBITDA less capital	$90 mm	$70 mm	$50 mm	$124.4 mm		40%

Work-related injury reduction	10%	5%	0%	24%		20%

Total Quantitative						83%
(1)	The STIP uses fixed budgeted prices, while actual prices for financial reporting are used in our year-end reporting.

Qualitative Corporate Performance Factors. In addition to quantitative corporate performance factors, our STIP has a component that is based on qualitative goals relating not only to Hecla as a whole, but also to each NEO. This component is targeted to account for 25% of the total STIP award but can account for 0% to 50% of the target award.

Qualitative objectives for NEOs are over one hundred initiatives and tasks related to most aspects of Hecla’s business including, but not limited to: (i) safety and health, (ii) environmental, (iii) technology and innovation, (iv) continuous improvement, (v) operations, (vi) finance/accounting/IT, (vii) employee development, (viii) mine life extension, exploration and reserve growth, (ix) investor relations, (x) government and community affairs, and (xi) legal.

The committee assessed qualitative performance at 35%. The committee based its assessment on more than a hundred goals and the following are some of the goals that were achieved:

•	successfully ramping up the Lucky Friday Mine to full production while reintegrating former striking union members with the crossover and replacement workers and testing a new mining method;
•	maintained consistent level of debt with an increase of $6 million from $517 million to $523 million;
•	year-end cash position of $130 million, an increase of $67 million from 2019, with the credit facility withdrawn;
•	improved long-term capital program across all operations that reduces operating risk and improves returns;
•	our Casa Berardi Mine generated free cash flow exceeding $30 million, while establishing lower costs and higher productivity to achieve significantly improved long-term plans;
•	established a new relationship with Investissement Québec with a $32 million long-term loan;
•	achieved significant tax refunds from most jurisdictions Hecla has operations;
•	improved resilience to cyber-risks;

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Compensation Discussion and Analysis

•	all US managers received discrimination training, new employees have a meaningful onboarding process, and a new leadership training program was developed and implemented;
•	funded and strengthened our pensions;
•	drilling programs in Nevada and Mexico were implemented earlier than planned;
•	ESG reporting was increased;
•	improved development opportunities for female employees;
•	resolved a number of outstanding litigation matters; and
•	completed a collaboration agreement with the First Nations at our Casa Berardi Mine.

Discretionary Factor. The final component of our STIP is at the discretion of the committee (based on Company and individual performance) and it is targeted to account for 25% of the total STIP award but can account for 0% to 50% of the target award. For 2020, the committee determined the discretionary factor performance value to be at 40%. The committee based its assessment primarily on the following significant performance results by Hecla in 2020:

•	Proactively prepared for the pandemic, including by protecting the supply chain, fortifying the balance sheet, and procuring PPE for employees. Pandemic responses included:
•	avoiding operational disruptions due to COVID-19 with proactive steps taken before a pandemic was declared and with protocols that kept operations nearly COVID-19 free;
•	working with state governments in Idaho, Nevada, and Alaska to help make mining deemed an essential industry;
•	strengthened Hecla’s culture despite remote working with consistent company- and office-wide communication;
•	developed programs to support the communities where we operate; and
•	US operations drew on their strong relationships with Mine Safety and Health Administration field offices and worked together to maintain a safe COVID-19 protocol during mine inspections;
•	best safety record in Hecla’s history that significantly exceeded the quantitative goal;
•	achieved the highest revenue, third highest reserves, and fourth highest free cash flow in the Company’s history;
•	annual and two-year TSR was one of the best performers compared to peers;
•	achieved strong employee retention and job satisfaction;
•	increased the charitable foundation’s long-term viability;
•	developed a “Take it Home” safety contest that was adopted by the National Mining Association; and
•	increased exploration activity immediately generating strong results.

NEO Year-end 2020 Performance. The STIP qualitative, quantitative, and discretionary factors resulted in a corporate performance that the committee concluded to be 158% of target. NEOs’ performance is based on a combination of corporate performance, individual goals, and the impact they have on shareholder value. The committee believes that our NEOs’ performance goals should support and help achieve the Company’s strategic objectives and be tied to their areas of responsibility. Individual performance goals for each NEO, except the CEO, were proposed by the CEO and reviewed and approved by the committee. The CEO’s goals are based 100% on corporate performance.

After the end of the year, our CEO reviews each of the other NEO’s progress against their individual performance goals and makes a recommendation to the committee. When making its award determinations, the committee did not assign a specific weighting to any of the individual’s goals, but instead reviewed each NEO’s progress against their individual goals in the aggregate. The following is a summary description of the performance goal results for each of the NEOs for 2020, except our CEO, who is discussed separately on page 63.

Mr. Hall	Year-end 2020 Performance Results

•  Managed efforts to assure adequate cash availability during the COVID-19 lockdowns;

•  Led the effort to maintain a consistent level of debt with an increase of $6 million, from $517 million to $523 million;

• Achieved an increase in cash of $67 million from 2019 with the credit facility undrawn at year-end;

•  Negotiated a settlement with a concentrate shipping company regarding a $4 million contractual dispute; and

•  Prepared the finance and accounting departments for the transition to his successor due to his retirement in 2021.

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Compensation Discussion and Analysis

Mr. Roberts	Year-end 2020 Performance Results

•  Oversaw the strongest safety performance in the Company’s history;

•  Developed site specific quarantine procedures to prevent the COVID-19 virus from materially affecting our mines;

•  Led the process of ramping-up the Lucky Friday Mine back to full operations

•  Delivered an increase in silver production; and

•  Implemented a Casa Berardi Mine cost savings and productivity program.

Mr. Brown	Year-end 2020 Performance Results

•  Helped to highlight value in Hecla’s non-operating property portfolio by leading strategic reviews of Heva Hosco and Rock Creek/Montanore;

•  Developed analysis of Hecla and the silver industry with respect to jurisdictional risk, market, deposits, and peers and helped to implement findings in our marketing and strategic plan;

•  Secured processing of Fire Creek bulk sample at third-party facility; and

•  Completed and expanded due diligence of third-party projects despite COVID-19 restrictions.

Mr. Sienko	Year-end 2020 Performance Results

•  Led the Company’s efforts to successfully resolve key litigation and regulatory matters, including a class action claim related to the Klondex acquisition, and a lawsuit challenging the Montanore mining claims;

•  Successfully resolved various other tax and insurance disputes;

•  Supported the Board and managed or supported the Company’s corporate governance, regulatory compliance, and disclosure programs; and

•  Supported various business units during the review of key contracts related to supply chain and sales of products.

The committee evaluated each NEO’s performance in managing their functions, the progress they made towards their individual goals and the Company’s goals as discussed above, and the overall success of the Company in 2020. The NEOs completed various goals during the year, and the overall performance of the Company exceeded expectations during 2020. As a result, the committee determined each of the NEO’s performance under the STIP to be between 110% and 190% of target.

Mr. Baker’s short-term incentive is based 100% on corporate performance. Notwithstanding the world-wide difficulties related to COVID-19, the Company recorded record sales in 2020 and achieved a 24% reduction in AIFR during the STIP period. Mr. Baker recognized the risks posed by COVID-19 during January 2020, and was instrumental in preparing the Company for the potential operational impacts, including human capital, cash flow, supply chain, and relations with the state and local governments where we operate. The committee awarded Mr. Baker 190% of his targeted STIP award due to the strategic preparation for and leadership during the COVID-19 restrictions and the overall strong performance of the Company.

2020 STIP Award Summary. Based on the assessment by the committee of the Company’s overall performance on both quantitative and qualitative measures, as well as relevant discretionary factors under the STIP, the committee determined Company performance to be at 158% of target (out of a possible range of 0%-200%). This was comprised of 83% related to the quantitative factors (23% for Production, 40% for Adjusted EBITDA less capital, and 20% for work-related injury reduction); 35% for qualitative factors; and 40% for discretionary.

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Compensation Discussion and Analysis

Set forth in the table below is each NEO’s target award and actual award, which was paid 100% in cash.

Name	Base Salary ($)	Base Salary Factor (%)	Target Short-term Incentive ($)	% to Target(1) (%)	Actual Award(2) ($)

Phillips S. Baker, Jr.	635,000	100	635,000	190	1,206,500

Lindsay A. Hall	380,000	100	380,000	170	646,000

Lauren M. Roberts	380,000	100	380,000	185	703,000

Robert D. Brown	264,000	70	184,800	110	203,280

David C. Sienko	265,000	70	185,500	125	231,875
(1)	The percentages listed for each of the NEOs generally include corporate achievement of goals and individual performance.
(2)	The amount reported in this column was paid in cash to the NEO and is included in the Summary Compensation Table for 2020 on page 79 under Non-Equity Incentive Plan Compensation.

Long-term Incentive Plan (“LTIP”)

We use the LTIP to focus employees on meeting long-term (three-year) corporate performance goals. The LTIP is also designed to attract and retain employees in a highly competitive talent market. The committee considers mining and general industry market practices, as well as the long-term objectives of the Company, when determining the terms and conditions of long-term incentive goals, such as resource additions, production, and cash flow generation.

Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new performance period each year also gives the committee flexibility to adjust for new business conditions, circumstances, or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., reserve growth, production growth, cash flow, and relative TSR) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders.

2018-2020 LTIP. In February 2018, the committee approved the 2018-2020 LTIP, which has a target unit value of $100 and a maximum potential value of $375. Performance units are paid out in the first half of the year following the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, or a combination of both.

The tables below summarize the performance unit valuation ranges for silver equivalent reserve growth, production growth, cash contribution, and TSR for the 2018-2020 plan period. These are important goals for the following reasons:

•

Silver equivalent reserve growth. Silver equivalent reserve growth remains a fundamental value creator. We need to replace and add reserves to extend mine lives and grow production. This is critical to the achievement of our long-term success. In the context of this plan, reserves include the silver equivalent of gold but not base metals. Silver equivalent reserve and resource growth includes gold converted to silver equivalent at a ratio of 71 silver ounces to 1 gold ounce.

•	Silver production growth. One of the most important components of value creation is demonstrable production growth.
•

Cash flow. The cash flow goal is a key element in creating shareholder value. When used in the context of our LTIP, “cash flow” is measured by comparing (i) the actual cash cost, after by-product credits multiplied by actual silver/gold production versus (ii) budgeted cash cost, after by-product credits multiplied by the budgeted silver/gold production over a three-year period. “Cash cost, after by-product credits,” a non-GAAP measure, includes all direct and indirect operating cash costs related directly to the physical activities of producing the primary metal, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes, and offsets that amount by the production value of all metals other than the primary metal produced at each unit. See reconciliation in Appendix B.

•

TSR. TSR provides a performance metric relative to our peers. This objective differs from the other objectives which are focused on activities that in an absolute sense should be value drivers: reserves and resources, production, and cash contribution. TSR measures the price appreciation of our stock, including dividends paid during the performance period, and thereby simulates the actual investment performance of Hecla stock. Any payout is based on how Hecla’s TSR performance compares to the TSR of the common stocks of our peer group.

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Compensation Discussion and Analysis

2018-2020 Long-term Incentive Plan

Silver Equivalent (includes Gold) Reserve Growth

Silver Equivalent Ounce Target (millions)	Additional Reserve (millions)	Unit Value

427.6	90	$75.00

397.6	60	$50.00

367.6	30	$25.00

337.6	0	$10.00

Silver Equivalent (includes Gold) Production Growth

Production Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value

105.0	35.0	$100.00

96.0	32.0	$75.00

90.0	30.0	$50.00

86.0	28.7	$25.00

80.0	26.7	$10.00

Mine Site Operating Cash Flow Less Capital

Cash Target (millions)	Unit Value
$425	$100.00
$375	$50.00
$350	$25.00
$230	$5.00

TSR

Ranking within Peer Group Companies	Unit Value

Top 2	$100.00

Top 4	$75.00

Top 6	$50.00

Top 8	$25.00

<Top 8	$0.00

2018-2020 LTIP Performance Summary

Performance Measure	Target	Actual Performance	% of Target	Value Earned Per Unit

Silver Reserve Growth	30.0 silver equivalent oz. added (millions)	21.3 silver equivalent oz. added (millions)	71%	$20.75

Production Growth	86.0 silver equivalent oz. added (millions)	84.5 silver equivalent oz. added (millions)	98%	$21.25

Cash Flow	$350 cash flow (millions)	$205.1 cash flow (millions)	59%	$0

TSR (Hecla ranking vs. peers)	8th	7th	100%	$25.00

Total Earned Per Unit				$67.00

2021 Proxy Statement    65

Compensation Discussion and Analysis

During this three-year period, performance in reserve growth was very robust in 2018 and 2019. In 2020, COVID-19 restrictions inhibited our ability to drill, and we were not able to replace the reserves we mined. During the 3-year LTIP period we were able to add almost 21.3 million equivalent ounces to the reserves, which was above threshold and below target. Production growth was slightly above target in 2018 and slightly below target during 2019 and 2020. The full production over the LTIP period was 84.5 million silver equivalent ounces, which was 98% of target. Cash flows for 2018, 2019 and 2020 were below target, resulting in a cash flow generation of 59% of target. Hecla’s relative TSR over the 3-year LTIP period ranked 7th among the 16 peer companies (inclusive of Hecla). As a result, with a range in potential value per unit of $0 to $375, in February 2021, the committee determined that the total 2018-2020 LTIP payout was $67.00 per unit. The committee approved payout of the LTIP awards to be 100% in cash.

2018-2020 LTIP Award Summary

The following chart shows the number of performance units awarded in 2018 to each NEO, the unit value achieved, the total amount of the award (number of units x $67.00 = total award value), and the amount of cash received.

Name	2018-2020 Performance Units (#)		Unit Value ($)	Total Amount of Award ($)

Phillips S. Baker, Jr.	11,400		67.00	763,800

Lindsay A. Hall	5,000		67.00	335,000

Lauren M. Roberts	1,889	(1)	67.00	126,563

Robert D. Brown	3,000		67.00	201,000

David C. Sienko	3,000		67.00	201,000
(1)	Mr. Robert’s 2018-2020 LTIP units were prorated because he joined the Company in August 2019.

Equity

We have no program, plan, or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date, or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Incentive Plan, the fair market value of any award is determined by the closing price of our common stock on the NYSE on the date of grant or a fixed, future date specified at the time of grant. In addition, the committee typically makes equity grants to NEOs in the first half of the year.

Restricted Stock Units (“RSUs”)

RSUs are granted to the NEOs under the 2010 Stock Incentive Plan. RSUs are used to retain our NEOs and align their interests with the long-term interests of our shareholders. The committee awarded RSUs to each NEO in June 2020. The RSUs vest in three equal amounts with vesting dates of June 21, 2021, June 21, 2022, and June 21, 2023. See Grants of Plan-Based Awards for 2020 on page 81.

In December 2014, the committee amended the 2010 Stock Incentive Plan and Key Employee Deferred Compensation Plan so that any RSUs vesting after 2014 would no longer be credited with dividend equivalents. In order to incentivize RSU recipients to continue working for the Company, RSU awards require both an age and years of service trigger in order to qualify for vesting of the RSUs as of the employee’s retirement. The 2010 Stock Incentive Plan provides that for purposes of the RSU awards, RSU recipients who retire under Hecla Mining Company’s Retirement Plan must be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68, in order to receive their unvested RSUs after retirement. If one of the above requirements is met, the recipients will receive their RSUs on the applicable vesting dates. In 2018, we amended our 2010 Stock Incentive Plan to provide for a double-trigger vesting acceleration upon a change of control.

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Compensation Discussion and Analysis

In 2020, we granted RSUs to approximately 116 employees under the 2010 Stock Incentive Plan, including the NEOs as follows:

NEO	Value of Restricted Stock Units	Number of Shares(1)

Phillips S. Baker, Jr.	$400,000	132,013

Lindsay A. Hall	$225,000	74,257

Lauren M. Roberts	$225,000	74,257

Robert D. Brown	$160,000	52,805

David C. Sienko	$150,000	49,505
(1)	Number of shares was determined by dividing the value of the restricted stock units awarded by the closing price of our common stock on the NYSE on June 22, 2020 ($3.03).

Performance-based Shares (“PSUs”)

We grant PSUs to certain executive officers, including our NEOs. The value of the awards is based on the ranking of the market performance of our common stock relative to the performance of the common stock of a group of peer companies over a three-year measurement period. The number of shares to be issued is based on the target value of the awards divided by the share price at grant date. The compensation cost is measured using a Monte Carlo simulation to estimate their value at grant date.

In June 2020, the committee granted PSUs to our NEOs with a target value listed below. The value of these PSUs will be based on the TSR of our common stock for the three-year period from January 1, 2020 through December 31, 2022, based on the percentile rank listed below within a group of peer companies.

NEO	Target Value of Performance-based Shares	Number of Shares(1)

Phillips S. Baker, Jr.	$400,000	132,013

Lindsay A. Hall	$150,000	49,505

Lauren M. Roberts	$150,000	49,505

Robert D. Brown	$105,000	34,653

David C. Sienko	$100,000	33,003
(1)	Number of shares was determined by dividing the target value of the PSUs by the closing price of our common stock on the NYSE on June 22, 2020 ($3.03).

Company TSR Rank Among Peers	TSR Performance Multiplier

50th percentile	Threshold award at 50% of target

60th percentile	Target award at grant value

100th percentile	Maximum award at 200% of target

If Hecla’s performance is below the 50th percentile, the award is zero. If Hecla’s performance is between the 50th and 100th percentile, the award is prorated. For any award, the number of shares issued at the conclusion of the three-year performance period (December 31, 2022), will be determined by using the share price on the date of original grant (June 22, 2020) of $3.03.

Hecla’s TSR performance versus that of our peer group will be based on the average closing share price over the last sixty (60) calendar days prior to January 1, 2020, as the base price and average closing share price over the last sixty (60) calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

The industry peer group used for purposes of the 2020-2022 TSR PSUs discussed above is listed on page 53.

2021 Proxy Statement    67

Compensation Discussion and Analysis

2018-2020 PSU Results

On June 19, 2018, the committee granted PSUs of Hecla’s common stock to our NEOs.

To determine the relative share performance, Hecla’s TSR performance versus that of peer group companies was based on the average closing share price over the last sixty (60) calendar days prior to January 1, 2018, as the base price, compared with the average closing share price over the last sixty (60) calendar days of the three-year performance period (ended December 31, 2020).

The following table shows the calculation of the PSU results at the end of the three-year performance period on December 31, 2020. Hecla’s TSR ranked 10th among the 15 companies in the peer group based on TSR from 2018 through 2020, including dividends paid during that period. Ranking 10th placed Hecla at a percentile ranking of 36th among the peer companies, which equated to an award value to our CEO and NEOs of $0. This is the second year in a row in which the PSUs had zero payout.

TSR – January 1, 2018 through December 31, 2020

Peer Name	Average Stock Price over 60-day period leading up to 1/1/2018 ($)	Average Stock Price over 60-day period leading up to 12/31/20 ($)	Dividends Paid (1/1/18 thru 12/31/20) ($)	TSR 1/1/2018 Thru 12/31/20 (%)	Rank (%)	Rank (#)

Kirkland Lake Gold	14.17	42.36	0.96	206	100.0	1

B2Gold	3.45	7.51	0.12	121	92.9	2

SSR Mining	8.58	19.15	0.00	123	85.7	3

Eldorado Gold	6.17	12.98	0.00	110	78.6	4

Pan American	15.20	31.94	0.50	113	71.4	5

Yamana Gold	2.69	5.53	0.13	110	64.3	6

Centerra	7.31	13.26	0.14	83	57.1	7

First Majestic Silver	6.83	11.33	0.00	66	50.0	8

Alamos Gold	6.34	8.94	0.13	43	42.9	9

Hecla	3.93	5.41	0.04	39	35.7	10

Coeur Mining	7.39	8.48	0.00	15	28.6	11

IAMGOLD	5.61	3.55	0.00	-37	21.4	12

New Gold	3.19	2.02	0.00	-37	14.3	13

Tahoe Resources(1)	4.50	3.40	0.00	0	7.1	14

Detour Gold(2)	13.51	23.10	0.00	0	0.00	15
(1)	Tahoe Resources was acquired by Pan American in 2019.
(2)	Detour Gold was acquired by Kirkland Lake in 2020.

Other

Nonqualified Deferred Compensation Plan. We maintain the Key Employee Deferred Compensation Plan (the “KEDCP”), a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our STIP and LTIP, RSUs and performance-based shares granted under the 2010 Stock Incentive Plan. Participants may elect to have their deferred base salary and cash STIP or cash LTIP awards valued based on Hecla common stock and credited to a stock account. Deferred RSUs and performance-based shares are credited to a stock account. The KEDCP provides for discretionary matching contributions on base salary, STIP and LTIP amounts deferred to a stock account and discretionary Company contributions that are credited to a participant’s stock account. The deferral features promote alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participant, death, disability, an unforeseeable emergency, or a change in control, as these events are defined under Section 409A of the Internal Revenue Code. The amounts deferred are unfunded and unsecured obligations

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Compensation Discussion and Analysis

of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general obligations. Additional details about the KEDCP are described in the narrative accompanying the Nonqualified Deferred Compensation for 2020 table on page 86.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. As part of that benefits package, most U.S salaried employees, including the U.S. NEOs, are eligible to participate in the Hecla Mining Company Retirement Plan, our 401(k) plan, which includes matching contributions by Hecla of up to 6%, health, vision, dental coverage, and paid time off, including vacations and holidays. Canadian NEOs are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Other Qualified and Nonqualified Benefit Plans. Under the Hecla Mining Company Retirement Plan (“Retirement Plan”), which is a defined benefit plan, upon normal retirement, participants in the final average salary plan are eligible to receive a monthly benefit equal to a certain percentage of their final average annual earnings for each year of credited service. Participants in the cash balance plan are eligible to take a lump sum distribution of their benefits. Additional details about the Retirement Plan are in the narrative accompanying the Pension Benefits table on page 85. Under Hecla’s unfunded Supplemental Excess Retirement Plan, the amount of any benefits not payable under the Retirement Plan because of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, and certain reductions of benefits, if any, due to a deferral of salary made under our KEDCP, may be paid out of our general funds to employees who are adversely affected. The Retirement Plan and Supplemental Excess Retirement Plan define earnings for purposes of the plans to include base salary plus any other cash incentives up until July 1, 2013, after which only base salary plus one-half of STIP compensation is included (no LTIP compensation is included).

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives. The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

Clawback Policy

In February 2013, the committee adopted a clawback policy with respect to incentive awards to executive officers. The policy provides that in the event of a restatement of our financial results as a result of material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s STIP and LTIP (or any successor plans) based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the period of the restatement. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, as and to the extent it deems appropriate, including with respect to intent or level of culpability of the relevant individual(s), seek to recover from any executive officer, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

In December 2015, the committee amended each of our incentive plans (STIP, LTIP, KEDCP, and 2010 Stock Incentive Plan) to include a clawback provision consistent with the clawback policy described above.

Insider Trading Policy

Our insider trading policy prohibits all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any Form 10-Q or Form 10-K), or at any other time during the year while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company.

2021 Proxy Statement    69

Compensation Discussion and Analysis

Stock Ownership Guidelines

To more closely align the Company’s independent directors’ financial interests with those of the shareholders, in June 2012, the Compensation Committee and Board adopted stock ownership guidelines for our independent directors. Under these guidelines, each independent director is required to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times his or her annual cash retainer within five years of his or her appointment to the Board.

In the event an independent director’s cash retainer increases, he or she will have three years from the date of the increase to acquire any additional shares needed to meet these guidelines.

Similarly, we believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the committee and Board established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, and for the other executive officers, two times base salary. These guidelines must be achieved by the later of (i) June 2017 or (ii) five years after the executive officer is hired to such position. Unvested RSUs and shares held directly are considered owned for purposes of the guidelines. If an executive officer becomes subject to a greater ownership amount due to a promotion or an increase in base salary, he or she must meet the higher ownership requirement within three years.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require an executive or director to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes an executive or director’s holdings to fall below the applicable threshold, the executive or directors will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved. See Non-management Director Stock Ownership table on page 44, and Stock Ownership for NEOs table on page 84 for further information.

Change in Control Agreements

We have entered into change in control agreements (“CIC Agreements”) with each of our NEOs. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with or without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of calendar year-end, are described in detail in the section entitled Potential Payments Upon Termination or Change in Control on page 86.

The termination of employment provisions of the CIC Agreements were entered into to address competitive concerns when the NEOs were recruited to Hecla by providing these individuals with a fixed amount of compensation that would offset the risk of leaving their prior employer or foregoing other opportunities to join the Company. At the time of entering into these arrangements, the committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining Hecla.

The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes that these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all these objectives serve our shareholders’ interests. The committee also believes that change in control provisions are an essential component of the executive compensation program and are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

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Compensation Discussion and Analysis

The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We take into account certain requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”), generally provides that compensation in excess of $1 million paid to the CEO and certain other employees, including NEOs (“covered employees”), of a public company will not be deductible for U.S. federal income tax purposes.

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that would be fully deductible under Code Section 162(m).

The committee will continue to monitor developments and assess alternatives for managing the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our plans are intended to be exempt from, or comply with, Section 409A.

2021 Proxy Statement    71

FUTURE COMPENSATION ACTIONS

2021 Short-term Incentive Plan

Our Short-term Incentive Plan (“STIP”) works by measuring quantitative, qualitative, and discretionary factors over a time period that extends beyond the calendar year. Eligibility for payment under the plan generally requires employees be on the payroll roster at the time the bonus is paid. The factors for the 2021 STIP may be modified by the committee from time to time, including with respect to the relative weights, and are categorized as follows:

•	quantitative corporate performance factors (measured on a calendar year basis), comprising 50% of the overall targeted award;
•	qualitative factors (measured from February 1 of the plan year until the end of February of the following year), comprising 25% of the overall targeted award; and
•	a discretionary factor (measured from February 1 of the plan year until the end of February of the following year) as determined by the committee, comprising 25% of the overall targeted award.

The maximum total payout for each of the three factors, and in the aggregate, can be up to two times the target award. In order to be eligible for payout, an employee generally must be on the payroll at the time the STIP is paid, which is typically at or near the end of March or beginning of April.

Quantitative Goals

The 2021 STIP has three quantitative goals (including weighting): production (20%), Adjusted EBITDA less capital (20%), and ESG (10%).

The production goal converts gold, lead, and zinc at actual year-end metals prices. The target is set at 100%. Maximum payout is attained if actual production reaches 110% of target. The minimum payout is achieved if actual production is greater than 96% of target.

2021 Production in Silver Equivalent Ounces (includes all metals)

		Factor Value

110%	Maximum	40%

100%	Target	20%

<96%		0%

The minimum threshold for the Adjusted EBITDA less capital goal is $80 million. The maximum is $250 million, with $160 million set as the target. In order to achieve target or above, Hecla needs more production, lower costs or higher metal prices.

2021 Adjusted EBITDA Less Capital Metrics

		Factor Value

$250mm	Maximum	40%

$160mm	Target	20%

<$80m		0%

ESG Metrics

The final 2021 quantitative goal is related to ESG metrics. The first component is a safety goal that continues a 6-year trend of reducing our AIFR. Our 2021 target is to reduce the AIFR by 2.5%. Hecla’s actual rate in 2020 was 1.22, which was the lowest rate Hecla has achieved in its 129-year history. A 2.5% reduction from our low 2020 rate would result in a rate of 1.185 and is the target. A 5% reduction would result in a rate of 1.16 as the maximum threshold. A flat rate, or a 2020 AIFR rate of 1.22, would result in no payout.

2021 AIFR Reduction Metrics

		Factor Value

5%	Maximum	10%

2.5%	Target	5%

0%		0%

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Future Compensation Actions

The second component of this goal is an environmental goal that is focused on reducing our energy usage intensity, measured by energy used per silver ounce produced. We are targeting 2% energy intensity score reduction from our already low score in 2020. Hecla’s energy intensity score was 37 kWh/Ag ounce last year. A 2% reduction in 2021 would result in a score of 36.25 kWh/Ag ounce and would be the target. A 4% reduction would result in a score of 35.5 kWh/Ag ounce and is the maximum threshold. A flat score of 37 kWh/Ag ounce would result in no payout.

2021 Energy Use Intensity Reduction Metrics

		Factor Value

4%	Maximum	10%

2%	Target	5%

0%		0%

Qualitative Goals

Qualitative performance factors comprise 25% of the overall potential award. There are over 100 qualitative goals that are recommended by management, approved by the committee, and cover the areas of safety and health, environmental, social responsibility and governance, technology and innovation, operations, financial and cost controls, employee development, benefit plans, mine life extension, exploration and reserve growth, investor relations, government, information technology, community affairs, corporate development, and legal. These qualitative goals are recognized and treated as commonly shared goals among all functions and locations.

Outstanding Long-term Incentive Plan Periods

Below we provide the current three-year LTIP periods that are outstanding.

2019-2021 LTIP

In February 2019, the committee approved the 2019-2021 LTIP, which is different than our prior three-year LTIP periods. Firstly, the target value of each unit value factor was reduced from $100 to $90 (each target value of the three-unit factors is $30). Secondly, the number of unit value factors was reduced from four to three: reserve growth, production growth, and mine site operating cash flow (less capital). Thirdly, the TSR factor which was previously a stand-alone unit value factor was removed and converted to a multiplier with a value of 10% to 250% based on relative performance. The multiplier has also been capped at 100% if the absolute share return is negative.

Silver Equivalent (includes Gold) Reserve Growth

Ounce Target (millions)	Additional Reserve (millions)	Unit Value

520	90	$70.00

480	60	$50.00

450	30	$30.00

420	0	$10.00

Silver Equivalent (includes Gold) Production Growth

Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value

120	40.0	$70.00

115	38.3	$50.00

108	36.0	$30.00

100	33.3	$10.00

Mine Site Operating Cash Flow (Less Capital)

Cash Target (in millions)	Unit Value

$450	$70.00

$400	$50.00

$375	$30.00
$300	$10.00

2021 Proxy Statement    73

Future Compensation Actions

TSR (Multiplier)

The TSR provides a relative performance metric to our peers, with an absolute performance metric dependent upon where we rank amongst the peer group on a relative basis. This component of the 2019-2021 LTIP is different than the other components in that the TSR serves as a multiplier (either increasing or decreasing an award). This component insures alignment of the results of the other components with share performance. If Hecla’s relative TSR performance is in the mid-range (7th – 9th), the multiplier is 100% of the value achieved by the other three components, and thus has no positive or negative effect on the unit value earned. If Hecla’s relative TSR is in the top 6, the multiplier is positive, and thus would enhance the unit value because the relative TSR was strong. If Hecla’s relative TSR is in the bottom 6, the multiplier is negative. If the relative TSR is in the top 3, and the TSR is positive on an absolute basis, the TSR multiplier is 250%. Regardless of the values earned for the factors described above, in the event Hecla’s absolute TSR is negative, the multiplier is capped at 100% of the value derived from unit value performance. The 2019-2021 peer group consists of the following companies:

IAMGOLD Hochschild Mining B2Gold Centerra Gold Coeur d’Alene Mines	New Gold Fresnillo Pan American Silver Silver Standard Endeavour Silver	Alamos Gold First Majestic Oceana Gold Detour Gold

TSR

Ranking within Peer Group Companies	Multiplier

1st – 3rd	250%

4th – 6th	175%

7th – 9th	100%

10th – 12th	33%

13th – 15th	10%

2020-2022 LTIP

In March 2020, the committee approved the 2020-2022 LTIP, which is similar to the 2019-2021 LTIP. The target value of each of the three-unit factors is $30: reserve growth, production growth, and mine site operating cash flow (less capital). The TSR factor is the same as the 2019-2021 LTIP described above. The payout has also been capped at target if the absolute share return is negative.

Silver Equivalent (includes only Gold) Reserve Growth

Ounce Target (millions)	Additional Reserve (millions)	Unit Value

540	90	$70.00

510	60	$50.00

480	30	$30.00

450	0	$10.00

Silver Equivalent (includes only Gold) Production Growth

Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value

102	34.0	$70.00

96	32.0	$50.00

90	30.0	$30.00

87	27.0	$10.00

74     www.hecla-mining.com

Future Compensation Actions

Mine Site Operating Cash Flow (Less Capital)

Cash Target (in millions)	Unit Value

$350	$70.00

$300	$50.00

$275	$30.00

$200	$10.00

TSR (Multiplier)

The TSR provides a relative performance metric to our peers, with an absolute performance metric dependent upon where we rank amongst the peer group on a relative basis. This component of the 2020-2022 LTIP is different than the other components in that the TSR serves as a multiplier (either positive or negative). This component insures alignment of the results of the other components with share performance. If Hecla’s relative TSR performance is in the mid-range (9th – 14th), the multiplier is 100% of the value achieved by the other three components, and thus has no positive or negative effect on the unit value earned. If Hecla’s relative TSR is in the top 8, the multiplier is positive, and thus would enhance the unit value because the relative TSR was strong. If Hecla’s relative TSR is in the bottom 8, the multiplier is negative. Regardless of the values earned for the factors described above, in the event Hecla’s absolute TSR is negative, the multiplier is capped at 100% of the value derived from the unit value performance.

The 2020-2022 peer group consists of the following companies/funds:

IAMGOLD Silver Standard Centerra Gold Endeavour Silver Coeur Mining GLD Gold Share Fresnillo	Pan American Silver B2Gold Torex Minerals Oceana Gold SLV Silver Trust New Gold GDXJ Vectors Junior Gold Miner ETF	Hochschild Mining First Majestic Silver Alamos Gold Eldorado Gold Pretium Resources GDX Vectors Gold Miner ETF Equinox Gold

TSR

Ranking within Peer Group Companies	Multiplier

1st – 2nd	250%

3rd – 5th	175%

6th – 8th	135%

9th – 14th	100%

15th – 17th	75%

18th – 20th	50%

21st – 22nd	10%

2021 Proxy Statement    75

Future Compensation Actions

2021-2023 LTIP

In February 2021, the committee approved the 2021-2023 LTIP, which is similar to the 2020-2022 LTIP. The target value of each of the three-unit value factors is $30: reserve growth, production growth, and mine site operating cash flow. The TSR factor is similar to the 2020-2022 LTIP described above. The payout has also been capped at target if the absolute share return is negative.

Silver Equivalent (includes only Gold) Reserve Growth

Ounce Target (millions)	Additional Reserve (millions) (replacement in situ)		Unit Value

410	54	(136)	$70.00

380	24	(106)	$50.00

360	4	(86)	$30.00

330	-26	(56)	$10.00

Silver Equivalent (includes only Gold) Production Growth

Target (in mm ozs.)	Average Annual Target (in mm ozs.)	Unit Value

90	30.0	$70.00

88	29.3	$50.00

84	28.0	$30.00

82	27.3	$10.00

Mine Site Operating Cash Flow (Less Capital)

Cash Target (in millions)	Unit Value

$950	$70.00

$875	$50.00

$775	$30.00

$675	$10.00

76     www.hecla-mining.com

Future Compensation Actions

TSR (Multiplier)

The TSR serves as a multiplier (either positive or negative). This component insures alignment on the results of the other components with share performance. If Hecla’s relative TSR performance is in the mid-range (9th – 14th), the multiplier is 100% of the value achieved by the other three components, and thus has no positive or negative affect on the unit value earned. If Hecla’s relative TSR is in the top 8, the multiplier is positive, and thus would enhance the unit value because the relative TSR was strong. If Hecla’s relative TSR is in the bottom 9, the multiplier is negative. Regardless of the values earned for the factors described above, in the event the absolute TSR is negative, the multiplier is limited to no greater than 100% of the value earned by the unit value factors.

The 2021-2023 peer group consists of the following companies/funds:

IAMGOLD Silver Standard Centerra Gold Endeavour Silver Coeur Mining GLD Gold Share Fresnillo Fortuna	Pan American Silver B2Gold Torex Minerals Oceana Gold SLV Silver Trust New Gold GDXJ Vectors Junior Gold Miner ETF	Hochschild Mining First Majestic Silver Alamos Gold Eldorado Gold Pretium Resources GDX Vectors Gold Miner ETF Equinox Gold

TSR

Ranking within Peer Group Companies	Multiplier

1st – 2nd	250%

3rd – 5th	175%

6th – 8th	135%

9th – 14th	100%

15th – 17th	75%

18th – 19th	50%

20th – 22nd	25%

22nd – 23rd	10%

2021 Proxy Statement    77

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the Compensation Committee Report. There are no members of the committee who were officers or employees of Hecla or any of our subsidiaries during the calendar year, formerly were officers of Hecla or any of our subsidiaries, or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A with Hecla’s Vice President – Human Resources and based on its review and discussions, the committee recommended to the Board, and the Board has approved, the CD&A included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted by

The Compensation Committee of the

Board of Directors

Terry V. Rogers, Chair

Catherine J. Boggs

Ted Crumley

George R. Nethercutt, Jr.

78     www.hecla-mining.com

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table for 2020

The following compensation tables provide information regarding the compensation of our CEO, CFO, and three other most highly compensated officers for the year ended December 31, 2020, determined in accordance with SEC rules.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)		All Other Compensation ($)		Total ($)
Phillips S. Baker, Jr. President and CEO	2020	635,000	937,292	(5)	1,970,300	1,628,345		19,571	(7)	5,190,508
	2019	635,000	399,999		1,575,950	2,452,596		18,801		5,082,346
	2018	635,000	870,859		1,844,625	317,452		18,606		3,686,542
Lindsay A. Hall(8) Senior Vice President and CFO	2020	380,000	511,878	(5)	981,000	208,234	(6)	19,065	(7)	2,100,177
	2019	380,000	225,000		724,250	254,053		18,750		1,602,053
	2018	380,000	401,987		733,817	126,137		18,210		1,660,151
Lauren M. Roberts(9) Senior Vice President and COO	2020	380,000	511,878	(5)	829,563	275,046		9,151	(7)	2,005,638
	2019	142,501	225,000		214,783	53,083		3,453		638,820

Robert D. Brown(8) Vice President – Corporate Development	2020	264,000	363,661	(5)	404,280	111,007	(6)	19,065	(7)	1,162,013
	2019	264,000	150,000		390,150	140,532		18,750		963,432
	2018	264,000	280,353		504,600	33,252		18,210		1,100,415
David C. Sienko Vice President – General Counsel	2020	256,875	341,254	(5)	432,875	207,581		19,009	(7)	1,257,594
	2019	250,000	150,000		437,750	308,601		18,345		1,164,696
	2018	250,000	255,354		535,800	(1,915)		18,126		1,057,365
(1)	Salary amounts include base salary both earned and paid in cash during the fiscal year listed.
(2)

Represents RSUs awarded and PSUs granted in each of fiscal years 2020, 2019 and 2018. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 10 – Stockholders’ Equity to our calendar year 2020 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 18, 2021 (the “Form 10-K”). RSUs generally vest in three substantially equal annual installments beginning on June 21 of the year following the date of grant. Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. Please see the Grants of Plan-Based Awards for 2020 table on page 81 for more information about the awards granted in 2020. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting, purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of a relevant three-year performance period. Because share performance against the peer group did not meet the threshold for the three-year period 2018-2020, the shares of stock underlying performance-based shares were not issued to our NEOs (i.e., there was zero payout). See 2018-2020 PSU Results on page 68.

2021 Proxy Statement    79

Compensation of Named Executive Officers

(3)

This column represents the performance payments awarded and earned by the NEOs for the calendar years 2020, 2019 and 2018 under our STIP and for the LTIP plan periods 2018-2020, 2017-2019 and 2016-2018. Both the 2020 STIP and 2018-2020 LTIP were paid in cash. The 2019 STIP was paid in cash, and the 2017-2019 LTIP awards were paid in common stock of the Company. The 2018 STIP was paid in cash and the 2016-2018 LTIP awards were paid in common stock of the Company. The awards for each of the plan years are as follows:

Name	Year	STIP Award ($)	LTIP Plan Period	LTIP Units (#)		Unit Value ($)	LTIP Award ($)	Total STIP and LTIP ($)	Total STIP and/or LTIP Paid in Cash ($)	Total STIP and/or LTIP Paid in Shares (#)
Baker	2020	1,206,500	2018-2020	11,400		67.00	763,800	1,970,300	1,970,300	0
	2019	444,500	2017-2019	11,400		99.25	1,131,450	1,575,950	444,500	621,676
	2018	317,500	2016-2018	9,500		160.75	1,527,125	1,844,625	317,500	663,967
Hall	2020	646,000	2018-2020	5,000		67.00	335,000	981,000	981,000	0
	2019	228,000	2017-2019	5,000		99.25	496,250	724,250	228,000	272,665
	2018	190,000	2016-2018	3,383	(i)	160.75	543,817	733,817	190,000	236,442
Roberts	2020	703,000	2018-2020	1,889	(ii)	67.00	126,563	829,563	829,563	0
	2019	159,600	2017-2019	556	(ii)	99.25	55,183	214,783	159,600	30,320
Brown	2020	203,280	2018-2020	3,000		67.00	201,000	404,280	404,280	0
	2019	92,400	2017-2019	3,000		99.25	297,750	390,150	92,400	163,599
	2018	118,800	2016-2018	2,400		160.75	385,800	504,600	118,800	167,739
Sienko	2020	231,875	2018-2020	3,000		67.00	201,000	432,875	432,875	0
	2019	140,000	2017-2019	3,000		99.25	297,750	437,750	140,000	163,599
	2018	150,000	2016-2018	2,400		160.75	385,800	535,800	385,800	167,739
(i)	Mr. Hall’s 2016-2018 LTIP units were prorated because he joined the Company in July 2016.
(ii)	Mr. Robert’s 2017-2019 and 2018-2020 LTIP units were prorated because he joined the Company in August 2019.

(4)

The amounts reported in this column for 2020 are changes between December 31, 2019 and December 31, 2020 in the actuarial present value of the accumulated pension benefits. Pension values will typically increase from year-to-year due to increasing age, years of service, and average annual earnings, and can fluctuate significantly due to changes in the assumptions used to determine the present value. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column (the “Pension Value column”) is calculated pursuant to SEC requirements and is based on assumptions used in preparing the Company’s audited financial statements for the applicable calendar years. Specifically, the interest discount rate used in the calculations is based on the rates of return available on fixed income investments which can significantly change year-to-year affecting comparability with the prior year. A portion of the increase in the Pension Value column from 2019 and 2020 is the result of a decrease in the discount rate from 3.32% at December 31, 2019 to 2.64% at December 31, 2020. For example, $374,719 of the $1,628,343 increase reflected in the Pension Value column for Mr. Baker is attributable to the 0.68% decrease in the discount rate from 2019 to 2020. For these reasons, the Company cautions that the values reported in the Pension Value column may not represent the value that an NEO will actually accrue or receive under the Company’s retirement plans during any given year.

(5)

Includes: (i) restricted stock units granted to each NEO on June 22, 2020 and (ii) performance-based shares awarded to each NEO on June 22, 2020. See Grants of Plan-Based Awards for 2020 table on page 81 and Performance-based Shares on page 67 for a description of the performance-based shares.

(6)

As non-U.S. citizens, Mr. Hall and Mr. Brown are not participants in the Hecla Mining Company Retirement Plan, or the unfunded SERP. In lieu of participation in these plans, Mr. Hall and Mr. Brown are expected to receive a similar supplement benefit as if they had participated in these plans. See Retirement Plan on page 93 for a description of non-U.S. employee’s retirement benefits.

(7)	Includes the following:

NEO	Matching 401(k) Contribution ($)		Annual Life Insurance Premium ($)		Other ($)	Total ($)
Baker	17,100		2,471		0	19,571
Hall	17,100	(i)	1,965	(ii)	0	19,065
Roberts	6,680		2,471		0	9,151
Brown	17,100	(i)	1,965	(ii)	0	19,065
Sienko	17,100		1,909		0	19,009
(i)

These amounts are paid to Mr. Hall and Mr. Brown in lieu of the 401(k) match. Canadian employees are excluded from participation in the 401(k) Plan. Mr. Hall and Mr. Brown are paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported by the Bank of Canada from time-to-time.

(ii)	Life insurance premium is paid in Canadian funds.

80     www.hecla-mining.com

Compensation of Named Executive Officers

(8)

Mr. Hall and Mr. Brown receive their compensation in Canadian funds. The amounts reported for Mr. Hall and Mr. Brown are in U.S. dollars based on the applicable exchange rates as reported by the Bank of Canada from time-to-time during this time period.

(9)

Mr. Roberts deferred the amount of $428,263 to the KEDCP in 2020. The amount reported in this table is the total amount of base salary and/or short- and long-term cash compensation he received before his deferrals. See Nonqualified Deferred Compensation for 2020 on page 85 for further information.

The following table shows all plan-based awards granted to the NEOs during 2020.

Grants of Plan-Based Awards for 2020

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Phillips S. Baker, Jr.
Restricted Stock Units(2)	6/22/20							132,013	855,444
Performance-based Shares(3)	6/22/20				66,007	132,013	264,026	132,013	81,848
LTIP(4)		0	720,000	4,200,000
STIP(5)		0	635,000	1,270,000
Lindsay A. Hall
Restricted Stock Units(2)	6/22/20							74,257	481,185
Performance-based Shares(3)	6/22/20				24,753	49,505	99,010	49,505	30,693
LTIP(4)		0	360,000	2,100,000
STIP(5)		0	380,000	760,000
Lauren M. Roberts
Restricted Stock Units(2)	6/22/20							74,257	481,185
Performance-based Shares(3)	6/22/20				24,753	49,505	99,010	49,505	30,693
LTIP(4)		0	360,000	2,100,000
STIP(5)		0	380,000	760,000
Robert D. Brown
Restricted Stock Units(2)	6/22/20							52,805	342,176
Performance-based Shares(3)	6/22/20				17,327	34,653	69,306	34,653	21,485
LTIP(4)		0	270,000	1,575,000
STIP(5)		0	184,800	369,600
David C. Sienko
Restricted Stock Units(2)	6/22/20							49,505	320,792
Performance-based Shares(3)	6/22/20				16,502	33,003	66,006	33,003	20,462
LTIP(4)		0	270,000	1,575,000
STIP(5)		0	185,500	371,000
(1)

The restricted stock unit amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 10 – Stockholders’ Equity to our calendar year 2020 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 18, 2021 (the “Form 10-K”). Annual RSUs generally vest in three substantially equal annual installments beginning on June 21 in the year following the date of grant. Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period.

(2)

Represents the number of RSUs granted on June 22, 2020 to the NEOs under the terms of the 2010 Stock Incentive Plan. The restrictions generally lapse for one-third of the RSUs on June 21, 2021, one-third on June 21, 2022 and one-third on June 21, 2023, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of June 22, 2020 ($3.03).

(3)

Represents the number of PSUs of Hecla common stock granted under the 2010 Stock Incentive Plan, having a target value for each NEO of: Baker, $400,000; Hall, $150,000; Roberts, $150,000; Brown, $105,000; and Sienko, $100,000, with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these shares) awarded to the NEOs under the 2010 Stock Incentive Plan. Determination of the actual number of these PSUs to be received by the NEOs will be based on the TSR of Hecla common stock for the three-year period from January 1, 2020 through December 31, 2022, based on the following percentile rank within peer group companies:

•	100th percentile rank = maximum award at 200% of target;

2021 Proxy Statement    81

Compensation of Named Executive Officers

•	60th percentile rank = target award at grant value;
•	50th percentile rank = threshold award at 50% of target.

Hecla’s TSR performance versus that of peer group companies will be based on a comparison of the average share price over the last 60 calendar days prior to January 1, 2020, as the base price, and the average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers.

(4)

Represents the potential value of the payout for each NEO under the 2020-2022 LTIP period if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at-risk. The business measurements and performance goals for determining the payout are described in the CD&A starting on page 64. Dollar amounts shown are valued as follows on a per unit basis: Threshold, $0; Target, $90; and Maximum, $525. The number of units awarded to each NEO for the 2020-2022 LTIP period are as follows:

NEO	2020-2022 LTIP Units (#)
Baker	8,000
Hall	4,000
Roberts	4,000
Brown	3,000
Sienko	3,000
(5)

Represents the potential value of the payout for each NEO under the 2020 STIP described in the CD&A starting on page 59. The total payout to each NEO under the 2020 STIP is described in footnote 3 to the Summary Compensation Table on page 80.

The following table provides information on the current holdings of stock awards by the NEOs. This table includes unvested RSUs, and unvested performance-based shares. There were no unexercised stock options held by any NEO at year-end.

Outstanding Equity Awards at Fiscal Year-End for 2020

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

Phillips S. Baker, Jr.	320,456	2,076,555
			271,739	(4)	1,760,869
			132,013	(5)	855,444

Lindsay A. Hall	181,889	1,178,641
			81,522	(4)	528,263
			49,505	(5)	320,792

Lauren M. Roberts	148,883	964,762
			74,627	(4)	483,583
			49,505	(5)	320,792

Robert D. Brown	124,560	807,149
			62,500	(4)	405,000
			34,653	(5)	224,551

David C. Sienko	119,084	771,664
			54,348	(4)	352,175
			33,003	(5)	213,859

82     www.hecla-mining.com

Compensation of Named Executive Officers

(1)

The following table shows the dates on which the restricted stock units in the outstanding equity awards table vest and the corresponding number of shares, subject generally to continued employment through the vest date.

	Number of Unvested Restricted Stock Units

Vesting Date	Baker	Hall	Roberts	Brown	Sienko

6/21/21	159,985	91,624	62,065	62,183	58,907

6/21/22	116,467	65,513	62,065	44,776	43,676

6/21/23	44,004	24,752	24,753	17,601	16,501

Total	320,456	181,889	148,883	124,560	119,084
(2)	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2020, which was $6.48.
(3)	The market value of the performance-based shares is based on the closing market price of our common stock on the NYSE as of December 31, 2020, which was $6.48.
(4)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2019 through December 31, 2021. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the end of the fiscal year ended December 31, 2020.

(5)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2020 through December 31, 2022. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the end of the fiscal year ended December 31, 2020.

The following table shows information concerning the number of stock awards that vested during calendar year 2020 for each of the NEOs, and the value realized on the vesting of stock awards during calendar year 2020.

Stock Vested in 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Phillips S. Baker, Jr.	28,393	(1)	86,031
	43,516	(2)	131,853
	72,464	(3)	219,566

Lindsay A. Hall	19,591	(1)	59,361
	26,110	(2)	79,113
	40,761	(3)	123,506

Lauren M. Roberts	37,314	(3)	113,061

Robert D. Brown	11,357	(1)	34,412
	17,406	(2)	52,741
	27,174	(3)	82,337

David C. Sienko	8,745	(1)	26,497
	15,231	(2)	46,150
	27,174	(3)	82,337
(1)

The NEOs were granted these RSUs on June 7, 2017. On June 21, 2020, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.03, which was the closing sales price of our common stock on the NYSE on June 22, 2020.

(2)

The NEOs were granted these RSUs on June 19, 2018. On June 21, 2020, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.03, which was the closing sales price of our common stock on the NYSE on June 22, 2020.

(3)

The NEOs were granted these RSUs on June 21, 2019. On June 21, 2020, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The shares vested at the price of $3.03, which was the closing sales price of our common stock on the NYSE on June 22, 2020.

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Compensation of Named Executive Officers

Stock Ownership for NEOs

The following table summarizes the NEO stock ownership guidelines and their status as of December 31, 2020, based on the average closing price of our common stock on the NYSE for calendar year 2020 ($4.0506). As of December 31, 2020, all NEOs met the guidelines. In the calculations for our NEOs, we include shares directly held and unvested RSUs. We do not include unexercised stock options or unvested performance-based shares. See Stock Ownership Guidelines on page 70 for further discussion.

NEO Stock Ownership as of December 31, 2020

NEO	Annual Base Salary ($)	X Annual Base Salary	Total Value of Shares to be Held ($)	Shares Held Directly (#)		Unvested RSUs (#)	Total Shares (#)	Total Value of Shares Held by NEO at 12/31/20 ($4.0506)(1) ($)	Meets Guidelines
Baker	635,000	6x	3,810,000	5,104,407	(2),(3)	320,456	5,424,863	21,973,950	Yes
Hall	380,000	2x	760,000	794,612		181,889	976,501	3,955,415	Yes
Roberts	380,000	2x	760,000	244,672	(2),(3)	148,883	393,555	1,594,134	Yes
Brown	264,000	2x	528,000	182,325		124,560	306,885	1,243,068	Yes
Sienko	265,000	2x	530,000	635,081	(3)	119,084	754,165	3,054,821	Yes
(1)	The value of shares held is determined by using the average closing price of the Company’s common stock for the calendar year on the NYSE, which for 2020 was $4.0506.
(2)	Includes 1,795,964 shares for Mr. Baker and 175,284 shares for Mr. Roberts deferred under the KEDCP.
(3)	Includes Hecla Mining Company common shares held in their 401(k) account.

Additional information regarding shares held by our NEOs is included in the Security Ownership of Certain Beneficial Owners and Management table on page 102.

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Pension Benefits

The following table shows pension information under the Hecla Mining Company Retirement Plan, the Hecla Mining Company Supplemental Excess Retirement Plan (“SERP”) and Supplemental Benefits for the NEOs as of December 31, 2020. The terms and conditions for participation in, and payments from, these plans are described on page 93 under Retirement Plan. The actuarial present value of the accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions are described in the pension footnotes to our financial statements included in our Annual Report on Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Calendar Year ($)

Phillips S. Baker, Jr.	Hecla Mining Company Retirement Plan	19	1,140,372	0
	Hecla Mining Company Supplemental Excess Retirement Plan		9,330,908	0

Lindsay A. Hall(1)	Hecla Mining Company Retirement Plan		N/A	N/A
	Hecla Mining Company Supplemental Excess Retirement Plan	4	744,851	0

Lauren M. Roberts	Hecla Mining Company Retirement Plan	9	70,112	0
	Hecla Mining Company Supplemental Excess Retirement Plan		288,766	0

Robert D. Brown(1)	Hecla Mining Company Retirement Plan		N/A	N/A
	Hecla Mining Company Supplemental Excess Retirement Plan	5	388,054	0

David C. Sienko	Hecla Mining Company Retirement Plan	10	491,260	0
	Hecla Mining Company Supplemental Excess Retirement Plan		453,733	0
(1)	As non-U.S. citizens, Mr. Hall and Mr. Brown are not participants in the Retirement Plan; however, they do participate in the SERP.

The table below provides information on the nonqualified deferred compensation of the NEOs in 2020.

Nonqualified Deferred Compensation for 2020

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Stock At Last FYE ($)(1)

Phillips S. Baker, Jr.	0		0		0	0	11,637,846

Lindsay A. Hall(3)	0		0		0	0	0

Lauren M. Roberts	428,263	(2)	42,826	(2)	0	0	1,135,840

Robert D. Brown(3)	0		0		0	0	0

David C. Sienko	0		0		0	0	0
(1)

Total amount of deferred shares held under the KEDCP as of December 31, 2020. The value shown in this column is the value of the total amount of shares held in the KEDCP multiplied by our closing stock price on the NYSE on December 31, 2020 ($6.48). The number of shares so held is as follows: Baker, 1,795,964 shares; and Roberts, 175,284 shares.

(2)

Mr. Roberts deferred a portion of his 2020 base salary and his 2019 STIP cash award to the KEDCP. The total amount of compensation deferred to the KEDCP ($428,263) was credited to a stock account, and converted to share units on a quarterly basis. The Company match in 2020 was $42,826 and was credited to Mr. Robert’s stock account and converted to share units. The deferred cash amounts are reported in the Summary Compensation Table for 2020 on page 79 as part of Mr. Roberts total 2020 compensation. The total amount of shares held by Mr. Roberts under the KEDCP is reported in the Security Ownership of Certain Beneficial Owners and Management Table on page 102.

(3)	Canadian employees are not eligible to participate in our deferred compensation plan.

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Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer all or a portion of their base salary, cash or equity awards earned under the LTIP and STIP, and any vested RSUs or vested PSUs granted under the 2010 Stock Incentive Plan. Deferral elections are made by the individual generally in the year prior to the beginning of the plan year for amounts to be earned or granted in the following year. Base salary, STIP and LTIP amounts deferred under the KEDCP are credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account are valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs and other common stock awarded (PSUs) under the 2010 Stock Incentive Plan and deferred by a participant are credited to a stock account. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

The KEDCP also provides for corporate matching amounts where the participants elect to have their base salary, STIP or LTIP cash awards credited to a stock account. Matching contributions are also valued based on our common stock and distributed upon a distributable event in stock. The ability to defer compensation into a company stock account promotes alignment of the interests of participants with those of our common shareholders. It also provides for corporate discretionary allocations of amounts valued based upon our common stock and credited to a stock account.

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the committee may designate from time to time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable within 75 days of the earliest to occur of the following distribution events: (i) the date on which the participant separates from service with us, with the distribution delayed for six months for certain “specified employees;” (ii) “disability” as defined in Section 409A of the Internal Revenue Code; (iii) the participant’s death; (iv) a fixed date or fixed schedule selected by the participant at the time the deferral election was made; (v) an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code; (vi) a “change in control” of the Company, as defined in regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code; and (vii) termination of the KEDCP.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our assets for the payment of any amounts under the KEDCP. Any funds that may be invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Potential Payments Upon Termination or Change in Control

We have a change in control agreement (“CIC Agreement”) with each of our NEOs (Messrs. Baker, Hall, Roberts, Brown and Sienko).

The CIC Agreements provide that each of the NEOs will serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change in control of the Company (the date of such change in control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is two years from the Effective Date (except for Messrs. Baker and Sienko, who each have a term of three years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements automatically extend for an additional year on each anniversary date of the agreements unless we give notice of nonrenewal 60 days prior to the anniversary date. Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13(d) (3) of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the

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Compensation of Named Executive Officers

Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations) occurs; or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things, that in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those he was receiving at the time of a change in control for the duration of the employment term under of the CIC Agreement. The CIC Agreements also provide that should an NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the CIC Agreement, he would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of his then annual base salary rate, his highest short-term incentive, and his prorated long-term incentive during the three-year period, prior to the Effective Date. For Messrs. Hall, Roberts, and Brown, and any other CIC Agreements entered into hereafter, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs).

A NEO whose employment has terminated would not be required to seek other employment in order to receive the defined benefits.

The following table summarizes the circumstances under which our NEOs receive severance benefits upon termination or a change in control.

Summary of Potential Payments Upon Termination or Change in Control

Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

Base Salary	Messrs. Baker and Sienko receive three times their annual base salary. Messrs. Hall, Roberts, and Brown receive two times their annual base salary.	N/A	N/A	N/A	N/A

STIP	Messrs. Baker and Sienko receive three times the highest STIP paid in the last three years. Messrs. Hall, Roberts, and Brown receive two times the highest STIP paid in the last three years.	N/A	N/A	N/A	N/A

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Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

LTIP	Messrs. Baker and Sienko receive three times the highest LTIP paid in the last three years. Messrs. Hall, Roberts, and Brown receive two times the highest LTIP paid in the last three years.	Each NEO would receive a prorated portion of any LTIP plan in which the NEO was a participant. The surviving spouse or other beneficiary would receive the payment based on actual performance.	N/A	N/A	In order to qualify for vesting of long-term award benefits, the employee must retire under the Hecla Mining Company Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods based on actual performance.

RSUs	All unvested RSUs may vest upon a change in control.(2)	All unvested RSUs would vest immediately as of the date of such disability or death and would be delivered to the NEO, spouse, or beneficiary.	N/A	N/A	If an employee retires before their RSUs have vested, they must meet certain requirements in order for their RSUs to continue to vest based on the applicable vesting schedule. In order to qualify for vesting of RSUs, the employee must retire under the Hecla Mining Company Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

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Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

PSUs	All unearned PSUs may immediately become earned and vested at 100% of target level as of the date of the change in control.(2)	The TSR performance goal would be deemed achieved at 100% of target level as of the date of such disability or death and would be delivered to the NEO, spouse, or beneficiary.	N/A	N/A	In order to qualify for vesting of unearned PSUs, the employee must retire under the Hecla Mining Company Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.
Health and Welfare Benefits	Messrs. Baker and Sienko would receive three years of health and welfare benefits and disability and life insurance premiums would be paid for such three-year period. In addition to any earned, but unused vacation, they would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts. For Messrs. Hall, Roberts, and Brown, the same would apply, but for two years.	Unused vacation and the 401(k) match would be deposited in their account.	N/A	N/A	Unused vacation and the 401(k) match would be deposited in their accounts.

(1)	This means an involuntary termination without cause or voluntary termination for good reason within the stated period (three or two years) after the change in control.
(2)	Our 2010 Stock Incentive Plan provides for a double-trigger vesting.

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The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under the various scenarios listed above and should be read in conjunction with the disclosure above. The amounts shown assume that such termination was effective as of December 31, 2020 and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued, or owing under any plan for any other reason. Please see Grants of Plan-Based Awards for 2020 on page     , Outstanding Equity Awards at Fiscal Year-End for 2020 on page     , Pension Benefits table on page     , and the section entitled Nonqualified Deferred Compensation for 2020 on page      for additional information. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Hecla.

Termination Payments and Benefits for Phillips S. Baker, Jr.	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	1,905,000		0		0
Short-term Performance Compensation(2)	3,619,500		0		0
Unvested Restricted Stock Units(3)	2,076,555		2,076,555		2,076,555
Unearned Performance-based Shares(4)	2,616,313		2,616,313		2,616,313
Long-term Performance Compensation	4,581,375	(5)	1,603,806	(6)	1,603,806	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	60,155		0		0
Life Insurance Benefits(8)	12,148		0		0
Outplacement	20,000		0		0
Total	14,891,046		6,296,674		6,296,674

Termination Payments and Benefits for Lindsay A. Hall	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	760,000		0		0
Short-term Performance Compensation(2)	1,292,000		0		0
Unvested Restricted Stock Units(3)	1,178,641		1,178,641		1,178,641
Unearned Performance-based Shares(4)	849,055		849,055		849,055
Long-term Performance Compensation	1,087,634	(5)	695,000	(6)	695,000	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	9,169		0		0
Life Insurance Benefits(8)	4,680		0		0
Outplacement	20,000		0		0
Total	5,201,179		2,722,696		2,722,696

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Termination Payments and Benefits for Lauren M. Roberts	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	760,000		0		0
Short-term Performance Compensation(2)	1,406,000		0		0
Unvested Restricted Stock Units(3)	964,762		964,762		964,762
Unearned Performance-based Shares(4)	804,375		804,375		804,375
Long-term Performance Compensation	253,126	(5)	439,881	(6)	439,881	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	49,538		0		0
Life Insurance Benefits(8)	8,099		0		0
Outplacement	20,000		0		0
Total	4,265,900		2,209,018		2,209,018

Termination Payments and Benefits for Robert D. Brown	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	528,000		0		0
Short-term Performance Compensation(2)	406,560		0		0
Unvested Restricted Stock Units(3)	807,149		807,149		807,149
Unearned Performance-based Shares(4)	629,551		629,551		629,551
Long-term Performance Compensation	771,600	(5)	471,000	(6)	471,000	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	9,169		0		0
Life Insurance Benefits(8)	7,092		0		0
Outplacement	20,000		0		0
Total	3,179,121		1,907,700		1,907,700

Termination Payments and Benefits for David C. Sienko	Termination Following a Change in Control ($)		Disability ($)		Death ($)
Base Salary(1)	795,000		0		0
Short-term Performance Compensation(2)	695,625		0		0
Unvested Restricted Stock Units(3)	771,664		771,664		771,664
Unearned Performance-based Shares(4)	566,034		566,034		566,034
Long-term Performance Compensation	1,157,400	(5)	471,000	(6)	471,000	(6)
Benefits & Perquisites:
Health and Welfare Benefits(7)	26,387		0		0
Life Insurance Benefits(8)	10,723		0		0
Outplacement	20,000		0		0
Total	4,042,833		1,808,698		1,808,698

(1)	Represents three times annual base salary for Messrs. Baker and Sienko. Represents two times annual base salary for Messrs. Hall, Roberts, and Brown.
(2)

Represents three times the highest short-term incentive payment paid in the last three years for Messrs. Baker and Sienko. Represents two times the highest short-term incentive payment paid in the last three years to Messrs. Hall, Roberts, and Brown.

(3)

In the event of a qualifying termination following a change in control, any unvested RSUs will become immediately earned and vested as of the date of the change in control termination. In the event of termination by reason of disability or death, the unvested RSUs will become immediately earned and vested as of the date of disability or death. The value is based on the closing price of Hecla’s common stock on the NYSE on December 31, 2020 ($6.48). Please see the Outstanding Equity Awards at Fiscal Year-End for 2020 table on page 82 for more information.

(4)

For unearned PSUs, the values included in the table are based on the number of unearned PSUs that would have vested if termination occurred on the last business day of 2020, assuming target performance (403,752 shares for Mr. Baker, 131,027 shares for Mr. Hall,

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124,132 for Mr. Roberts, 97,153 shares for Mr. Brown, and 87,351 shares for Mr. Sienko), multiplied by the closing price of our common stock on the NYSE on December 31, 2020 ($6.48). In the event of a change in control, any unearned performance-based shares will become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unearned performance-based shares will become immediately earned and vested as of the date of disability or death. The totals listed in the disability and death columns are based on the number of performance-based shares that would have vested if disability or death would have occurred on the last business day of 2020 assuming target performance for each of the NEOs, multiplied by the closing price of our common stock on the NYSE on December 31, 2020 ($6.48).
(5)

Represents three times the highest long-term incentive payment paid in the last three years for Messrs. Baker and Sienko. Represents two times the highest long-term incentive payment paid in the last three years for Messrs. Hall, Roberts, and Brown.

(6)	Represents the prorated portion of outstanding LTIP plans for 2019-2021 and 2020-2022.
(7)

Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Baker and Sienko under our health and welfare benefit plans for three years upon a termination following a change in control. Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Hall, Roberts and Brown under our health and welfare benefit plans for two years upon a termination following a change in control.

(8)	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to each NEO.

CEO Pay Ratio

We believe our executive compensation program should be internally consistent and equitable in order to motivate our employees to create shareholder value. Our committee strives to design a fair and competitive compensation program that will attract, motivate, and retain employees, reward performance, and provide incentives based on our performance. As required by SEC rules, the committee reviewed a comparison of CEO pay to the pay of our “median employee.” As permitted by SEC rules we can use the same median employee in 2020 that we identified in 2019 for calculating our CEO pay ratio unless there have been changes in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We determined there were no changes in our 2020 employee population or employee compensation arrangements that would result in a significant change in the ratio.

The total compensation for the median employee was calculated in the same manner as our CEO.

For 2020, the annual total compensation of our CEO was $4,296,317, and the annual total compensation of our median employee was $112,783. The ratio of CEO pay to the pay of our median employee was 38 to 1.

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OTHER BENEFITS

Retirement Plan

With the exception of our NEOs who are Canadian citizens, our NEOs participate in the Hecla Mining Company Retirement Plan (the “Retirement Plan”), which is a defined benefit plan. Canadian NEOs participate in Canada’s public retirement income system, which includes the following components: (i) the Canada (or Quebec) Pension Plan, which is a contributory, earnings-related social insurance program, and (ii) the Old Age Security program. In addition, the Registered Retirement Savings Plan is a tax-deferred individual savings plan available to Canadian employees. Mexican employees participate in Mexico’s public retirement income system, which is based on contributions the employee, employer and the government submit to the retirement savings system. The system is administered through savings accounts managed by private fund managers selected by the participant.

Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. We also have an unfunded Supplemental Excess Retirement Plan adopted in November 1985 (the “SERP”) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP and/or our 401(k) Plan will be paid out of our general funds to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $230,000, subject to specified adjustments, and is calculated using earnings not in excess of $285,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months for participants hired after June 30, 2013, during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus (i) elective deferrals not includable in the gross income of the Employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance based or short-term incentive bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the Employee prior to the severance from employment if the Employee had continued in employment with an Employer, and (vi) compensation for overtime at the Employee’s regular rate of pay.”

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Other Benefits

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant who retires in 2020 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2020.

Estimated Annual Retirement Benefits

Final Average Annual Earnings	Years of Credited Service
	5	10	15	20	25	30	35
$ 100,000	$5,320	$10,640	$15,960	$21,280	$26,601	$31,921	$37,241
150,000	9,695	19,390	29,085	38,780	48,476	58,171	67,866
200,000	14,070	28,140	42,210	56,280	70,351	84,421	98,491
250,000	18,445	36,890	55,335	73,780	92,226	110,671	129,116
300,000	22,820	45,640	68,460	91,280	114,101	136,921	159,741
350,000	27,195	54,390	81,585	108,780	135,976	163,171	190,366
400,000	31,570	63,140	94,710	126,280	157,851	189,421	220,991
450,000	35,945	71,890	107,835	143,780	179,726	215,671	251,616
500,000	40,320	80,640	120,960	161,280	201,601	241,921	282,241
550,000	44,695	89,390	134,085	178,780	223,476	268,171	312,866
600,000	49,070	98,140	147,210	196,280	245,351	294,421	343,491
650,000	53,445	106,890	160,335	213,780	267,226	320,671	374,116
700,000	57,820	115,640	173,460	231,280	289,101	346,921	404,741
750,000	62,195	124,390	186,585	248,780	310,976	373,171	435,366
800,000	66,570	133,140	199,710	266,280	332,851	399,421	465,991
850,000	70,945	141,890	212,835	283,780	354,726	425,671	496,616
900,000	75,320	150,640	225,960	301,280	376,601	451,921	527,241
950,000	79,695	159,390	239,085	318,780	398,476	478,171	557,866
1,000,000	84,070	168,140	252,210	336,280	420,351	504,421	588,491

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2020, the following executive officers have completed the indicated number of full years of credited service: P. Baker, 19 years; R. Brown, 5 years; D. Sienko, 10 years; L. Hall, 4 years; and L. Roberts, 9 years.

94     www.hecla-mining.com

PROPOSAL 4

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE HECLA MINING COMPANY KEY EMPLOYEE DEFERRED COMPENSATION PLAN

Overview

The Hecla Mining Company Key Employee Deferred Compensation Plan (the “KEDCP”) originally became effective following shareholder approval on July 18, 2002 and has been subsequently amended several times, including an amendment and restatement in 2015 and a subsequent amendment in 2016. In this proposal, we are asking our shareholders to approve an amendment and restatement of the KEDCP, primarily to increase the share pool under the plan as described below. We refer to this amendment and restatement of the KEDCP as the “Amended Plan.”

The KEDCP is a nonqualified deferred compensation plan. Under the KEDCP, eligible key employees may defer all or a portion of their base salary, cash or equity awards earned under the Company’s Long-Term Incentive Plan (the “LTIP”) and Short-Term Incentive Plan (the “STIP”), and any vested restricted stock units (“RSUs”) or vested performance-based shares granted under the Company’s 2010 Stock Incentive Plan (the “Stock Plan”). Deferrals of cash compensation (“Cash Deferrals”) may be credited to an investment account that receives interest credits based on the prime rate or to a stock account credited as stock units payable in shares of our common stock (“Stock Units”). Deferrals of RSUs and performance-based shares and stock deferrals under the LTIP and the STIP (“Stock Deferrals”) are required to be credited to the stock account. Cash Deferrals, and deferral of stock earned under the LTIP and the STIP into the stock account may result in additional 10% matching contributions by the Company credited to the stock account (“Matching Contributions”), which would result in additional Stock Units. The KEDCP also permits certain Company discretionary contributions to be credited to the stock account which may have vesting or other conditions.

Shares of common stock payable for Stock Units related to Cash Deferrals and any Matching Contributions credited to a stock account are paid out of a share pool approved for the KEDCP (the “KEDCP Share Pool”). Shares of common stock payable for Stock Deferrals (other than any Matching Contributions) are paid out of the separate Stock Plan share pool that has been separately approved by shareholders.

The KEDCP Share Pool of 6,000,000 shares as originally approved by shareholders is now running low. As of March 21, 2021, there were approximately 130,000 shares remaining in the KEDCP Share Pool. In order to provide a continued opportunity for eligible key employees to elect Cash Deferrals and receive Matching Contributions credited to a stock account that can be payable in shares of our common stock (as well as any Company discretionary contributions credited to the stock account), the KEDCP was amended and restated primarily to increase the KEDCP Share Pool by 1,500,000 shares, subject to shareholder approval. Apart from the increase to the KEDCP Share Pool, the Amended Plan makes no substantive changes to the plan terms. The Amended Plan makes no change to the Stock Plan share pool (used to pay Stock Deferrals).

Shareholders are asked to approve the Amended Plan, among other reasons, to satisfy NYSE rules relating to equity compensation plans. If shareholders do not approve the Amended Plan, the Company will not have sufficient shares in the KEDCP Share Pool to offer further Cash Deferrals and any Matching Contributions that are payable in our common shares. The Board believes that encouraging participating key employees to invest their Cash Deferrals into the stock account helps to further align the interests of participating key employees with our long-term shareholders and increases the “skin in the game” for those participating key employees. The additional 1,500,000 shares to be added to the KEDCP Share Pool, if the Amended Plan is approved by shareholders, represents only about 0.28% dilution to our shareholders.8

[8]	As of December 31, 2020, the Company had 531,665,866 common shares outstanding. We calculate the additional dilution of the proposed additional shares as 1,500,000 ÷ (531,665,866 + 1,500,000).

2021 Proxy Statement    95

Proposal 4 — Approval of Amendment and Restatement of the Hecla Mining Company Key Employee Deferred Compensation Plan

The following is a summary of the material features of the Amended Plan. This summary does not purport to be a complete description of all of the provisions of the Amended Plan. It is qualified in its entirety by reference to the full text of the Amended Plan, which has been filed with the SEC with this Proxy Statement and is included herewith as Appendix “A.”

Material Features of the Amended Plan

Purpose. The purpose of the Amended Plan is to assist the Company in attracting and retaining key employees, encouraging their long-term commitment to the success of the Company, reducing cash expenditures of the Company, and offering key employees an opportunity to defer compensation, increase their equity ownership in the Company, and participate in the increase in value of the Company. The Amended Plan is a nonqualified deferred compensation plan which is not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code. The Amended Plan is intended to be exempt from most of the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended, as a plan primarily for the benefit of a select group of management or highly compensated employees (sometimes known as a “top hat” plan).

Administration. The Amended Plan will be administered by the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time designate comprised of two or more “non-employee directors” within the meaning of the rules under Section 16 of the Securities Exchange Act of 1934, as amended (the “Committee”). The Committee will have the authority to select officers and key employees who are eligible to participate in the Amended Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Committee also will have the authority to: (i) adopt, alter and repeal the administrative rules, guidelines and practices governing the Amended Plan as it deems advisable; (ii) interpret the terms and provisions of the Amended Plan and any awards issued thereunder; and (iii) otherwise supervise the administration of the Amended Plan. All decisions made by the Committee pursuant to the Amended Plan will be final and binding.

Number of Authorized Shares. The shares of common stock that shall be made available for purposes of satisfying the obligations of the Company under the Amended Plan shall be both (i) the KEDCP Share Pool, which shall equal 6,000,000 shares of our common stock as originally approved plus, upon approval by our shareholders at the annual meeting, an additional 1,500,000 shares of our common stock, and (ii) the Stock Plan share pool. The Company expects that Cash Deferrals, any Matching Contributions, and any Company discretionary contributions that are credited to a stock account will be satisfied from the KEDCP Share Pool, and that Stock Deferrals will be satisfied from the Stock Plan Share Pool. The Company has in the past, and will in the future, keep separate sub-accounts to determine which applicable share pool Stock Units will be settled from.

Adjustments for Certain Changes in Capital. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, the Committee will equitably adjust (i) the number of shares available under the KEDCP Share Pool (and a similar adjustment may be made under the Stock Plan to the Stock Plan Share Pool), and (ii) the Stock Units credited to stock accounts. Adjustments will be made by the Committee, whose determination in that respect shall be final, binding, and conclusive.

Eligibility and Participation. Eligibility to participate in the Amended Plan is limited to officers and key employees of the Company, its affiliates or subsidiaries, as determined by the Committee, with participation limited to a select group of management or highly compensated employees. Non-employee directors are not eligible. As of March 2021, there were approximately 65 eligible employees under the KEDCP, including five executive officers.

Deferral Elections, Matching Contributions, and Company Discretionary Contributions. Participation in the Amended Plan is voluntary. A participant may elect to defer receipt of part or all of his or her eligible base salary, cash or equity awards earned under the Company’s LTIP and STIP, and any vested RSUs or vested performance-based shares granted under the Stock Plan. An election to defer for any calendar year generally must be made before December 31 of the year preceding the year in which such compensation is expected to be earned or for which any bonus awards are expected to be determined or RSUs granted, with certain limited exceptions as permitted by Section 409A of the Internal Revenue Code.

If a participant allocates any Cash Deferrals or stock earned under the LTIP or the STIP to the stock account, the participant will be credited with additional Matching Contributions to the stock account on a quarterly basis. The

96     www.hecla-mining.com

Proposal 4 — Approval of Amendment and Restatement of the Hecla Mining Company Key Employee Deferred Compensation Plan

Matching Contributions will equal 10% of the deferrals credited to the stock account (or such other percentage as determined by the Committee). The Company may also credit additional discretionary contributions to a participant’s stock account.

Cash Deferrals and Matching Contributions are 100% vested. Stock Deferrals are subject to the vesting terms of the underlying awards per the applicable award agreement and the Stock Plan. Any Company discretionary contributions may be subject to such vesting conditions as determined by the Committee.

Deemed Investments. Cash Deferrals may be allocated by a participant to a stock account or an investment account. Matching Contributions, Stock Deferrals, and any Company discretionary contributions must be allocated to a stock account.

Cash Deferrals allocated to a participant’s investment account will be credited with interest as of the last day of each calendar month. The amount credited equals the product of (i) the balance of the investment account at the end of the month, multiplied by (ii) the prime rate quoted at the beginning of the quarter by the Wall Street Journal. The Committee may, in its sole discretion, establish a different interest rate or deemed investment index for the investment accounts on a prospective basis.

Stock Deferrals are credited to a participant’s stock account with a number of Stock Units equal to the number of RSUs, performance-based shares, or shares earned under the STIP or the LTIP, respectively, that are being deferred. Cash Deferrals, Matching Contributions and any Company discretionary contributions allocated to a stock account will be denominated in Stock Units at the end of each calendar quarter based on the average fair market value of our common stock for such calendar quarter.    (As of March 10, 2021, our common stock had a closing price of $6.27 per share.) Stock Units are not credited with dividend equivalents during the deferral period.

Time and Form of Distributions. The amounts credited to the investment or stock account of a participant under the Amended Plan are distributable or payable within 75 days of the earliest to occur of the following distribution events: (i) the date on which the participant separates from service with us, with the distribution delayed for six months for certain “specified employees;” (ii) “disability” as defined in Section 409A of the Internal Revenue Code; (iii) the participant’s death; (iv) a fixed date or fixed schedule selected by the participant at the time the deferral election was made; (v) an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code; (vi) a “change in control” of the Company, as defined in regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code; and (vii) termination of the Amended Plan.

Distributions from an investment account are paid in cash. Distributions from a stock account are paid in shares of our common stock (one share of common stock for each Stock Unit that is payable), all subject to required tax withholdings. Withholding of amounts with respect to a participant’s stock account may be effected by withholding a number of the Stock Units credited to the account, based on the fair market value of the common stock as of the applicable tax date.

Unfunded Plan. The Amended Plan is an unfunded “book-entry” plan, and the benefits payable under the Amended Plan are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Amended Plan. The deferred compensation obligations will rank equally with other unsecured indebtedness of the Company from time to time outstanding.

Amendment and Discontinuance. The Amended Plan may generally be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may be made that would impair the rights of a participant under an award without the participant’s consent, subject to certain limited exceptions. Also, no amendment will be made without the consent of the Company’s stockholders to the extent such consent is required by law or agreement.

Transferability. Amounts deferred under the Amended Plan are not transferable by participants, except to a designated beneficiary for payments due upon death.

Clawback. All awards and any amounts or benefits received or outstanding under the Amended Plan shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable

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Proposal 4 — Approval of Amendment and Restatement of the Hecla Mining Company Key Employee Deferred Compensation Plan

law related to such actions, as may be in effect from time to time, including the requirements of (i) Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements.

New Plan Benefits

As of the date of this Proxy Statement, there are no amounts currently deferred or credited under the KEDCP that are conditioned on approval of the Amended Plan. The amounts to be deferred or credited under the Amended Plan are not presently determinable.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the U.S. federal income tax rules that are generally relevant to amounts deferred under the Amended Plan. The following information is not a definitive explanation of the tax consequences of participation in the Amended Plan, and recipients should consult with their own tax advisors with respect to the tax consequences inherent in participation in the Amended Plan. Tax consequences will also vary depending upon the jurisdiction where the participant may reside.

Amounts Deferred or Credited. A participant generally will not have taxable income with respect to amounts deferred or credited under the Amended Plan until such amounts are actually paid to the participant.

Tax Consequences to the Company. We generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code, including Section 162(m).

Code Section 409A. The Amended Plan is intended to comply with Section 409A of the Internal Revenue Code. Notwithstanding any provision of the Amended Plan to the contrary, the Amended Plan shall be interpreted, operated, and administered consistent with its intent.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2020. The table updates information as originally reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. All outstanding awards relate to our common stock.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
2010 Stock Incentive Plan	4,972,186	(1)	N/A	(2)	12,443,518
Stock Plan for Non-Employee Directors	—		N/A		2,476,644
Key Employee Deferred Compensation Plan	195,345	(3)	N/A		228,624
Total	—		N/A		15,148,786

(1)	Includes unvested performance-based shares, and unvested restricted stock units. Unvested performance-based shares are disclosed based on target performance.
(2)	Unvested performance-based shares and unvested restricted stock units have no exercise price.
(3)

Shares deferred under the Key Employee Deferred Compensation Plan by participants. Shares are distributed on a date elected by the participant, or within six months after death, disability, or retirement.

98     www.hecla-mining.com

Proposal 4 — Approval of Amendment and Restatement of the Hecla Mining Company Key Employee Deferred Compensation Plan

Required Vote

The approval of this proposal will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Under a majority of votes cast standard, the shares voted “for” Proposal 4 must exceed the number voted “against” Proposal 4 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “against” will have an effect on the outcome of the vote.

Our Board recommends shareholders vote “FOR” the approval of the Amended and Restated KEDCP Plan in substantially the same form as included as Appendix A to this Proxy Statement.

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OTHER MATTERS

Certain Relationships and Related Transactions

On a quarterly basis, we review all relationships and transactions with related persons to determine whether such persons have a direct or indirect material interest. Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other transactions. Pursuant to our Code of Conduct, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Governance Committee. Our Board and NEOs respond to a quarterly related party transaction questionnaire prepared by our corporate legal department. We then evaluate these quarterly reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement.

On February 19, 2020, we completed an underwritten offering and sale of $475.0 million aggregate principal amount of the Company’s 7.250% Senior Notes due 2028 (the “Notes”). As set forth in the table below, certain of our directors and officers purchased Notes from the underwriters, as follows:

Name	Title	Notes Purchased
Phillips S. Baker, Jr.	Director, President and CEO	$1,500,000
Lauren M. Roberts	Senior Vice President and Chief Operating Officer	$1,000,000
Terry V. Rogers	Director	$100,000
Catherine J. Boggs	Director	$100,000
George R. Nethercutt, Jr.	Director	$100,000

Because certain of our directors expressed an interest in purchasing the Notes, and four directors did purchase Notes (the “Participating Directors”), in addition to the procedures set forth in the first paragraph of this section, the Board created an independent committee of directors consisting of Ted Crumley and Charles B. Stanley (the “Pricing Committee”) to determine, among other things, (i) whether to proceed with the Notes offering (the “Offering”), (ii) whether to approve participation in the Offering by the Participating Directors (who indicated they would only participate if, and only up to the amount, approved by the Pricing Committee), and (iii) the final terms of the Offering, including the size of the Offering, the price at which the Notes would be sold to the underwriters, the interest rate of the Notes, and the other terms and conditions of the Notes.

In December 2007, we created the Hecla Charitable Foundation (the “HCF”), which has provided and intends to continue to provide grants to other organizations for charitable and educational purposes. Mr. Phillips S. Baker, Jr., our Chief Executive Officer, serves as a director of the HCF, and Luther J. Russell, our Vice President – External Affairs, serves as President and as a director of the HCF. In December 2007, our Board approved a contribution of 550,000 shares of our common stock to the HCF. Since 2007, the HCF has sold 279,860 shares of our common stock. In May 2020, our Board approved a contribution of 650,000 shares of our common stock to the HCF. Cash contributions totaling $2.0 million and $1.5 million were made by the Company to the HCF during 2011 and 2010, respectively. The funds from the sale of the shares and the additional cash were put into various investment accounts. The HCF is currently operating in a self-sufficient manner. The HCF holds 920,140 shares of our common stock as of December 31, 2020. The value of those shares based on the closing price of our common stock on the NYSE on December 31, 2020 ($6.48), was $5,962,507.

In 2020, we did not make any contribution to any charitable organization, of which a director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

100     www.hecla-mining.com

Other Matters

Political Contributions and Engagement

Government policy is one of the most powerful external forces affecting us today. New laws and changes to existing laws can fundamentally impact the Company’s operations and the markets where it does business – and in turn, our bottom line, thereby affecting us and our employees, retirees, communities, and shareholders. It is important for government leaders to understand the impact of such actions. Because the impact of government policy is so critical to our survival and success, we participate in the political process and advocate in a responsible and constructive manner on issues that advance the Company’s goals and protect shareholder value. We are committed to the highest standard of ethical conduct in our involvement in policymaking and political process. We maintain the Hecla Mining Company Political Action Committee (“Hecla PAC”), which is a forum for our employees and directors to voluntarily contribute to a fund that supports the election of candidates to Congress that support a regulatory and legislative environment constructive to the operation and development of our mines. The Hecla PAC is organized under the provisions of the Federal Election Campaign Act of 971 and the amendments of 1974, 1976 and 1979. Decisions about contributions to specific federal candidates are made by members of the Hecla PAC. In total, our employees contributed approximately $28,534 to the Hecla PAC in 2020, and our directors contributed $18,700 in 2020. The Hecla PAC then contributed those funds to federal candidates, state and local parties, and associations who are advocates for the natural resources industry. We file all required Hecla PAC contribution reports with the Federal Election Commission.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in their ownership of our common stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file. The SEC has designated specific due dates for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due. To our knowledge, and based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the calendar year ended December 31, 2020, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were timely satisfied, with the exception of: (i) Mr. Sienko filed a late Form 4 on April 6, 2020 to report shares granted to him on March 31, 2020; (ii) Mr. Brown filed a late Form 4 on April 6, 2020 to report shares granted to him on March 31, 2020; (iii) Mr. Hall filed a late Form 4 on April 6, 2020 to report shares granted to him on March 31, 2020; (iv) Mr. Baker file a late Form 4 on April 6, 2020 to report shares granted to him on March 31, 2020; and (v) Mr. Roberts filed a late Form 4 on April 6, 2020 to report shares granted to him on March 31, 2020, and shares he deferred to our Key Employee Deferred Compensation Plan as of March 31, 2020. The late filings were due to administrative oversight by the Company’s stock administrator.

Shareholder proposals at the 2022 Annual Meeting of Shareholders

Our Bylaws establish procedures governing the eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an Annual Meeting of Shareholders. For nominations or other business to be properly brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that in the event the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice shall set forth:

(a)

As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, including such person’s written consent to being named in our Proxy Statement as a nominee and to serve as a director if elected;

(b)

As to any other business that the shareholder proposes to bring before the meeting, if the shareholder has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder

2021 Proxy Statement    101

Other Matters

proposal in our Proxy Statement, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(i)	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; and

(ii)	the class and number of Company shares which are owned beneficially and of record by such shareholder or beneficial owner.

The applicable time period for timely shareholder submissions pursuant to the above provisions for the 2022 Annual Meeting of Shareholders is January 19, 2022 (the 120th day preceding the anniversary of the 2021 Annual Meeting) to February 18, 2022 (the 90th day preceding such anniversary).

The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Shareholder proposals to be included in next year’s Proxy Statement

In addition to the foregoing section, we will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2021 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 6, 2021. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of the shares of common stock beneficially owned by each current director and each executive officer of Hecla, and by all current directors and executive officers as a group, as of March 22, 2021. On that date, all such persons together beneficially owned an aggregate of 1.6% of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire, but has not done so.

	Title of Class	Shares Beneficially Owned			Percent of Class
Name of Beneficial Owner		Number		Nature
Phillips S. Baker, Jr. President and CEO		2,867,033	(1)	Direct(2)
		41,449		401(k) Plan
		320,456		RSU(3)
		1,795,964		Deferred(4)
		403,752		Performance-based(5)

	Common	5,428,654			1.0%
Robert D. Brown Vice President – Corporate Development		182,325		Direct(2)
		124,560		RSU(3)
		97,153		Performance-based(5)

	Common	404,038			*
Lindsay A. Hall(6) Former Senior Vice President and Chief Financial Officer		0		Direct(2)
		0		RSU(3)
		0		Performance-based(5)

	Common	0			*

102     www.hecla-mining.com

Other Matters

	Title of Class	Shares Beneficially Owned		Percent of Class
Name of Beneficial Owner		Number	Nature
Lauren M. Roberts Senior Vice President – Chief Operating Officer		67,634	Direct(2)
		2,006	401(k) Plan
		148,883	RSU(3)
		190,391	Deferred(4)
		124,132	Performance-based(5)

	Common	533,046		*
David C. Sienko Vice President and General Counsel		613,154	Direct(2)
		23,107	401(k) Plan
		119,084	RSU(3)
		87,351	Performance-based(5)

	Common	842,696		*
Catherine J. Boggs Director		82,459	Direct(2)
		98,640	Indirect(7)

	Common	181,099		*
Ted Crumley Director		126,536	Direct(2)
		220,431	Indirect(7)

	Common	346,967		*
George R. Johnson Director		17,273	Direct(2)
		148,092	Indirect(7)

	Common	165,365		*
George R. Nethercutt, Jr. Director		31,686	Direct(2)
		162,080	Indirect(7)

	Common	193,766		*
Stephen F. Ralbovsky Director		17,273	Direct(2)
		148,092	Indirect(7)

	Common	165,365		*
Terry V. Rogers Director		48,103	Direct(2)
		144,611	Indirect(7)

	Common	192,714		*
Charles B. Stanley Director		100,536	Direct(2)
		189,478	Indirect(7)

	Common	290,014		*
Alice Wong Director		0	Direct(2)
		0	Indirect(7)

	Common	0		*
All current directors, director nominees and executive officers as a group (13 individuals)	Common	8,743,724		1.6%
*	Represents beneficial ownership of less than one percent, based upon 535,333,953 shares of our common stock issued and outstanding as of March 22, 2021.
(1)	Includes 223,642 shares held jointly with Mr. Baker’s spouse, as to which Mr. Baker shares voting and investment power.
(2)

“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.

(3)	“RSU” means restricted stock units awarded under the 2010 Stock Incentive Plan that have not vested. See footnote 1 of the Outstanding Equity Awards at Fiscal Year-End for 2020 on page 82.
(4)	“Deferred Shares” means stock that has vested or been awarded but is deferred until a distributable event under the terms of the KEDCP. See Nonqualified Deferred Compensation for 2020 on page 85.
(5)

“Performance-based Shares” means performance-based equity, based on a three-year TSR. See Performance-based Shares on page 67 and Outstanding Equity Awards at Fiscal Year-End for 2020 table on page 82.

(6)	Mr. Hall resigned as of February 28, 2021, and subsequently disposed of his shares. All of his remaining unvested equity awards were forfeited.
(7)

“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See Compensation of Non-Management Directors on page 42.

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Other Matters

To our knowledge, as of March 22, 2021, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	Van Eck Associates Corporation(1) 666 Third Ave. – 9th Floor New York, NY 10017	54,440,018	10.2%
Common	The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	46,964,821	8.8%
Common	BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	39,900,200	7.5%
Common	Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Rd. Austin, TX 78746	33,704,366	6.3%
(1)

Based solely on a Schedule 13G/A filed on February 11, 2021, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.

(2)

Based solely on a Schedule 13G/A filed on February 10, 2021, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has shared voting power with respect to 525,740 shares, sole dispositive power with respect to 46,015,360 shares, and shared dispositive power with respect to 949,461 shares.

(3)

Based solely on a Schedule 13G/A filed on January 29, 2021, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 39,040,548 shares and sole dispositive power with regard to 39,900,200 shares.

(4)

Based solely on a Schedule 13G/A filed on February 12, 2021, with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 32,620,927 shares and sole dispositive power with regard to 33,704,366 shares.

Other Business

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White Corporate Secretary

April 5, 2021

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APPENDIX A

Hecla Mining Company Key Employee Deferred Compensation Plan

HECLA MINING COMPANY

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

Amended, Restated, and Effective May 19, 2021

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Section 1

Introduction and Definitions

1.1 Purpose of the Plan. The Company established this Key Employee Deferred Compensation Plan effective July 18, 2002, to assist the Company in attracting and retaining key executive officers and select management, encouraging their long-term commitment to the success of the Company and providing an opportunity to participate in the increase in value of the Company. To this end, the Plan provides for (i) Participant elections to defer Base Salary, (ii) Participant elections to defer Performance-Based Compensation, (iii) Participant Elections to defer Performance-Based Stock, (iv) Participant elections to defer Restricted Stock Units, (v) Company Matching Contributions, and (vi) Discretionary Awards.

The Plan was subsequently amended several times, most recently by an amendment and restatement of the Plan effective as of December 1, 2015, as amended by that certain First Amendment effective as of November 30, 2016. This document is an amendment and restatement of the Plan effective as of May 19, 2021, primarily to add shares of Common Stock to the Plan’s share pool, subject to approval of the Company’s shareholders. However, grandfathered accounts which were frozen effective December 31, 2004, shall be governed by the terms of the prior Plan document in effect at that time. Nothing herein shall be construed to modify any Accounts or the time or form of payment of Accounts in existence as of May 19, 2021.

The Plan is intended to be “unfunded” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Accordingly, it is intended that the Plan be a “top hat plan” that is exempt from the requirements of Parts II, III and IV of Title I of ERISA pursuant to §§ 201(2), 301(a)(3) and 401(a)(1) of ERISA.

1.2 Definitions. The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context. Any masculine terminology used in the Plan shall also include the feminine gender and the definition of any terms in the singular shall also include the plural.

Account means the separate bookkeeping account or accounts established and maintained for a Participant to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to the Plan. The Account or Accounts of a Participant shall consist of Company Stock Accounts and Investment Accounts. The Company shall maintain sub-Accounts for a Participant as necessary to facilitate the administration of distributions under the Plan.

Active Participant means an Employee who is eligible to participate in the Plan for a Plan Year, as described in Section 3.1.

Base Salary means a participant’s regular base salary, but shall not include cash bonuses and awards made under the Stock Plan, Hecla Mining Company Short-term Incentive Plan or Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan or any other bonus or award that is treated as Performance-Based Compensation.

Beneficiary means the person or persons designated as such by the Participant to receive all or a part of the Participant’s vested Account balance in the event of the Participant’s death prior to the full payment thereof. Each such designation shall be filed with the Company in a form acceptable to the Company and shall become effective only when received by the Company. Designated persons or entities shall not be considered Beneficiaries until the death of the Participant. If a Participant becomes divorced after having named his or her spouse as a Beneficiary, the prior designation of the spouse as Beneficiary shall be void. After the divorce, the Participant may, in his or her discretion, designate his or her ex-spouse as a Beneficiary by filing a new beneficiary designation form with the Company.

Board means the Board of Directors of the Company.

Change of Control means a change in the ownership or effective control of the Company or the Participant’s Employer, or in the ownership of a substantial portion of the assets of the Company or the Participant’s Employer. The definition of “Change of Control” shall be construed in a manner consistent with Section 409A.

Code means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

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Committee means the Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. To the extent necessary for compliance with Section 16 of the Exchange Act, the Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board.

Common Stock means the Company’s common stock, par value $0.25 per share.

Company means Hecla Mining Company, a Delaware corporation, and any successor.

Company Stock Account means an Account established and maintained for a Participant to record the amount of any compensation deferred under the Plan in the form of Stock Units, which may include elective deferrals of Base Salary, Performance-Based Compensation, Performance-Based Stock, or Restricted Stock Units, or amounts credited as Matching Contributions or Discretionary Employer Contributions.

Deferral Election means the agreement executed by an Eligible Employee whereby an Eligible Employee elects to defer Base Salary, Performance-Based Compensation, Performance-Based Stock, or Restricted Stock Units.

Disability: a Participant is disabled if the Committee determines that:

(i) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

(ii) The Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or

(iii) The Participant is determined to be disabled by the Social Security Administration.

The foregoing definition of Disability shall be construed in a manner consistent with the treatment of “disability” as a payment event under Section 409A.

Discretionary Employer Contributions means discretionary amounts credited to a Participant’s Company Stock Account pursuant to Section 3.4.

Eligible Employee means an Employee designated by the Committee as eligible to participate in the Plan pursuant to Section 3.1.

Employee means an individual employed by a Participating Employer.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Fair Market Value means, as of any given date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed or quoted on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market); (ii) national market system; or (iii) automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) if there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee reasonably and in good faith.

Investment Account means the bookkeeping Account established and maintained for a Participant to record the amount of Base Salary and Performance-Based Compensation the Participant elected to defer and have credited in an account at the equivalent cash value, plus deemed investment returns credited pursuant to Section 4.3.

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Matching Contribution means a matching contribution credited to a Participant’s Company Stock Account pursuant to Section 3.3.

Participant means an Eligible Employee who becomes a Participant in this Plan in accordance with the provisions of Section 3.

Participating Employer means the Company and any other entity affiliated with the Company and designated as a participating employer under this Plan from time to time by the Company, and their respective successors and assigns. As of the effective date of this restatement, the Participating Employers are set forth on Exhibit A attached to the Plan. Exhibit A may be updated from time to time by the Company.

Performance-Based Compensation means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services including, but not limited to, awards made under the Hecla Mining Company Short-term Incentive Plan and Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan. Organizational or individual performance criteria are considered preestablished if established in writing no later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. This definition shall be interpreted and construed in a manner consistent with the definition of “performance-based compensation” under Section 409A.

Performance-Based Stock means an award of some number of shares of Common Stock where the amount of, or entitlement to, the shares of Common Stock is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services, including but not limited to, awards made under the Stock Plan.

Plan means the Hecla Mining Company Key Employee Deferred Compensation Plan, as the same may be in effect from time to time.

Plan Year means the calendar year (i.e., the twelve-month period beginning on each January 1 and ending on the following December 31).

Restricted Stock Units means an award of Stock Units made under the Stock Plan or this Plan which is subject to vesting conditions specified in the applicable award agreement and which may be deferred in accordance with Section 3.2.3.

Section 409A means Section 409A of the Code.

Separation from Service means a Participant’s “separation from service” with the Participating Employers within the meaning of Section 409A and any related administrative policies of the Participating Employers.

Specified Employee means a “specified employee” within the meaning of Section 409A.

Stock Plan means the Hecla Mining Company 2010 Stock Incentive Plan as amended and as in effect from time to time, and any successor plan thereto.

Stock Unit means a unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock on such date, and includes Restricted Stock Units.

Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an Unforeseeable Emergency shall depend on the facts of each case, but, in any case, payment may not be made to the extent the hardship may be relieved through distributions or loans from a qualified plan maintained by the Company, reimbursement or compensation by insurance or through liquidation of other assets,

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to the extent such distribution or liquidation does not itself cause a severe financial hardship. The foregoing definition of Unforeseeable Emergency shall be construed in a manner consistent with the treatment of “unforeseeable emergency” as a payment event under Section 409A.

Section 2

Administration

2.1. Administration. The Committee shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate, to adopt, establish and revise rules, procedures and regulations relating to the Plan, to determine the conditions subject to which any benefits may be payable, to resolve all factual and legal questions concerning the status and rights of the Participants and others under the Plan, including, but not limited to, eligibility for benefits, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Benefits under this Plan will be payable only if the Committee decides in its discretion that the applicant is entitled to them under the Plan. The Company shall have the duty and responsibility of maintaining records, making the requisite calculations, and disbursing payments hereunder. The determinations, interpretations, and regulations of the Committee and the calculations of the Company shall be final and binding on all persons and parties concerned. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

2.2 Liability. No current or former member of the Committee and no director, officer or member of the Board of the Company or its affiliates shall be liable to any persons for any actions taken under the Plan, or for any failure to effect any of the objectives or purposes of the Plan, by reason of insolvency or otherwise. Neither the officers nor any current or former member of the Committee or the Board of Directors of the Company or any of its affiliates in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Company for such payments as an unsecured, general creditor. Nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future. After benefits shall have been paid to or with respect to a Participant or Beneficiary (as applicable) and such payment purports to cover in full the benefit hereunder, such former Participant or Beneficiary or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company and its affiliates in connection with this Plan.

Section 3

Eligibility; Deferral Elections; Employer Contributions

3.1. Eligibility. The Committee shall designate which Employees are eligible to participate in the Plan. Eligible Employees shall be selected consistent with the intent that the Plan be a “top hat” plan for a select group of management or highly compensated employees under ERISA.

3.2. Deferral Elections. An Eligible Employee may elect to defer a percentage of his or her Base Salary, Performance-Based Compensation, Performance-Based Stock, and Restricted Stock Units for a Plan Year. All Deferral Elections shall be made in writing on a form, or pursuant to other electronic or non-written procedures, as may be prescribed from time to time by the Committee and shall be irrevocable for the Plan Year for which the Deferral Election was made. Deferral Elections shall not automatically apply to future compensation of the same type payable for any subsequent Plan Year unless otherwise permitted by the Committee and specified by the Participant. Deferral Elections shall be made in accordance with the following timing rules.

3.2.1 Base Salary. To be effective for a Plan Year, elections to defer Base Salary must be made no later than the December 31 immediately preceding the Plan Year for which services are performed to earn the Base Salary. However, a newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a Deferral Election within thirty (30) days after first becoming eligible to participate in the Plan to the extent permitted by Section 409A.

3.2.2 Performance-Based Compensation and Performance-Based Stock. Elections to defer Performance-Based Compensation or Performance-Based Stock shall generally be made no later than the December 31 immediately preceding the Plan Year for which services are performed to earn the Performance-Based Compensation or Stock. Notwithstanding the foregoing, the Committee may, in its discretion, permit Deferral

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Elections for Performance-Based Compensation or Stock on or before the date that is six months before the end of the applicable performance period, provided that the Participant provides service continuously from the later of the beginning of the performance period or the date the performance criteria was established through the date the election is made and the compensation has not become readily ascertainable and substantially certain to be paid, all to the extent permitted by Section 409A. A newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a Deferral Election within thirty (30) days after first becoming eligible to participate in the Plan to the extent permitted by Section 409A.

3.2.3 Restricted Stock Units. An Eligible Employee may elect to make a Deferral Election with respect to Restricted Stock Units in accordance with the following rules.

(a)	General Rule. Elections to defer Restricted Stock Units shall generally be made no later than the December 31 immediately preceding the Plan Year in which the Restricted Stock Units are granted.

(b)

Forfeitable Restricted Stock Units. With respect to Restricted Stock Units that are subject to a condition requiring the Eligible Employee to provide services for a period of at least twelve (12) months from the grant date to avoid forfeiture of payment for the Restricted Stock Units, the Committee may permit the Deferral Election to be made no later than thirty (30) days after the grant date and at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, all to the extent permitted by Section 409A.

(c)

Short Term Deferrals. The Committee may permit a Deferral Election may to be made with respect to Restricted Stock Units that, absent a Deferral Election, would be treated as a “short term deferral” within the meaning of Section 409A, provided that the Deferral Election (i) is made at least twelve (12) months before the scheduled vesting date and (ii) provides that payment for the Restricted Stock Units will be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid, except that payment may be made earlier in the event of the Participant’s death, Disability, Change in Control, or Unforeseeable Emergency, all to the extent permitted by Section 409A.

(d)

Newly Eligible. A newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a Deferral Election within thirty (30) days after first becoming eligible to participate in the Plan to the extent permitted by Section 409A

3.3 Matching Contributions. If a Participant makes a Deferral Election for Base Salary or Performance-Based Compensation for a Plan Year and elects to have all or a portion of such amount credited to the Company Stock Account, the Committee shall credit to the Participant’s Company Stock Account, at the end of each quarter, a 10% matching contribution, unless the Committee determines that another percentage shall apply for a Plan Year. The Matching Contribution shall be denominated in Stock Units in accordance with Section 4.4. Notwithstanding the foregoing, the Matching Contribution shall not take into account any Performance-Based Stock or Restricted Stock Units a Participant may have elected to defer to the Company Stock Account for that Plan Year.

3.4 Discretionary Employer Contributions. The Committee may, in its sole discretion, credit an amount determined by the Committee to a Participant’s Company Stock Account. Any Discretionary Employer Contribution shall be denominated in Stock Units. If the Discretionary Employer Contribution is initially determined as a cash amount, the number of Stock Units shall be determined in accordance with Section 4.4.

3.5 Cancellation Due to Unforeseeable Emergency. A Participant may elect to cancel the Participant’s Deferral Election due to an Unforeseeable Emergency. The Deferral Election must be cancelled, not merely postponed or otherwise delayed. Any subsequent Deferral Election will be subject to the provisions governing initial deferral elections.

Section 4

Accounts

4.1. Establishment of Accounts. The Company shall establish and maintain on its books an Account for each Participant. Each Account shall be designated by the name of the Participant for whom established.

4.2 Participant Election of Account. A Participant who elects to defer Base Salary or Performance-Based Compensation may elect, at the same time as the Deferral Election is made, to have such amounts credited to an Investment Account or Company Stock Account. All Restricted Stock Units and Performance-Based Stock deferred under the Plan, Matching Contributions, and Employer Discretionary Contributions for a Participant shall be credited as Stock Units to the Participant’s Company Stock Account.

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4.3. Investment Account. The Committee shall credit each Investment Account with deemed investment earnings and gains as of the last day of each calendar month. The amount credited shall equal the product of (i) the balance of the Investment Account at the end of the month, multiplied by (ii) the prime rate quoted at the beginning of the quarter by the Wall Street Journal. The Committee may, in its sole discretion, establish a different interest rate or deemed investment index for the Investment Accounts on a prospective basis. Amounts distributed from Investment Accounts shall be distributed in cash.

4.4 Company Stock Account. Amounts credited to a Participant’s Company Stock Account shall be denominated in whole and fractional Stock Units in accordance with the following rules.

4.4.1 Initial Amounts Credited. Where an amount being deferred is denominated in Stock Units, such as an award of Restricted Stock Units, the number of Stock Units credited to the Company Stock Account shall be based on the portion of such award that is deferred. For any amount to be credited to the Company Stock Account that is initially denominated in cash, including any deferral of Base Salary or Performance-Based Compensation, any Matching Contributions or any Discretionary Employer Contributions awarded in a cash amount, the dollar amount credited to the Company Stock Account shall be converted to a number of whole and fractional Stock Units as of the last business day of the calendar quarter in which such amount is credited to the Company Stock Account based on the average Fair Market Value of the Common Stock for such calendar quarter.

4.4.2 Reallocations from Investment Account. Notwithstanding any provision herein to the contrary, a Participant may elect to have all or a portion of his or her Investment Account reallocated to a Company Stock Account. Such an election may be made once per calendar quarter within the ten (10) day period following the public release of the Company’s financial results for the quarter for which the election is made and is irrevocable once made. If such an election is made, the cash value to be reallocated to the Participant’s Company Stock Account shall be converted to a number of whole and fractional Stock Units based on the Fair Market Value of the Common Stock as of the effective date of such reallocation.

4.4.3 Dividend Equivalents. Company Stock Accounts shall not be adjusted or credited with additional amounts for cash dividends paid on Common Stock.

4.4.4 Adjustments. The number of Stock Units credited to a Participant’s Company Stock Account is subject to adjustment as provided in Section 8.3.2.

4.5 Vesting. A Participant is 100% vested in Base Salary and Performance-Based Compensation deferred to the Plan and Matching Contributions. Employer Discretionary Contributions, Performance-Based Stock, and Restricted Stock Units shall be subject to any vesting or other restrictions imposed by the Committee as specified in the notice of award.

Section 5

Distributions

5.1. Specified Date. A Participant may elect, at the time of a Deferral Election, to have Base Salary, Performance-Based Compensation, Performance-Based Stock, and Restricted Stock Units subject to the Deferral Election distributed in a single lump sum payment on a specific date, and for Performance-Based Stock, Restricted Stock Units or Discretionary Contributions that include a vesting schedule, after the last applicable vesting date. Such an election will apply to any Matching Contributions related to the Base Salary or Performance Based Compensation deferred. The Committee may establish a latest permitted specified date (such as the date the Participant attains an age specified by the Committee). Such an election shall state whether the specified date will be effective without regard to any earlier Distribution Event under Section 5.2. A Participant may elect to change the time of payment only if (i) the election is made at least twelve (12) months before the date the distribution would otherwise occur, (ii) the election shall not take effect until at least twelve months after the date the election is made, and (ii) the effect of the election is to defer commencement of such payment by at least five (5) years.

5.2. Distribution Events. Amounts credited to an Account shall be distributed on the earliest to occur of the following (each a “Distribution Event”):

(a) The date elected by the Participant pursuant to Section 5.1 (subject to any election to disregard an earlier Distribution Event);

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(b) the Participant’s death;

(c) the Participant’s Disability;

(d) the Participant’s Separation from Service; or

(e) a Change of Control.

5.3 Additional Rules for Distribution Events. If distribution of an Account is due as a result of a Distribution Event, other than the Separation from Service of a Specified Employee, such payment will be made as soon as practicable, but no later than seventy-five (75) days after the applicable Distribution Event. If payment is due as a result of a Separation from Service and the Participant is a Specified Employee, distribution will occur on the earlier of (i) first day of the seventh month following the Participant’s Separation from Service, or (ii) the date of the Participant’s death.

5.4 Unforeseeable Emergency. A Participant may request a distribution of vested amounts from his or her Account in the event the Participant has an Unforeseeable Emergency. A Participant who receives a distribution due to an Unforeseeable Emergency shall have any Deferral Election for the Plan Year in which the distribution is received cancelled for the remainder of the Plan Year. The amount distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Committee may establish guidelines and procedures for implementing withdrawals. An application shall be written, be signed by the Participant and include a statement of facts causing the Unforeseeable Emergency and any other facts required by the Committee. The withdrawal amount and date shall be fixed by the Committee. The Committee may require a minimum advance notice and may limit the amount, time and frequency of withdrawals. The foregoing shall be construed in a manner consistent with Section 409A.

5.5 Form of Payment. Payment from a Participant’s Account shall be made in the form of cash or shares of Common Stock in accordance with the following rules.

5.5.1 Investment Account. Amounts payable from a Participant’s Investment Account shall be payable in cash.

5.5.2 Company Stock Account. Unless otherwise determined by the Committee, amounts payable from a Participant’s Company Stock Account shall be payable in the form of one share of Common Stock for each whole Stock Unit then payable, with cash payable for each fractional Stock Unit based on the Fair Market Value of the Common Stock as of the applicable distribution date. For payment of amounts attributable to a Restricted Stock Unit originally granted under the Stock Plan, the shares payable shall come from the Stock Plan’s share pool. All other shares of Common Stock payable from a Participant’s Company Stock Account shall come from the share pool for this Plan as provided in Section 8.3.

5.6 Beneficiary Designation. If distribution of an Account is due as a result of the Participant’s death, the Participant’s Account(s) will be distributed to the Participant’s designated beneficiary, designated in accordance with rules and procedures adopted by the Committee for beneficiary designations. If a Participant dies without designating a beneficiary or the designated beneficiary does not survive the Participant, then the Participant’s Account(s) shall be distributed to the Participant’s surviving spouse, or, if none, to the Participant’s surviving children, or, if none, to the Participant’s surviving grandchildren, or, if none, to the Participant’s surviving parents, or, if none, to the Participant’s surviving siblings, or, if none, to the Participant’s estate.

Section 6

Amendment; Termination

The Plan may be amended or terminated at any time through action by the Board or by the Committee; provided, however, that no amendment or termination of the Plan will reduce the amount actually credited to a Participant’s Account as of the date of the amendment or termination or further defer the due dates for the payment of Accounts. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Committee, required by applicable law or required by applicable stock exchange listing requirements. Notwithstanding any provision of the Plan to the contrary but only to the extent permitted by Section 409A, in connection with any termination of the Plan the Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date

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determined by the Committee or to otherwise accelerate the payment of all Accounts in such manner as the Committee determines in its discretion.

Section 7

Claims Procedure

7.1. Initial Claim. Any person (“Claimant”) claiming a benefit or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Committee. The Committee may, in its discretion and at any stage of the claims process, hold one or more hearings. The Claimant may, at the Claimant’s own expense, have an attorney or other representative act on the Claimant’s behalf; provided that a written authorization is presented to the Committee.

7.2. Timing of Initial Decision. Within 90 days after the Claimant delivers the claim (45 days in the case of a claim based upon Disability), the Claimant will receive either: (a) a decision; or (b) a notice for extension describing special circumstances requiring additional time to process the claim (up to 180 days from the day the Claimant delivered the claim or, in the case of a claim based upon Disability, up to two 30-day extensions for a total maximum processing time of 105 days from the day the Claimant delivered the claim). Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision.

7.3. Content of Initial Decision. If the Claimant’s claim is denied in whole or in part, the Claimant will receive a written notice specifying: (a) the reasons for the denial; (b) the Plan provisions on which the denial is based; (c) any additional information needed from the Claimant in connection with the claim and the reason such information is needed; and (d) an explanation of the claims review procedure and the applicable time limits, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal. The time limits for making a decision on the Claimant’s claim will be frozen until any necessary additional information is received by the Committee.

7.4. Appeal. To appeal a benefit claim decision, the Claimant must deliver the Claimant’s written request for review to the Committee within 60 days (180 days for the denial of a claim based upon Disability) of the date the Claimant received the initial claim denial. The Claimant’s written request for review may (but is not required to) include issues, comments, documents, and other records the Claimant wants considered in the review. All the information the Claimant submits will be taken into account on appeal, even if it was not reviewed as part of the initial decision. The Claimant may ask to examine or receive free copies of all pertinent Plan documents, records, and other information relevant to the Claimant’s claim by asking the Committee. If the Claimant fails to deliver the written request for review to the Committee within 60 days (180 days for a Disability claim) of the date the Claimant received the initial claim denial, the Claimant shall forever forfeit his or her right to appeal the claim either to the Committee or to a court.

7.5. Timing of Decision Upon Appeal. Within 60 days (45 days for a claim based upon Disability) after the Claimant delivers the request for review, the Claimant will receive either: (a) a decision; or (b) a notice for extension describing special circumstances requiring additional time to process the Claimant’s claim (up to 120 days from the day the Claimant delivered the request for review or, in the case of a claim based upon Disability, up to 90 days from the day the Claimant delivered the request for review). Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision on appeal.

7.6. Content of Decision Upon Appeal. The decision on the Claimant’s appeal will be in writing and will specify: (a) the reasons for the decision; (b) the Plan provisions on which the decision is based; and (c) any documents, records, or other information relevant to the Claimant’s claim.

7.7. Final Decision. All decisions on appeal are final and binding on all parties. No legal action may be brought more than one year following a final decision on the claim under these claims procedures. The one-year statute of limitations on suits applies in any forum where a Claimant initiates such suit or legal action. If a civil action is not filed within this period, the Claimant’s claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it. A Claimant’s authorized representative may act on the Claimant’s behalf in pursuing a claim or appeal of an adverse benefit determination.

2021 Proxy Statement    A-9

Appendix A

Section 8

General Provisions

8.1. Compliance with Section 409A. The Plan is intended to comply with Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with its intent. Notwithstanding any provision of this Plan to the contrary, in the event that the Committee determines in good faith that any amounts payable under this Plan may not be either exempt from, or compliant with, Section 409A, the Committee shall adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the amounts payable hereunder, to preserve the economic benefits of such amounts, and/or to avoid less favorable accounting or tax consequences for the Participating Employers and/or (ii) to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of additional taxes thereunder; provided, however, that this Section 8.1 does not, and shall not be construed so as to, create any obligation on the part of any Participating Employer to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

8.2 Withholding. Amounts due for FICA taxes and other similar taxes on Base Salary, Performance-Based Compensation and Matching Contributions will be withheld from the Participant’s remaining compensation. The Company or Participating Employer, as the case may be, shall have the right to deduct from payments of any kind otherwise due to the Participant any federal, state, or local taxes of any kind required by law to be withheld as a result of (i) vesting in Restricted Stock Units or Discretionary Employer Contributions, (ii) issuance of shares of Common Stock, or (iii) any other event. Withholding of amounts with respect to a Participant’s Company Stock Account may be effected by withholding a number of the Stock Units credited to such Company Stock Account, based on the Fair Market Value of the Common Stock as of the applicable tax date, at statutory minimum rates.

8.3 Stock Subject to the Plan.

8.3.1 Share Pool. The shares of Common Stock that shall be made available for purposes of satisfying the obligations of the Company under the Plan shall be both (i) shares that are reserved and available for grant or award under the Plan in the sum of (A) 6,000,000 shares plus (B) upon approval by the Company’s shareholders at the 2021 annual meeting of shareholders, 1,500,000 shares, all subject to adjustment as provided below, and (ii) the shares of Common Stock authorized and approved under the Stock Plan. For purposes of counting shares of Common Stock available under this Section 8.3.1 for distribution from Company Stock Accounts, the number of shares covered by Stock Units credited to such Company Stock Accounts shall be counted on the date the Stock Units are credited to a Company Stock Account. The Company shall keep separate sub-accounts to determine which applicable share pool the Stock Units shall be settled from.

8.3.2 Adjustments. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee shall equitably adjust (i) the number of shares available under the Plan as provided in Section 8.3.1 above and (ii) the Stock Units credited to the Company Stock Account of each Participant. Adjustments under this Section 8.3.1 shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive.

8.4 Attorneys’ Fees. If a suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys’ fees at trial and on any court appeal.

8.5. Notices. Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first-class mail postage prepaid. Mail shall be directed to the Company at the address stated in this Plan, to the Participant’s last known home address shown in the Company’s records, or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Committee shall be sent to the Company’s address.

8.6. Nontransferability. The rights of a Participant under this Plan are personal. No interest of a Participant or one claiming through a Participant may be directly or indirectly assigned, alienated, pledged, transferred, or

A-10     www.hecla-mining.com

Appendix A

encumbered and no such interest shall be subject to seizure by legal process, attachment, garnishment, execution following judgment or in any other way subjected to the claims of any creditor. The foregoing limitation precludes, among other things, a Participant who is getting (or has gotten) a divorce from transferring any portion of his or her interest under this Plan to his or her spouse or ex-spouse (except by naming the spouse or ex-spouse as a Beneficiary).

8.7. Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and any Employee or other person, nor shall anything herein contained be deemed to give any Employee or other person any right to be retained in the Company’s employ or in any way limit or restrict the Company’s right or power to discharge any Employee or other person at any time and to treat him without regard to the effect which such treatment might have upon the Employee as a Participant in the Plan.

8.8. Successors. Amounts payable under this Plan shall be an obligation of the Employer and successors of the Employer and shall constitute mere unfunded, unsecured promises by the Employer to pay cash compensation to the Participants. The Company and its affiliates that constitute the Employer shall be jointly and severally liable for benefit payments to Participants under this Plan. In the event a Participant’s employer becomes insolvent, a Participant may bring a claim for benefits under this Plan against the Company or any affiliate of the Company that is an Employer under this Plan.

8.9. Incompetence. The Committee may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person’s best interest to make payments to others for the benefit of the person entitled to payment. In that event, the Committee may in its discretion direct those payments to be made as follows:

(a) To a parent or spouse or a child of legal age;

(b) To a legal guardian; or

(c) To one furnishing maintenance, support, or hospitalization.

8.10. Governing Law. Except to the extent that federal law is controlling the Plan shall be construed and entered in accordance with and governed by the laws of the State of Delaware. Invalidation of any one of the provisions of the Plan for any reason shall in no way affect the other provisions hereof, and all such other provisions shall remain in full force and effect.

8.11. Unsecured General Creditor. Any amount allocated to a Participant’s Account balance under this Plan shall be an unfunded, unsecured promise of the Employer to make payments in the future. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer or any affiliate thereof. Any and all of the Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. One or more of the entities constituting the Employer may choose (but are not required) to contribute assets to a rabbi trust, the assets of which will be subject to the claims of such entity’s creditors in the event of insolvency. The Employer may, but shall not be required to, establish a reserve of assets to provide funds for payments under this Plan. Establishing a reserve or rabbi trust shall have no effect on the operation of this Plan or upon the status of Participants as unsecured general creditors of the Employer. Rights to payments will not be limited to assets held in any reserve or rabbi trust.

8.12. Effective Date. This amended and restated Plan shall be effective December 1, 2015.

8.13. Clawback. All awards and any amounts or benefits received or outstanding under the Plan shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time, including the requirements of (i) Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements. By participating in the Plan, the participant shall be deemed to have acknowledged and consented to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the participant, whether adopted prior to or following the participant’s

2021 Proxy Statement    A-11

Appendix A

commencement of participation in the Plan, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

HECLA MINING COMPANY

By:
Phillips S. Baker, Jr. President & CEO

Date Signed: May 19, 2021

A-12     www.hecla-mining.com

Exhibit A

Participating Employers

Hecla Mining Company

Hecla Greens Creek Mining Company

Hecla Limited

Rio Grande Silver, Inc.

Hecla Silver Valley, Inc.

Minera Hecla S.A. de C.V.

Klondex Gold & Silver Mining Company

2021 Proxy Statement    A-13

APPENDIX B

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

The non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	December 31, 2020
Cash provided (used) by operating activities[2]	$180,793
Less: Additions to properties, plants, equipment and mineral interests	(91,016)

Free cash flow	$89,777

Reconciliation of Mine Site Cash Provided by Operating Activities (GAAP) to Mine Site Operating Cash Flow Less Capital (non-GAAP)

The non-GAAP measure of mine site operating cash flow less capital, which is a performance measure for our LTIP, is calculated as mine site cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, mine site operating cash flow less capital is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	December 31, 2020
Mine site cash provided by operating activities	$573,583
Less: Additions to properties, plants equipment and mineral interests	(368,503)

Mine site operating cash flow less capital	$205,080

Reconciliation of Net Loss (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is calculated as net loss before the following items: interest expense, income tax benefit provision, and depreciation, depletion, and amortization expense. Management believes that, when presented in conjunction with comparable GAAP measures, EBITDA is useful to investors in evaluating our operating performance. The table below presents reconciliations between the GAAP measure of net loss to the non-GAAP measure EBITDA for the years ended December 31, 2020, 2019 and 2018 (in thousands).

	Year ended December 31,
	2020	2019	2018
Net (loss) income (GAAP)	$(16,790)	$(99,557)	$(26,563)
Interest expense, net of amount capitalized	49,569	48,447	40,944
Income tax (benefit) provision	(135)	(24,101)	(6,701)
Depreciation, depletion, and amortization	164,026	204,475	140,905
EBITDA	$196,940	$129,264	$148,585

2021 Proxy Statement    B-1

Appendix B

Reconciliation of Net Loss (GAAP) to Adjusted EBITDA Less Capital (non-GAAP)

The non-GAAP measure of EBITDA less capital for use in STIP performance measurement is calculated as net loss before the following items: interest expense, income tax benefit, depreciation, depletion, and amortization expense, acquisition costs, loss (gain) on disposition of properties, plants, equipment and mineral interests, suspension costs, foreign exchange loss (gain), unrealized loss (gain) on derivative contracts, provisional price (gains) losses, provisions for closed operations expense, stock-based compensation, unrealized losses on investments, interest and other income/expense, gain on sale of investments (“adjusted EBITDA”) less capital expenditures at our operations.

The following table reconciles net loss to adjusted EBITDA less capital (in thousands):

	Year Ended December 31,
	2020	2019
Net loss	$(16,790)	$(99,557)
Plus: Interest expense, net of amount capitalized	49,569	48,447
Plus: Income taxes	(135)	(24,101)
Plus: Depreciation, depletion and amortization	164,026	204,475
EBITDA	196,940	129,264
Less: Depreciation, depletion and amortization not at operating mines	(6,896)	(4,957)
Plus: Acquisition costs	20	645
Plus: Ramp-up and Suspension costs	24,911	12,051
Plus/less: Loss (gain) on disposition of properties, plants, equipment and mineral interests	572	4,643
Plus/less: Foreign exchange loss (gain)	4,605	8,236
Plus/less: Unrealized losses (gains) on derivative contracts	5,578	5,613
Less/plus: Provisional price (gains) losses	(8,008)	(597)
Plus: Provision for closed operations and environmental matters	6,189	6,914
Plus: Stock-based compensation	6,458	5,668
Less/plus: Unrealized (gains) losses on investments	(10,268)	2,389
Foundation grant	1,970	0
Plus: Other	2,256	3,506
Adjusted EBITDA	224,327	173,375
Less: capital expenditures at operating mines	(99,939)	(128,169)
Adjusted EBITDA less capital	$124,388	$49,552

B-2     www.hecla-mining.com

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 18, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 17, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HL2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. HECLA MINING COMPANY 6500 N. MINERAL DRIVE SUITE 200 COEUR D'ALENE, ID 83815 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D43825-P54096 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HECLA MINING COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2, 3 AND 4. 1. ELECTION OF CLASS II DIRECTORS Nominees: For Against Abstain 1a. Stephen F. Ralbovsky 1b. Catherine J. Boggs 2. Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2021. 3. Approval, on an advisory basis, of executive compensation. 4. Approval of Amendment to the Hecla Mining Company Key Employee Deferred Compensation Plan. 5. In the proxies' discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof. This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the two nominees for Director and FOR the approval of Proposals 2, 3 and 4. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NOTE: The Proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s). Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D43826-P54096 HECLA MINING COMPANY ANNUAL MEETING OF SHAREHOLDERS May 19, 2021 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2, 3 AND 4 The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company's Annual Meeting of Shareholders on May 19, 2021, held virtually at www.virtualshareholdermeeting.com/HL2021, and any adjournments or postponements thereof, and there to vote the undersigned's shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned. This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the two nominees for Director and FOR the approval of Proposals 2, 3 and 4. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side